UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Carlyle Group Inc.
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CARLYLE

Annual Meeting *of* Shareholders

PROXY STATEMENT 2023

Our Global Reach

SAN FRANCISCO	BOSTON	LUXEMBOURG	MUMBAI	HONG KONG
MENLO PARK	NEW YORK	PARIS	BEIJING	SINGAPORE
LOS ANGELES	LIMA	MUNICH	TOKYO	SYDNEY
WASHINGTON, DC	AMSTERDAM	MILAN	SEOUL
ATLANTA	DUBLIN	BARCELONA	SHANGHAI
MIAMI	LONDON	ABU DHABI

29	2,100	543
offices across 5 continents	professionals worldwide	investment vehicles

The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW, Washington, DC 20004
Notice of 2023 Annual Meeting of Shareholders
ITEMS OF BUSINESS
•ITEM 1. Election to our Board of Directors of four Class III director nominees named in the attached Proxy Statement for a three-year term
•ITEM 2. Ratification of Ernst & Young LLP (“Ernst & Young”) as Independent Registered Public Accounting Firm for 2023
•ITEM 3. Management Proposal to Reorganize the Board of Directors into One Class
•ITEM 4. Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
•ITEM 5. Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)
•ITEM 6. Shareholder Proposal to Implement a Simple Majority Vote Requirement in Our Governing Documents
•Transaction of such other business as may properly come before our 2023 Annual Meeting of Shareholders

DATE & TIME	9:00 a.m. EDT
Tuesday, May 30, 2023

ACCESS	Our Annual Meeting can be accessed virtually at:
www.virtualshareholdermeeting.com/CG2023

RECORD DATE	April 3, 2023
Your vote is important to us. Please exercise your shareholder right to vote.
By Order of the Board of Directors,

/s/ Anne K. Frederick

Anne K. Frederick
Corporate Secretary
April 12, 2023

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on Tuesday, May 30, 2023. Our Proxy Statement and 2022 Annual Report to Shareholders are available at www.proxyvote.com. On or about April 12, 2023, we will distribute the proxy materials and send to certain of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice includes instructions on how to access our Proxy Statement and 2022 Annual Report to Shareholders and vote online. For more information, see Frequently Asked Questions.

This proxy may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our dividend policy, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 9, 2023, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Dear Shareholders,
We are pleased to invite you to the 2023 Annual Meeting of Shareholders of The Carlyle Group Inc., to be held virtually on Tuesday, May 30, 2023. Our proxy materials include a notice setting forth the items we expect to address during the meeting, our Proxy Statement, a form of proxy and a copy of our 2022 Annual Report to Shareholders. Your vote and representation are important to us. Even if you are unable to attend the meeting, we hope you will exercise your vote.
Included in our Annual Report is our 2022 Letter to Shareholders, where Bill Conway and I discuss the firm’s strong financial performance despite extraordinary geopolitical and economic challenges, and our continued progress against our growth objectives to drive long-term shareholder value.
As a reference for the meeting, 2022 performance information can be found in our Annual Report to Shareholders, and on Carlyle’s Investor Relations website https://ir.carlyle.com.
Thank you for your continued support of Carlyle and I look forward to engaging with our shareholders during our Annual Meeting.
/s/ Harvey M. Schwartz
HARVEY M. SCHWARTZ
Chief Executive Officer and Director
April 12, 2023

CARLYLE Proxy Statement 2023	1

LETTER FROM OUR BOARD OF DIRECTORS

Dear Fellow Shareholders,
It is my pleasure to write to you on behalf of the Board of Directors.
As discussed in detail in our 2022 Annual Report, Carlyle delivered strong financial results in 2022 amidst a challenging economic and geopolitical backdrop. We also continued to grow and diversify our business. Our global team of over 2,100 professionals remained focused and dedicated despite the challenges in the market to deliver attractive results for our stakeholders.
The Board’s top priority during the second half of 2022 was the recruitment of a new Chief Executive Officer. Our search successfully concluded early this year when the Board and Carlyle announced Harvey Schwartz as Chief Executive Officer and a member of the Board. The Board’s comprehensive search began with a detailed specification identifying the most important aspects of the Chief Executive Officer role and defining the key attributes and professional experience that we were looking for in a leader. A search committee met weekly with our executive search consultants to review an extensive list of highly qualified prospective leaders. We narrowed this group and interviewed and evaluated a short list of exceptional candidates, considering our desired specifications and attributes.
Mr. Schwartz was the unanimous choice of the search committee and the entire Board of Directors. We are thrilled to have the benefit of Mr. Schwartz’s dynamic energy, team-oriented track record and financial expertise to lead our people and drive our strategy. He brings extensive experience leading and growing a wide range of complex global businesses through challenging times, and he demonstrated a strong conviction in the strength of Carlyle’s brand and culture. We expect that his background as a seasoned operator and proven ability to attract and develop high performing talent will help Carlyle identify and capture opportunities across market environments.
Another key priority for the Board in 2022 was continuing to enhance our corporate governance practices on behalf of our stakeholders. Since our initial public offering in 2012, Carlyle has been on an evolving journey to improve our governance profile. We began as a publicly traded partnership where our limited partners could not vote for directors and then became a controlled corporation where insiders held a majority of the voting power. Today, Carlyle is a corporation with more than half of our shares owned by the public, a majority-independent Board and fully independent Audit, Compensation and Nominating and Corporate Governance committees. Under the leadership of the Board, Carlyle was a first mover among our main peers to give full pro rata voting rights to our shareholders. In 2020, Carlyle became the first U.S.-based alternative asset management firm to convert to a one share, one vote structure, providing shareholders with a

2	CARLYLE Proxy Statement 2023

Letter from Our Board of Directors

simple and transparent corporate structure and further aligning our interests with shareholders. During 2022, we fully completed our transition away from being a “controlled company” within the meaning of the Nasdaq corporate governance standards.
We have backed up our commitment to governance with action—at last year’s Annual Meeting, we supported a shareholder proposal to declassify our Board of Directors and at this year’s Annual Meeting, we are recommending that shareholders vote in favor of a proposal to change the company’s certificate of incorporation to implement the declassified Board structure. If approved, our shareholders will have the ability to elect directors to one-year terms, which will increase our accountability to shareholders. The Board is proud of the progress we have made and remains steadfast in our focus on continuing to improve our corporate governance practices over time.
The Board also has focused on Board refreshment and increasing the number of independent directors on the Board. During the past two years, we have added three new independent directors. In 2021, Derica Rice, a veteran healthcare executive, joined the Board, and in 2022, Linda Filler, a skilled retail executive, and Mark Ordan, a seasoned executive in several industries, both joined the Board. Harvey Schwartz also recently joined the Board in addition to his role as Chief Executive Officer. These efforts have reshaped our Board to be more independent and inclusive. We remain committed to ensuring our directors represent diverse perspectives, skill sets and backgrounds and we have a near-term focus on adding diverse directors to the Board.
During 2023, we look forward to working with Mr. Schwartz and the rest of the management team to build on our momentum to create value for the benefit of our stakeholders.
On behalf of the Board, we thank you for your commitment to Carlyle.
/s/ Lawton W. Fitt
LAWTON W. FITT
Lead Independent Director
April 12, 2023

CARLYLE Proxy Statement 2023	3

Voting Roadmap

	BOARD RECOMMENDATION	PAGE

ITEM 1. Election to our Board of Directors of four Class III director nominees named in the accompanying Proxy Statement for a three-year term	FOR each director	11

ITEM 2. Ratification of Ernst & Young as Independent Registered Public Accounting Firm for 2023	FOR	31

ITEM 3. Management Proposal to Reorganize the Board of Directors into One Class	FOR	36

ITEM 4. Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan	FOR	38

ITEM 5. Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	FOR	45

ITEM 6. Shareholder Proposal to Implement a Simple Majority Vote Requirement in Our Governing Documents	FOR	82

4	CARLYLE Proxy Statement 2023

Executive Summary
2022 Financial Highlights

$1.6 Billion	$1.9 Billion	$34.8 Billion
In Income Before Provision for Income Taxes, reflecting an income before provision for income taxes margin of 35%	In Distributable Earnings*	In Invested Capital (carry funds), a record level of deployment

$373 Billion	$29.9 Billion	$1 Billion
In Assets Under Management, up 24% year over year	In Fundraising	of Net Realized Performance Revenues*
*    For a reconciliation of non-GAAP measures to the corresponding GAAP measures, please see Appendix A: Reconciliation of Non-GAAP Measures.

CARLYLE Proxy Statement 2023	5

Executive Summary
Continued Growth
Delivering results in a volatile market
We delivered strong full year results in 2022 throughout a challenging and dynamic market environment. Our growth in 2022 was driven by the completion of several strategic transactions in combination with fundraising efforts for our large and scaled investment strategies. We generated $1.6 billion in income before provision for taxes in 2022, and saw a 40% increase in Fee Related Earnings (“FRE”) from $598 million in 2021 to $834 million in 2022. Our full-year FRE margin of 36% in 2022 increased from 33% in 2021.
Our total assets under management (“AUM”) grew 24% during the year to $373 billion, and fee-earning assets under management (“FEAUM”) increased 38% to $267 billion, reflecting fundraising of $29.9 billion, appreciation of 11% in our traditional carry funds, as well as the impact on capital formation of the following strategic transactions during the year:
•In March 2022, we acquired the management contracts related to a portfolio of assets primarily comprised of U.S. and European CLOs as well as other assets across private credit from CBAM Partners LLC (“CBAM”), totaling $15 billion in assets under management, which were integrated into our Global Credit platform.
•In April 2022, we entered into a strategic advisory services agreement with certain subsidiaries of Fortitude to provide certain services, including business development and growth, transaction origination and execution, and capital management services. As of December 31, 2022, we had $46 billion of Perpetual Capital associated with the agreement, on which we earn a recurring management fee.
•In August 2022, we acquired Abingworth, a life sciences investment firm, to expand our healthcare investment platform with the addition of nearly $2 billion in assets under management and a specialized team of over 20 investment professionals and advisors.
Our three global business segments continued to drive attractive results for our stakeholders throughout 2022 and we believe are well-positioned to capitalize on what we expect will be an improved investment environment in 2023.
•Our Global Private Equity (“GPE”) segment managed AUM of $163 billion at year-end 2022, and FRE of $541 million in 2022 increased 34% from 2021. Our investment teams again delivered attractive appreciation in 2022, with our Real Estate funds appreciating 16%, Infrastructure & Natural Resource funds appreciating a robust 48%, and Corporate Private Equity funds up 6%. This strong investment performance helped net accrued carry in Global Private Equity increase to $3.5 billion at year end even after more than $900 million of net carry realizations. We invested capital of $19.9 billion and realized proceeds of $22.5 billion in GPE during 2022.
•Our Global Credit segment grew to $146 billion in AUM, an increase of 99% one year ago, driven by both organic capital raising activity as well as the positive impact from the CBAM acquisition and Fortitude transaction. This helped drive FRE to more than double to $225 million. We raised $15 billion in new capital in Global Credit in 2022, and we expect to have an active year fundraising for additional strategies in 2023, which should position Global Credit for further growth. In addition, we remain focused on helping Fortitude evaluate new growth opportunities, from which we would benefit in incremental advisory revenues.
•Global Investment Solutions segment AUM of $63 billion decreased 3% from one year ago as realizations and negative foreign exchange activity more than offset 6% appreciation and fundraising across the platform. Fee Related Earnings of $69 million in 2022 was lower than 2021, but we expect to see growth later in 2023 as we begin raising capital for our flagship co-investment and secondaries strategies. In addition, with $374 million in net accrued carry and strong fund performance, realized net performance related revenues are poised to increase over time. As fund investors’ need for liquidity persists, we are well positioned to capitalize on this trend through our secondaries and co-investments business and expect to find numerous opportunities to invest in 2023 and beyond.
We enter 2023 in a strong capital position with $1.4 billion in cash, $2.4 billion in firm investments, and $4 billion of net accrued carry on our balance sheet—in total over $20 per share. Overall, 2022 was a solid year across most financial metrics for Carlyle, and we are confident that we will build on our momentum to bolster the firm’s position and create value for our investors and shareholders.

6	CARLYLE Proxy Statement 2023

Executive Summary
ESG and DEI Highlights
Our focus on building the firm includes investment and leadership in Environmental, Social and Governance (“ESG”) capabilities and Diversity, Equity and Inclusion (“DEI”), which are increasingly required to drive returns and meet the demands of our fund investors and shareholders. ESG and DEI are embedded in everything we do—it is not a single product or strategy, but a mindset that permeates our culture and investment ethos. We believe that creating value for investors requires diverse and inclusive teams that examine ideas from every angle and make better decisions, and we are committed to work to incorporate ESG and DEI into everything we do. In 2022, we made measurable progress in advancing ESG and DEI across our firm, our investments, and our community, including:

more than
250	$24 Trillion	$23 Billion
GPs and LPs have signed on to participate in the ESG Data Convergence Initiative	in AUM represented by the ESG Data Convergence Initiative participants	in ESG linked financings across our funds and portfolio companies in 2022 more than
300
portfolio company board seats have been filled with diverse directors since January 1, 2020

Five
Launched the DEI Leadership network,

a coalition of CEOs within our portfolio, to share DEI best practices, learn from one another’s experiences, and provide tools and strategies to lead with DEI at the forefront years straight of carbon neutrality as a firm
1Representation data as of January 1, 2023. Hire data from January 1 through December 31, 2022.
2Ethnically diverse definition: Asian, Black, Hispanic or Latinx, Native Hawaiian / Pacific Islander, American Indian / Alaskan Native, Two or More Races.
3Carlyle-controlled companies acquired since 2016 as of December 31, 2022 compared to Year 1 ESG Data Convergence Initiative data report released November 4, 2022.

CARLYLE Proxy Statement 2023	7

Executive Summary
Looking Ahead in Advancing ESG and DEI
Environmental, Social and Governance
We are committed to the principle that building a better business means investing responsibly and engaging in the communities where we work and invest. As a responsible global organization dedicated to driving value by seeking to serve its stakeholders, Carlyle has made it a priority to invest in a framework and the necessary resources for understanding, monitoring and managing ESG risks and opportunities across our portfolio. We believe ESG provides an additional lens to help us assess and mitigate risks, and identify and capitalize on potential opportunities.
We continue to improve and accelerate our core ESG integration through better measurement and tracking of ESG performance across our investments. The growing momentum and investor interest in our ESG Data Convergence Initiative has led us to consider expanding this venture into other asset classes, such as credit; determine how we can best include other key stakeholders, such as consultants and advisors; and incorporate additional key performance indicators in our next round of reporting, including metrics on climate, employees, or material ESG factors by sector.
In line with our publicly-stated climate goals, we will also continue to partner with portfolio companies to help them set and achieve Paris-aligned climate targets where relevant.
Diversity, Equity and Inclusion
We are taking action to advance DEI across our spheres of influence because we know that leveraging the unique perspectives and backgrounds of talented people helps us make better decisions, and in turn, deliver better results. Evidence from our portfolio makes this clear. As we ignite action at Carlyle—both in our investments and the broader business community—we are making near-term progress and laying the foundation for even greater impact in the future.
As DEI continues to be a vital component of successful organizations, we are committed to delivering on the value creation, innovation, and competitive advantage that diversity brings. We are proud of our progress and remain committed to the work ahead. We will further empower our people, our portfolio companies, and the broader community to advance DEI and drive performance.

8	CARLYLE Proxy Statement 2023

Executive Summary
Corporate Governance Highlights
On February 6, 2023, we announced the appointment of Harvey M. Schwartz as our Chief Executive Officer and a member of our Board of Directors, effective February 15, 2023. In addition, during the previous two years, we appointed three new independent directors to the Board, Linda H. Filler and Mark S. Ordan in 2022 and Derica W. Rice in 2021. This increase in the number of independent directors on our Board reflects Carlyle’s continuing commitment to enhancing our corporate governance.
Active Board Refreshment
In seeking new members of the Board of Directors, we focus on experience and demonstrated success in areas relevant to Carlyle’s business and strategy, diverse perspectives and anticipated contribution to the Board’s effective oversight of our leadership team.
Carlyle has adopted policies and practices that are designed to ensure compliance with the rules and regulations of the U.S. Securities and Exchange Commission, the listing requirements of The Nasdaq Global Select Market, and applicable corporate governance requirements.
Key corporate governance practices include:
•Our Board advises management and provides oversight of the firm’s business and affairs
•Our Board is diverse in terms of gender, ethnicity, experience, perspective and skills
•The Board has a strong Lead Independent Director, Lawton Fitt, who works closely with the independent directors to provide objective oversight of our business and facilitates communication with the Board, the identification of matters for consideration by the Board and management, and the formulation of appropriate guidance to be provided by the independent directors to our leadership team
•The independent members of the Board meet in executive session regularly without the presence of management. The Board’s Lead Independent Director presided over these executive sessions in 2022
•The Nominating and Corporate Governance Committee leads the annual Board, Committee and director assessments
•While our Board currently is classified, we intend to introduce a management proposal at this year’s Annual Meeting to reorganize the Board into one class
•Our executive officers and heads of business segments are subject to an Incentive Compensation Clawback Policy
•Our directors and executive officers are required to hold shares of our common stock with a minimum value determined based on their respective position
•We prohibit short sales and derivative transactions in our equity and hedging our stock, and generally prohibit pledging our stock
•The full Board focuses on succession planning
•On an ongoing basis, the Board, led by the Nominating and Corporate Governance Committee, considers the composition of the Board as a whole, and seeks to identify potential directors who have the necessary skills, experience and personal attributes to advise management and effectively oversee the Company
•The Board receives regular updates on our ESG strategy, including our approach to climate risk and opportunity and DEI
•The Nominating and Corporate Governance Committee, which takes a leadership role in shaping our corporate governance, including our ESG and Impact strategy, has appointed Linda H. Filler as the Board’s ESG and Impact lead, responsible for oversight of the firm’s work in this area

CARLYLE Proxy Statement 2023	9

Executive Summary
Compensation Highlights
Below is a snapshot of the compensation awarded to our named executive officers during 2022 (or in respect of their services for 2022). Our philosophy is to pay for performance and link a substantial portion of compensation to the achievement of financial and other metrics that drive the overall performance of the company.
2022 EXECUTIVE COMPENSATION OVERVIEW

Form	Compensation Element	Description
	BASE SALARY	Fixed salary paid bi-weekly
	ANNUAL CASH PERFORMANCE AWARDS	Bonus paid to certain of our named executive officers based on assessment of overall firm, investment fund and individual performance
	TIME-VESTING RESTRICTED STOCK UNITS	RSUs awarded to certain of our named executive officers that are eligible to vest over 3.5 years
PERFORMANCE-VESTING RESTRICTED STOCK UNITS
Performance-vesting RSU awards to certain of our named executive officers that vest based on achievement of one or more of the following financial performance metrics:
•FRE
•Net Realized Performance Revenues (“NRPR”)
•Fee-Earning Assets Under Management Raised (“FEAUM Raised”)

Payout for these awards capped at 150% if certain stock price conditions are not satisfied

COMPENSATION PRACTICES

WHAT WE DO:	WHAT WE DO NOT DO:

   Align pay with firmwide performance, including through use of time-vesting and performance-vesting RSUs
   Large majority of compensation is variable, and the majority is delivered in equity
   Long-term incentive awards are denominated and settled in equity
   Prohibit short sales and derivative transactions in our equity and hedging of our stock and generally prohibit pledging of our stock
   Regularly engage with current and potential shareholders
   Engage an independent compensation consultant that works directly for our Compensation Committee and does no work for management
   Tie incentive compensation to a clawback policy that covers financial restatements
   Require our executive officers to own a minimum value of shares of our common stock and retain a portion of certain RSU awards for a fixed minimum period following vesting
   Hold an annual Say-on-Pay vote
   Perform an annual compensation risk assessment
   Require achievement of rigorous stock price targets for our new CEO’s stock price and TSR-based RSU award, and require performance at the 60th percentile of relative TSR in order to receive the target payout for 40% of such award (and provide for forfeiture of such portions of such award for performance below the 50th percentile)
   For new equity incentive awards granted since 2022, require a qualifying termination of employment following a change in control of Carlyle in order for any such change in control to trigger accelerated vesting rights
No excise tax “gross-up” payments in the event of a change in control No tax “gross-up” payment in perquisites for named executive officers No dividends paid in cash on unvested equity awards

10	CARLYLE Proxy Statement 2023

Item 1. Election of Class III Directors
Our Board is comprised of twelve directors. A majority our directors are independent, and five are employees or consultants of the firm in addition to serving as directors. Our independent directors are comprised of a diverse group of highly educated professionals with experience in different industries that helps to inform our global investment management business, including banking and finance, healthcare, pharma, real estate, hospitality, consumer products, telecommunications, marketing and education. The directors who are not independent have extensive experience and strong reputations within the global investment management industry.
Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. While our Board currently is classified, we intend to introduce a management proposal at this year’s Annual Meeting to reorganize the Board into one class. See “Item 3. Management Proposal to Reorganize the Board of Directors into One Class” for additional information.
In connection with our conversion from a Delaware limited partnership into a Delaware corporation (the “Conversion”), we entered into stockholder agreements with our founders. These agreements grant each of our founders the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Transactions–Stockholder Agreements” for additional information.
The Board has selected William E. Conway, Jr., Lawton W. Fitt, Mark S. Ordan and Anthony Welters for election as Class III directors. If elected, each Class III director will serve until the annual meeting of shareholders in 2026, and thereafter until their successors are duly elected and qualified, or until such director’s earlier death, resignation or removal.
BOARD RECOMMENDATION

After a review of the individual qualifications and experiences of each of our director nominees and their contributions to our Board, our Board determined unanimously to recommend that shareholders vote “FOR” the four Class III nominees named in this Proxy Statement.

CARLYLE Proxy Statement 2023	11

Corporate Governance
Director Nominees and Continuing Directors
CONTINUING CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2023

WILLIAM E. CONWAY, JR., Co-Founder and Co-Chairman of the Board
Age: Director Since: Committees:	73 2011 None

Mr. Conway is a Co-Founder and Co-Chairman of the Board. Mr. Conway was elected to our Board of Directors effective July 18, 2011. Previously, Mr. Conway served as our Interim Chief Executive Officer, Co-Chief Executive Officer and Chief Investment Officer. Prior to forming Carlyle in 1987, Mr. Conway was the Senior Vice President and Chief Financial Officer of MCI Communications Corporation (“MCI”). Mr. Conway was a Vice President and Treasurer of MCI from 1981 to 1984. Mr. Conway is former Chairman of the Board of Trustees of Johns Hopkins Medicine and a member of the Board of Trustees of the Catholic University of America. He previously served as chairman and/or director of several public and private companies in which Carlyle had significant investment interests. Mr. Conway received his BA from Dartmouth College and his MBA in finance from The University of Chicago Booth School of Business.
Qualifications
Mr. Conway is a co-founder of our firm and has played an integral role in our firm’s successful growth since its founding in 1987. He also has developed a unique and unparalleled understanding of our business.
Skills and Experience
Accounting and Finance; Financial Services; Global Perspective; Senior Executive and Corporate Governance

LAWTON W. FITT, Lead Independent Director
Age: Director Since: Committees:	69 2012 Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee (Chair)

Ms. Fitt is a member of our Board of Directors, and serves as our Lead Independent Director. Ms. Fitt was elected to our Board of Directors effective May 2, 2012. Ms. Fitt is the Chairperson of the Nominating and Corporate Governance Committee, and a member of the Audit and Compensation Committees. Ms. Fitt served as Secretary (CEO) of the Royal Academy of Arts in London from October 2002 to March 2005. Prior to that, Ms. Fitt was a partner with Goldman Sachs & Co. Ms. Fitt is currently a director of Ciena Corporation (where she serves as chair of the Audit Committee) and The Progressive Corporation (where she serves as Chairperson, and serves on the Investment and Capital Committee and as chair of the Nominating and Governance Committee). Ms. Fitt is a former director of Micro Focus International, ARM Holdings PLC, and Thomson Reuters. She is also a trustee or director of several not-for-profit organizations including the Goldman Sachs Foundation. Ms. Fitt earned her AB in history at Brown University and her MBA from the Darden School of the University of Virginia.
Qualifications
Ms. Fitt has an extensive financial background and experience in a distinguished career at Goldman Sachs in the areas of investment banking and risk analysis, including her unique insights into the operation of global capital markets.
Skills and Experience
Accounting and Finance; Financial Services; Global Perspective; Risk Management and Compliance; Senior Executive and Corporate Governance

12	CARLYLE Proxy Statement 2023

Corporate Governance

MARK S. ORDAN, Director
Age: Director Since: Committees:	64 2022 Compensation Committee

Mr. Ordan is a member of our Board of Directors. Mr. Ordan was elected to our Board of Directors effective April 1, 2022, and is a member of the Compensation Committee. Mr. Ordan was appointed as Executive Chair of Pediatrix Medical Group in January 2023 and formerly served as its Chief Executive Officer from July 2020 through December 2022. Prior to joining Pediatrix Medical Group, Mr. Ordan founded and served as Chief Executive Officer of Quality Care Properties after serving as founding Chief Executive Officer of Washington Prime Group. Mr. Ordan has held a number of CEO roles including at Sunrise Senior Living, The Mills Corporation, Balducci’s, and was founder and CEO of Fresh Fields Markets, which he later merged with Whole Foods Markets. Mr. Ordan is the Executive Chair of Pediatrix Medical Group, the Board Chair of the U.S. Chamber of Commerce, and is a board member of The Carlyle Group. Mr. Ordan received his BA from Vassar College, and his MBA from Harvard Business School. He serves on the boards of Vassar College and Holton-Arms School.
Qualifications
Mr. Ordan has extensive leadership experience from serving as the CEO of various companies and resulting in considerable operational knowledge, as well as his prior experience as a director of other public company boards.
Skills and Experience
Branding and Marketing; Government, Public Policy, and Regulatory Affairs; Senior Executive and Corporate Governance; Succession Planning and Human Capital Management

ANTHONY WELTERS, Director
Age: Director Since: Committees:	68 2015 Compensation Committee (Chair); Nominating and Corporate Governance Committee

Mr. Welters is a member of our Board of Directors. Mr. Welters was elected to our Board of Directors effective October 27, 2015, and is the Chairperson of the Compensation Committee, as well as a member of the Nominating and Corporate Governance Committee. He is Founder, Chairman and CEO of CINQ Care Inc., a physician-led, community-based ambulatory care delivery system that delivers whole person care in the home, whenever possible, to Black and Brown communities. He is Executive Chairman of the BlackIvy Group, an organization focused on building and growing commercial enterprises in Sub-Saharan Africa, and Chairman of Somatus, Inc., a value-based kidney care company. Mr. Welters founded AmeriChoice in 1989 and upon acquisition by UnitedHealth Group (UHG) in 2002, joined UHG serving as Senior Adviser to the Office of the CEO, Executive Vice President and Member of the Office of the CEO, retiring in 2016. He currently serves on the public boards of Loews Corporation and Gilead Sciences, Inc. Mr. Welters is Trustee Emeritus of Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of New York University School of Law, Vice Chairman of the Board of New York University, a Trustee of NYU Langone Medical Center, Vice Chair of the John F. Kennedy Center for the Performing Arts and a founding member of the National Museum of African American History and Culture.
Qualifications
Mr. Welters has extensive entrepreneurial and operating expertise, as well as a familiarity with board responsibilities, oversight and control resulting from his significant experience serving on the boards of directors of various public companies.
Skills and Experience
Global Perspective; Senior Executive and Corporate Governance; Succession Planning and Human Capital Management

CARLYLE Proxy Statement 2023	13

Corporate Governance
CONTINUING CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2024

DANIEL A. D’ANIELLO, Co-Founder and Chairman Emeritus
Age: Director Since: Committees:	76 2011 None

Mr. D’Aniello is a Co-Founder and Chairman Emeritus of Carlyle. He has served on our Board of Directors since the Board’s inception on July 18, 2011, serving as Chairman from 2012 until January 1, 2018. Prior to forming Carlyle in 1987, Mr. D’Aniello was the Vice President for Finance and Development at Marriott Corporation for eight years. Before joining Marriott, Mr. D’Aniello was a financial officer at PepsiCo, Inc. and Trans World Airlines. Mr. D'Aniello served in the United States Navy from 1968 through 1971 during which time he was a Distinguished Naval Graduate of Officer Candidate School, Newport R.I.; a Supply Officer (LTJG) aboard the USS Wasp (CVS 18); and in 2016, Mr. D'Aniello was awarded the designation of Lone Sailor by the U.S. Navy Memorial Foundation. Mr. D’Aniello is Chairman of the American Enterprise Institute for Public Research; Co-Chairman of the Institute for Veterans and Military Families; Chairman of the Wolf Trap Foundation of the Performing Arts; an Advisor to the John Templeton Foundation; a founding Trustee of the Lumen Institute; and a Lifetime Member of the Board of Trustees of Syracuse University, a member of the Chancellor’s Council and the Corporate Advisory Council to the Martin J. Whitman School of Management. Mr. D’Aniello previously served as chairman and/or director of several private and public companies in which Carlyle had significant investment interests. Mr. D’Aniello is a 1968 magna cum laude graduate of Syracuse University, where he was a member of Beta Gamma Sigma, and a 1974 graduate of the Harvard Business School, where he was a Teagle Foundation Fellow.
Qualifications
Mr. D’Aniello is a co-founder of our firm and has played an integral role in our firm’s successful growth since its founding in 1987. He also has developed a unique and unparalleled understanding of our business.
Skills and Experience
Accounting and Finance; Financial Services; Global Perspective; Senior Executive and Corporate Governance

14	CARLYLE Proxy Statement 2023

Corporate Governance

DR. THOMAS S. ROBERTSON, Director
Age: Director Since: Committees:	80 2012 Audit Committee

Dr. Robertson is a member of our Board of Directors. Dr. Robertson was elected to our Board of Directors effective May 2, 2012, and is a member of the Audit Committee. Dr. Robertson was the Dean of The Wharton School from 2007 to 2014. Since then, he has been the Joshua J. Harris Professor of Marketing at The Wharton School where he holds the positions of Academic Director of the Baker Retailing Center and Executive Director of the Wharton INSEAD Alliance. Previously, Dr. Robertson was Dean of Emory University’s Goizueta Business School from 1998 to 2007. He also served as Special Assistant to Emory University’s president on issues of international strategy and was a founding director of the Institute for Developing Nations, which was established jointly by Emory University and The Carter Center in fall 2006. Before joining Emory, Dr. Robertson was the Sainsbury Professor and Chair of the Marketing Department and Deputy Dean of the London Business School from 1994 to 1998. He also served as a member of the Marketing faculty at The Wharton School from 1971 to 1994 and was the Associate Dean for Executive Education. Dr. Robertson has been on the Advisory Board of The Sorbonne Universities and is a former director of CRA International, Inc. and PRGX Global, Inc. He graduated from Wayne State University and received his M.A. in Sociology and Ph.D. in Marketing from Northwestern University.
Qualifications
Dr. Robertson has a distinguished career as a professor and Dean of the Wharton School at the University of Pennsylvania and extensive knowledge and expertise in finance and business administration.
Skills and Experience
Branding and Marketing; Global Perspective; Senior Executive and Corporate Governance; Sustainability

WILLIAM J. SHAW, Director
Age: Director Since: Committees:	77 2012 Audit Committee (Chair)

Mr. Shaw is a member of our Board of Directors. Mr. Shaw was elected to our Board of Directors effective May 2, 2012 and is the Chairperson of the Audit Committee. Mr. Shaw was the Vice Chairman of Marriott International, Inc. until his retirement in March 2011. Prior to becoming Vice Chairman of Marriott, Mr. Shaw served as President and Chief Operating Officer of Marriott from 1997 until 2009. Mr. Shaw joined Marriott in 1974 and held various positions, including Corporate Controller, Corporate Vice President, Senior Vice President-Finance, Treasurer, Chief Financial Officer, Executive Vice President and President of Marriott Service Group. Prior to joining Marriott, Mr. Shaw worked at Arthur Andersen & Co. Mr. Shaw is Chairman of the Board of Directors of Marriott Vacations Worldwide Corporation, a Director of DiamondRock Hospitality (where he serves as Chairman of the Audit Committee and serves on the Compensation Committee and Nominating and Corporate Governance Committee) and is a former member of the Board of Trustees of three funds in the American Family of mutual funds from 2009 to 2015. Mr. Shaw serves on the Board of Trustees of the University of Notre Dame. Mr. Shaw graduated from the University of Notre Dame and received an MBA from Washington University in St. Louis.
Qualifications
Mr. Shaw has an extensive financial background and public company operating and management experience resulting from his distinguished career in various senior leaderships roles at Marriott.
Skills and Experience
Accounting and Finance; Global Perspective; Risk Management and Compliance; Senior Executive and Corporate Governance; Succession Planning and Human Capital Management; Technology and/or Cybersecurity

CARLYLE Proxy Statement 2023	15

Corporate Governance
NOMINEES FOR CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2025

DAVID M. RUBENSTEIN, Co-Founder and Co-Chairman of the Board
Age: Director Since: Committees:	73 2011 None

Mr. Rubenstein is Co-Founder and Co-Chairman of the Board. He was elected to our Board of Directors effective July 18, 2011. Previously, Mr. Rubenstein served as Co-Chief Executive Officer of Carlyle. Prior to forming Carlyle in 1987, Mr. Rubenstein practiced law in Washington, D.C. with Shaw, Pittman, Potts & Trowbridge LLP (now Pillsbury Winthrop Shaw Pittman LLP). From 1977 to 1981, Mr. Rubenstein was Deputy Assistant to the President for Domestic Policy. From 1975 to 1976, he served as Chief Counsel to the U.S. Senate Judiciary Committee’s Subcommittee on Constitutional Amendments. From 1973 to 1975, Mr. Rubenstein practiced law in New York with Paul, Weiss, Rifkind, Wharton & Garrison LLP. Among other philanthropic endeavors, Mr. Rubenstein is Chairman of the Boards of the John F. Kennedy Center for the Performing Arts, the Council on Foreign Relations, the National Gallery of Art, the Economic Club of Washington, and the University of Chicago and serves on the Boards of Memorial Sloan-Kettering Cancer Center, Johns Hopkins Medicine, the Institute for Advanced Study, the National Constitution Center, the Brookings Institution, the Lincoln Center for the Performing Arts, the American Academy of Arts and Sciences, and the World Economic Forum. Mr. Rubenstein serves as a Fellow of the Harvard Corporation and as Chairman of the Harvard Global Advisory Council and the Madison Council of the Library of Congress. He is a member of the American Philosophical Society, Business Council, Board of Dean’s Advisors of the Business School at Harvard, Advisory Board of the School of Economics and Management at Tsinghua University, and Board of the World Economic Forum Global Shapers Community. Mr. Rubenstein is a magna cum laude graduate of Duke University, where he was elected Phi Beta Kappa. Following Duke, Mr. Rubenstein graduated from the University of Chicago Law School, where he was an editor of the Law Review.
Qualifications
Mr. Rubenstein is a co-founder of our firm and has played an integral role in our firm’s successful growth since its founding in 1987. He also has developed a unique and unparalleled understanding of our business.
Skills and Experience
Financial Services; Government, Public Policy, and Regulatory Affairs; Global Perspective; Senior Executive and Corporate Governance

16	CARLYLE Proxy Statement 2023

Corporate Governance

HARVEY M. SCHWARTZ, Chief Executive Officer and Director
Age: Director Since: Committees:	58 2023 None

Mr. Schwartz is the Chief Executive Officer of Carlyle and a member of the Board of Directors. He has served in such capacity since February 15, 2023 and is based in New York. Mr. Schwartz is the former President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. He joined Goldman Sachs in 1997 and subsequently held numerous senior leadership positions including Chief Financial Officer, Global Co-Head of the Securities Division, Head of Securities Division Sales, Head of North American Sales and Co-Head of the Americas Financing Group. He additionally served as a member of the firm’s Management Committee and co-headed its Risk Committee, Steering Committee on Regulatory Reform, Capital Committee and Finance Committee. Mr. Schwartz established the firm’s Investment Policy Committee on which he also served as a member. Prior to Goldman Sachs, Mr. Schwartz spent a decade working at several financial firms, including Citicorp, from 1990 through 1997. As both an investor and advisor, he is currently involved in a range of investment and philanthropic endeavors. These efforts include a focus on mental health and developing future business leaders, including women and young people seeking a career in finance. He serves as the Group Chairperson and Non-Executive Director of The Bank of London, a clearing and payments bank with operations in London and New York City. In addition, Mr. Schwartz serves on the board of SoFi Technologies, Inc., a San Francisco-based fintech company, and One Mind, a nonprofit that accelerates collaborative research and advocacy to enable all individuals facing brain health challenges to build healthy, productive lives. Mr. Schwartz earned his BA from Rutgers University, where he is a member of the university’s Board of Governors and its Hall of Distinguished Alumni. He received his MBA from Columbia University.
Qualifications
Mr. Schwartz is a widely respected business builder with extensive leadership experience in a high performing, complex global financial institution. He is also a seasoned operator and has a demonstrated ability to develop high performing talent.
Skills and Experience
Accounting and Finance; Branding and Marketing; Financial Services; Global Perspective; Government, Public Policy, and Regulatory Affairs; Risk Management and Compliance; Senior Executive and Corporate Governance; Succession Planning and Human Capital Management; Technology and/or Cybersecurity

LINDA H. FILLER, Director
Age: Director Since: Committees:	63 2022 Nominating and Corporate Governance Committee

Ms. Filler is a member of our Board of Directors. Ms. Filler was elected to our Board of Directors effective April 1, 2022, and is a member of the Nominating and Corporate Governance Committee and serves as the Board’s ESG and Impact lead. Ms. Filler retired as President of Retail Products, Chief Marketing Officer, and Chief Merchandising Officer at Walgreen Co in 2017. Prior to Walgreen Co, Ms. Filler served in Executive Vice President roles at Walmart and at Kraft Foods. Prior to Kraft, Ms. Filler served a long tenure at Hanes Brands, including Group CEO roles of its largest branded apparel businesses. Ms. Filler is Lead Independent Director at Danaher Corporation, where she has served as a Director since 2004. She serves as Chair of the Nominating & Governance Committee and on the Science & Technology Committee. Ms. Filler also serves on the Board of Eversight, a leader in AI-based price and promotion optimization for consumer goods companies and retailers. Ms. Filler serves as Chair of the Development Committee for the Chicago Public Library Foundation, and on the Foundation’s Executive Committee, among other philanthropic activities. Ms. Filler earned an MBA from Harvard Business School and an MS from the University of North Texas.
Qualifications
Ms. Filler has extensive experience in senior management roles and expertise in marketing and branding and corporate strategy, as well as her experience as a director of a large, global business.
Skills and Experience
Accounting and Finance; Branding and Marketing; Global Perspective; Senior Executive and Corporate Governance; Succession Planning and Human Capital Management; Sustainability

CARLYLE Proxy Statement 2023	17

Corporate Governance

JAMES H. HANCE, JR., Operating Executive and Director
Age: Director Since: Committees:	78 2012 None

Mr. Hance is an Operating Executive of Carlyle and a member of our Board of Directors. Mr. Hance was elected to our Board of Directors effective May 2, 2012. Mr. Hance joined Carlyle in November 2005 as an Operating Executive and has worked primarily in our Global Credit segment and the financial services sector. Prior to joining Carlyle in 2005, Mr. Hance served as Vice Chairman of Bank of America from 1993 until his retirement on January 31, 2005 and served as Chief Financial Officer from 1988 to 2004. Prior to joining Bank of America, Mr. Hance spent 17 years with Price Waterhouse (now Pricewaterhouse Coopers LLP). Mr. Hance is currently a director of Acuity Brands Inc. (where he serves as the Lead Independent Director and on the Audit Committee and Governance Committee). Mr. Hance is a former director of Ford Motor Company, Sprint Nextel Corporation, Morgan Stanley, Duke Energy Corporation, Cousins Properties, Parkway, Inc. and Bank of America Corporation. Mr. Hance serves as Emeritus Trustee on the Board of Trustees at Washington University in St. Louis and as Chairman of the Board of Trustees at Johnson & Wales University in Providence, RI. Mr. Hance graduated from Westminster College and received an MBA from Washington University in St. Louis. He is a certified public accountant.
Qualifications
Mr. Hance has an invaluable perspective owing to his experience in various senior leadership roles in the financial services industry, including his role as the Chief Financial Officer of Bank of America Corporation, which included responsibility for financial and accounting matters, as well as his familiarity with our business and operations as an Operating Executive of Carlyle.
Skills and Experience
Accounting and Finance; Financial Services; Global Perspective; Risk Management and Compliance; Senior Executive and Corporate Governance; Technology and/or Cybersecurity

DERICA W. RICE, Director
Age: Director Since: Committees:	58 2021 Audit Committee; Compensation Committee

Mr. Rice is a member of our Board of Directors. Mr. Rice was appointed to our Board of Directors effective March 8, 2021, and is a member of the Audit and Compensation Committees. Mr. Rice served as executive vice president of CVS Health and President of CVS Caremark, the pharmacy benefits management business of CVS Health, from March 2018 to February 2020. Previously, he held various executive positions at Eli Lilly and Company, most recently executive vice president of Global Services and chief financial officer from 2006 to 2017. Mr. Rice is currently a director of Bristol-Meyers Squibb Company (where he serves on the Audit Committee and the Compensation and Management Development Committee), Target Corporation (where he serves on the Audit and Finance Committee and the Infrastructure and Investment Committee) and The Walt Disney Company (where he serves on the Audit Committee). Mr. Rice received his Bachelor of Science degree in Electrical and Electronics Engineering from Kettering University and an MBA from Indiana University.
Qualifications
Mr. Rice has experience with complex, global business operations, and extensive knowledge of a wide range of financial and accounting matters resulting from his distinguished career at CVS Health and Eli Lilly and Company.
Skills and Experience
Accounting and Finance; Branding and Marketing; Global Perspective; Government, Public Policy, and Regulatory Affairs; Risk Management and Compliance; Senior Executive and Corporate Governance; Succession Planning and Human Capital Management; Sustainability

18	CARLYLE Proxy Statement 2023

Corporate Governance
Board Composition
BOARD NOMINATION PROCESS
The Nominating and Corporate Governance Committee considers director candidates recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. In this respect, Mr. Ordan was recommended by other members of the Board. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. All recommendations for nomination received by the Secretary that satisfy the notification, timeliness, consent, information and other requirements set forth in our certificate of incorporation requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. See “Frequently Asked Questions – How can I submit nominees or shareholder proposals in accordance with our certificate of incorporation?” for additional information.
DIRECTOR QUALIFICATIONS
The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of the Company’s incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board of Directors. More specifically, the Nominating and Corporate Governance Committee considers:
•minimum individual qualifications, including strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and
•all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background, relevant career experience and the size, composition and combined expertise of the existing Board of Directors.
The Board of Directors monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although we have no formal policy regarding board diversity, the Board of Directors believes that diversity is an important component of a board, which includes such factors as background, skills, experience, expertise, gender, race and culture. Moreover, the Board of Directors does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.
In this respect, the Board of Directors is committed to increasing the diversity mix of our directors. As discussed in “Corporate Governance Highlights” above, the Board has undergone an active refreshment the past three years, resulting in three new independent directors during that time: Linda H. Filler and Mark S. Ordan in 2022 and Derica W. Rice in 2021. The Board, along with the Nominating and Corporate Governance Committee, remains committed to refreshing our Board with a particular emphasis on recruiting diverse directors, including gender diverse directors, with a near-term goal of achieving a Board composition of at least 30% gender diverse directors. The Nominating and Corporate Governance Committee is actively interviewing new director candidates, including gender diverse candidates, and intends to appoint new members of the Board before the 2024 Annual Meeting of Shareholders.

CARLYLE Proxy Statement 2023	19

Corporate Governance
BOARD DIVERSITY MATRIX
The Board of Directors does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates. Among our current directors, Ms. Filler and Ms. Fitt identify as female and white, Mssrs. Rice and Welters identify as male and African American or Black, and Mssrs. Conway, D’Aniello, Rubenstein, Schwartz, Hance, Ordan, Robertson and Shaw identify as male and white.

	Board Diversity Matrix (As of April 12, 2023)
Total Number of Directors	12
Gender Identity	Female	Male
Directors	2	10
Demographic Background
African American or Black	—	2
White	2	8
BOARD SKILLS AND EXPERIENCE MATRIX
When determining that each of our directors is particularly well-suited to serve on our Board of Directors and that each has the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively, we considered the following experience and qualifications of each director.

Key Attributes of All Directors

Commitment to advancing ESG and DEI	Proven track record of success		Leadership and expertise in their respective fields
Integrity and business judgment	Dedication to excellence		Strategic thinking

Diversity of Skills and Experiences

Accounting and Finance. Directors bring expertise in financial reporting, audit knowledge and experience in capital markets.	8 Directors	Branding and Marketing. Directors bring expertise in brand development, marketing and sales at a global scale and in local markets relevant to Carlyle’s business.	5 Directors
Financial Services. Directors possess in-depth knowledge of the financial services industry or private equity.	6 Directors	Global Perspective. Directors provide valuable insights on how Carlyle should continue to grow and manage its businesses outside the United States.	11 Directors
Government, Public Policy, and Regulatory Affairs. Directors possess insight and experience in managing governmental and regulatory affairs.	4 Directors	Risk Management and Compliance. Directors possess in-depth knowledge and experience with risk management and compliance matters relevant to Carlyle’s global business.	5 Directors
Senior Executive and Corporate Governance. Directors bring valuable insight and senior executive experience on matters relating to corporate governance, management, operations and compensation.	All Directors
Succession Planning and Human Capital Management. Directors bring expertise in ensuring Carlyle has sufficient talent, robust development and retention practices and supporting our commitment to further DEI.
6 Directors
Sustainability. Directors bring experience in the areas of environmental impact, corporate responsibility or sustainability strategies.	3 Directors	Technology and/or Cybersecurity. Directors possess experience in the development and adoption of new technology or the management of information security or cybersecurity risks at companies.	3 Directors

20	CARLYLE Proxy Statement 2023

Corporate Governance
DIRECTOR INDEPENDENCE
Our Board of Directors has affirmatively determined that seven of our directors satisfy the independence requirements of Nasdaq, the SEC and our Governance Policy, including with respect to applicable committee membership. These directors are Ms. Filler, Ms. Fitt, Mr. Ordan, Mr. Rice, Dr. Robertson, Mr. Shaw and Mr. Welters. Based on all the relevant facts and circumstances, the Board of Directors determined that the independent directors have no relationship with us that would impair their independence as it is defined in the Nasdaq rules and our Governance Policy. In addition, our Board of Directors previously determined that Ms. Hill, who retired as a director effective February 11, 2022, satisfied the independence requirements of Nasdaq, the SEC and our Governance Policy. To assist it in making its independence determinations, the Board of Directors adheres to the following standards, which are described in our Governance Policy, in determining independence:
Under any circumstances, a director is not independent if:
•the director is, or has been within the preceding three years, employed by a Carlyle Entity. A Carlyle Entity means us and any parent or subsidiary that we control and consolidate into our financial statements, respectively, filed with the SEC, (but not if we reflect such entity solely as an investment in these financial statements);
•the director, or an immediate family member of that director, accepted any compensation from a Carlyle Entity in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for director or committee service, (ii) compensation paid to an immediate family member who is an employee (other than an executive officer) of a Carlyle Entity and (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•the director is an immediate family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;
•the director is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization (including a charitable organization) to which a Carlyle Entity made, or from which a Carlyle Entity received, payments for property or services in the current or any of the past three fiscal years that exceed five percent (5%) of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
•payments arising solely from investments in a Carlyle Entity’s securities; or
•payments under non-discretionary charitable contribution matching programs;
•the director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of a Carlyle Entity serve on the Compensation Committee of such other entity; or
•the director is, or has an immediate family member who is, a current partner of a Carlyle Entity’s outside auditor, or was a partner or employee of a Carlyle Entity’s outside auditor who worked on a Carlyle Entity’s audit at any time during any of the past three years.
The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:
•if the director or an immediate family member of that director serves as a director or trustee of a charitable organization, and our annual charitable contributions to that organization (excluding contributions by us under any established matching gift program) are less than the greater of $200,000 or five percent (5%) of that organization’s consolidated gross revenues in its most recent fiscal year, provided, however, that in calculating such amount (i) payments arising solely from investments in the Carlyle Entity’s securities and (ii) payments under non-discretionary charitable contribution matching programs shall be excluded; and
•if the director or an immediate family member of that director (or a company for which the director serves as a director or executive officer) invests in or alongside of one or more investment funds or investment companies managed by us or any of our subsidiaries, whether or not fees or other incentive arrangements for us or our subsidiaries are borne by the investing person.

CARLYLE Proxy Statement 2023	21

Corporate Governance
Board Oversight of Our Firm
Our Board is responsible for oversight of the business and affairs of Carlyle. In order to drive long-term sustainable value for our stakeholders, the Board discusses and receives regular updates on a wide variety of matters affecting the firm and advises our leadership team to help drive success. The Board views our people as one of our most valuable assets. Central to the Board’s oversight of our efforts to drive sustainable value is the goal of assuring that our standards of integrity and ethical conduct are appropriately communicated and embraced by the firm. The Board’s key oversight responsibilities include, among others:
OVERSIGHT OF STRATEGY
Our Board advises management on the development and communication of an effective business strategy for the firm, including with regard to the development of growth opportunities. Key leaders of our business segments present their business plans, budgets and initiatives to the Board and the Board engages members of the leadership team to help devise and execute growth initiatives and steer the firm’s strategic direction.

22	CARLYLE Proxy Statement 2023

Corporate Governance
OVERSIGHT OF RISK MANAGEMENT AND CYBERSECURITY
OVERSIGHT OF RISK MANAGEMENT
Our approach to risk management is to focus on identifying relevant sources of risk, and ensuring that the right personnel from various business segments, divisions and disciplines within the firm are coordinated and effectively collaborating to manage areas of critical risk. Of utmost importance is the Board’s focus on reputational risk, which is routinely evaluated across all aspects of our business.

BOARD OVERSIGHT
•Our Board is responsible for oversight of the firm’s enterprise risk management strategy and its risk tolerance.
•Other areas of risk management addressed by the Board include global and regional market dynamics, political and legislative risk, environmental and social risk, and technology and cybersecurity risk. While the full Board exercises responsibility for enterprise risk management, each Board committee maintains appropriate risk oversight within the scope of its committee function.

AUDIT COMMITTEE •Undertakes oversight of financial, tax, legal and compliance risks. •Monitors the adequacy of our capital and liquidity positions.
COMPENSATION COMMITTEE
•Oversees risks relating to our compensation programs and strategies for attracting, motivating and retaining employees and aligning their interests with the best interest of the firm.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE •Oversees risk relating to the effectiveness of our Board, the quality of leadership, and succession planning.

LEADERSHIP TEAM •With the guidance and oversight of the Board and its committees, management of day-to-day judgments on risk matters throughout the business has been delegated to the leadership team.

OVERSIGHT OF CYBERSECURITY
Global Information Technology and Solutions, which we refer to as GTS, is essential for Carlyle to conduct investment activities, manage internal administration activities and connect our global enterprise. Our systems, data, network and infrastructure are continuously monitored and administered by formal controls and risk management processes that also help protect the data and privacy of our employees and investors. Our business continuity plans are designed to allow all critical business functions to continue in an orderly manner in the event of an emergency. Our GTS team works closely with our business segment teams to maintain operational resilience through business continuity planning and annual IT disaster recovery testing, which collectively support the goal of mitigating risk were an emergency to occur.

CARLYLE Proxy Statement 2023	23

Corporate Governance
Within GTS, Carlyle’s Chief Information Security Officer (CISO) leads our cyber security program, chairs Carlyle’s Information Security Steering Committee (ISSC), and provides cybersecurity status reporting to Carlyle’s Board via its Audit Committee at least annually. Our ISSC meets quarterly and ensures that cybersecurity initiatives are in alignment with Carlyle’s strategic priorities. Carlyle’s cybersecurity program supports security governance, security awareness and training, security engineering and architecture, security risk management, vulnerability management, security monitoring, and 24x7 incident response capabilities. Various components of the cybersecurity program are audited by Carlyle’s Internal Audit team, which co-sources with third-party cybersecurity experts in conducting its assessments. The program is underpinned by the implementation of security best practices, such as those outlined below.

CYBERSECURITY BEST PRACTICES

•Multi-factor authentication for remote access; privileged access management for system administrators; application whitelisting; laptop encryption; and advanced malware defenses on endpoints
•Incident preparedness (e.g., Incident Response (IR) plan, IR retainer, IR playbooks, and testing) and risk transfer via cyber insurance
•Independent & continuous security testing, assessment, and vulnerability management
•Cyber third-party risk management
•Security awareness training, including phishing simulations, for all Carlyle personnel and contractors, as well as additional training for GTS employees regarding cyber best practices
•Restrictions on access to personal email accounts; cloud storage; social media, and USB storage devices
•Carlyle personnel complete compliance attestations on firm policies, such as our acceptable use policy, upon hire and annually

Carlyle uses the NIST Cybersecurity Framework as a model for understanding and shaping its cyber security program and is a member of the Financial Services Information Sharing and Analysis Center.

OVERSIGHT OF OUR CHIEF EXECUTIVE OFFICER AND FINANCIAL PERFORMANCE AND REPORTING
A primary role of the Board is to assess the performance of our Chief Executive Officer. The Compensation Committee plays an important part in such assessment in its role of awarding compensation based on firm and individual performance. Such assessments of the Chief Executive Officer are accomplished throughout the year in meetings of the Board and its committees and as part of the annual year-end compensation review process.
In addition, our Board and the Audit Committee routinely monitor the financial performance of the firm. Our Chief Financial Officer provides the Audit Committee and the Board at each regularly scheduled meeting with critical financial information that allows the Board and its committees to perform their oversight responsibilities. The Audit Committee oversees management’s preparation and presentation of the quarterly and annual financial statements and the operation of our internal controls over financial reporting, including our disclosure and valuation processes.
OVERSIGHT OF SUCCESSION PLANNING AND HUMAN CAPITAL MANAGEMENT
We view our employees as one of our most valuable assets, and our Board and Compensation Committee are responsible for oversight of the firm’s approach to managing human capital. In particular, our Board focuses on supporting management’s extensive initiatives to support and expand diversity, equity and inclusion within our workforce, as well as within portfolio companies acquired by our investment funds. During the COVID-19 pandemic, the Board encouraged management’s efforts to protect the health and safety of our people, and to adapt to a changing work environment, with an emphasis on productivity and wellness. In promoting the efficacy of our employee base, the Board encourages compensation that rewards performance and aligns employee incentives with

24	CARLYLE Proxy Statement 2023

Corporate Governance
the best interests of our stakeholders. Our Chief Human Resources Officer facilitates employee engagement surveys and other key employee data and reports regularly to the Board and Compensation Committee. In addition, our Board oversees our general succession planning strategy and works to ensure that we have sufficient talent, robust development and retention practices and supports our commitment to further diversity, equity and inclusion.
OVERSIGHT OF OUR CULTURE AND VALUES
Our employees around the globe are united by our culture, which is driven by our mission to invest wisely and create value while delivering on our strategic plan to grow, build and perform for all of our stakeholders. We seek to achieve our mission and deliver on our strategic plan by creating a culture where employees strive to excel, deliver for the firm, challenge the status quo and leverage diverse perspectives. We encourage our employees to leave their comfort zone and seek out a leading edge while working with passion, creativity and a relentless determination to deliver for our stakeholders. We seek to foster lateral working relationships across and beyond Carlyle while working as one team to drive long-term value creation. We strive to lead by example in driving and embracing change. We foster diverse perspectives by encouraging our employees to engage with others with candor and diversity of thought, promoting a team conscience that is inclusive and empowering. We demand the highest standards of ethical dealings, and we require collaboration and cooperation among all parts of our firm while also emphasizing an environment where our people feel free to voice their views, ideas and suggestions to achieve the best outcome for our stakeholders. In doing so, we bring to bear the best ideas for investment excellence from all areas within our global footprint, and maximize the value of the services we provide. Our Board oversees our leadership team in its efforts to encourage and sustain our culture and values.
OVERSIGHT OF ESG AND DEI
We strive to embed ESG and DEI in everything we do—it is not a single product or strategy, but a mindset that permeates our culture and investment ethos. Our Board of Directors oversees the firm’s approach to ESG and DEI. The Nominating and Corporate Governance Committee, which takes a leadership role in shaping our corporate governance, including our ESG and Impact strategy, has appointed Linda H. Filler as the Board’s ESG and Impact lead, responsible for oversight of the firm’s work in this area. The Board receives updates on ESG strategy and investment implications at least annually, and receives reports on thematic issues, such as Carlyle’s approach to climate risk and opportunity, and diversity, equity and inclusion from our Global Head of Impact and Chief Diversity, Equity and Inclusion Officer. See “ESG and DEI Highlights” for additional information.
Board Structure and Governance Practices
BOARD LEADERSHIP STRUCTURE
Our Board of Directors oversees our business and affairs and consists of 12 directors. A majority of the directors on our Board are independent.
Two of our founders, David M. Rubenstein and William E. Conway, Jr., currently serve as Co-Chairmen of the Board. Our Chief Executive Officer, Harvey M. Schwartz, also serves as a Board member.
Lawton W. Fitt serves as our Lead Independent Director. She presides at executive sessions of the independent directors and engages with them between Board and Committee meetings. Ms. Fitt works closely with the independent directors to provide objective oversight of our business. She facilitates communications with the Board, the identification of matters for consideration by the Board and management, and the formulation of appropriate guidance to be provided by the independent directors.
We believe this leadership structure currently serves us well. Our Chief Executive Officer utilizes the Board as a resource for insights and advice, while focusing his efforts on leading the business and leadership team. We benefit from our founders’ extensive knowledge and experience in the global investment management industry and the continuity they have provided as Carlyle transitioned from a private partnership to a public company. At the same

CARLYLE Proxy Statement 2023	25

Corporate Governance
time, we benefit from the perspectives of a diverse group of independent directors with a strong Lead Independent Director.
ANNUAL MEETING ATTENDANCE
Directors are encouraged to attend the Annual Meeting. All of our incumbent directors attended the 2022 Annual Meeting, which was held virtually.
BOARD AND COMMITTEE MEETINGS
During 2022, the Board of Directors held 9 meetings, the Audit Committee held 10 meetings, the Compensation Committee held 9 meetings and the Nominating and Corporate Governance Committee held 6 meetings. In 2022, each incumbent director attended at least 75% of each of the meetings of the Board and committees on which he or she served during the period for which he or she was a director or committee member, respectively. The independent directors of the company regularly meet in executive session without management.

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Corporate Governance
BOARD COMMITTEES
Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

Members William J. Shaw (Chair) Lawton W. Fitt Derica W. Rice Dr. Thomas S. Robertson Meetings in 2022: 10
Principal Responsibilities
The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, including, without limitation, assisting the board of director’s oversight of:
•the quality and integrity of our financial statements,
•our compliance with legal and regulatory requirements,
•our independent registered public accounting firm’s qualifications and independence, and
•the performance of our independent registered public accounting firm and our internal audit function, and directly appointing, retaining, reviewing and terminating our independent registered public accounting firm.
The members of our Audit Committee have not participated in the preparation of our financial statements at any time during the past three years and meet the and financial literacy requirements for service on an Audit Committee of a Board of Directors pursuant to the Nasdaq Listing Rules relating to corporate governance matters. The Board of Directors has determined that Mr. Shaw is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
The Audit Committee’s charter is available on our website at https://ir.carlyle.com.

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Corporate Governance

COMPENSATION COMMITTEE

Members Anthony Welters (Chair) Lawton W. Fitt Mark S. Ordan Derica W. Rice Meetings in 2022: 9
Principal Responsibilities
Our Compensation Committee is responsible for, among other duties and responsibilities:
•reviewing and approving, or recommending to the Board for approval, all forms of compensation to be provided to, and employment agreements with, our executive officers,
•establishing and reviewing our overall compensation philosophy, and reviewing, approving, and
•overseeing the administration of our equity incentive plan, and
•reviewing and approving the Executive Stock Ownership Guidelines and the Clawback Policy and monitor compliance therewith.
In addition, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee may also delegate to one or more officers of the Company the authority to make certain grants and awards to employees of the Company or its affiliates under the Company’s equity incentive plan as the Compensation Committee deems appropriate and in accordance with the terms of such plan; provided that such delegation is in compliance with the plan and the laws of the state of Delaware.
The Compensation Committee’s charter is available on our website at https://ir.carlyle.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members Lawton W. Fitt (Chair) Linda H. Filler Anthony Welters Meetings in 2022: 6
Principal Responsibilities
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities:
•identifying candidates qualified to serve on our Board of Directors,
•reviewing the composition of the Board of Directors and its committees,
•developing and recommending to the Board of Directors corporate governance principles that are applicable to us,
•overseeing the evolution of the Board of Directors, and
•taking a leadership role in shaping our corporate governance, including our ESG and Impact strategy.
The Nominating and Corporate Governance Committee’s charter is available on our website at https://ir.carlyle.com.

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Corporate Governance
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For a description of certain transactions between us and the members of our Compensation Committee, see “Certain Relationships and Related Transactions.”
GOVERNANCE POLICY
The Board of Directors has a governance policy that addresses significant issues of corporate governance and sets forth procedures by which our Board carries out its responsibilities. The governance policy is available on our website at https://ir.carlyle.com.
CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
We have a Code of Conduct and a Code of Ethics for Financial Professionals, which apply to our principal executive officers, principal financial officer and principal accounting officer. Each of these codes is available on our website at https://ir.carlyle.com. We intend to disclose any legally required amendment to or waiver of the Code of Ethics for Financial Professionals and any waiver of our Code of Conduct on behalf of an executive officer or director either on our website or in a Current Report on Form 8-K filing with the SEC.

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Corporate Governance
Stakeholder Engagement
We continuously engage with our fund investors, shareholders, portfolio companies, people, and communities to help us set priorities, assess our progress, and enhance our corporate governance practices. We facilitate these constructive conversations through consistent individual and small group meetings, industry conferences, Carlyle conferences, qualitative and quantitative perception surveys, and engagements with various ESG rating firms. We are committed to ongoing, candid, and transparent communications with all of our stakeholders.
In 2022, we continued to enhance our approach to interactions with our stakeholders building on our successful virtual engagement program commenced during the COVID-19 pandemic, while also significantly increasing our participation in hybrid and in-person meetings.
Highlights from 2022 include:
•Hosted detailed quarterly earnings calls to discuss our results with up to 16 covering analysts and their teams as well as hundreds of external stakeholders for each call;
•Organized periodic and ongoing update calls, in-person meetings at investor offices, and virtual meetings with a majority of our external shareholders and potential new shareholders, who represent a vast majority of our externally held common shares;
•Attended various in-person and virtual investor conferences to present or discuss Carlyle’s opportunity set and growth objectives as well as our financial results, hosting several hundred current or potential new investors in individual or group meetings;
•Conducted quarterly update calls with our fund investors to provide transparency regarding their investments as well as our global insights and perspectives during a time of significant uncertainty;
•Held a hybrid Global Investor Conference and Europe Investor Conference, which were attended by over 1,700 fund investors and employees;
•Organized a Sustainability Workshop in May 2022 that welcomed more than 60 guests from our portfolio companies and included sessions on developing resilient climate strategies and leading practices for employee engagement;
•Continued to deepen the integration of ESG within our investment teams and portfolio companies, with ESG assessments included in most Carlyle investment decisions using proprietary due diligence tools in our GPE and Global Credit segments;
•Invested in enhancing DEI through our second year of the DEI Incentive Awards program, where we granted approximately $2 million in awards to 70 employees from around the globe who made an impact on DEI at Carlyle; and
•Launched the DEI Leadership Network, a coalition of portfolio company CEOs around the globe to develop a peer group for shared resources and insights that can help advance DEI within their respect companies.

30	CARLYLE Proxy Statement 2023

Item 2. Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023
Our Audit Committee has selected Ernst & Young as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2023. Representatives of Ernst & Young are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2023.

The appointment of Ernst & Young as our independent registered public accounting firm for 2023 is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm. The submission of the appointment of Ernst & Young is required neither by law nor by our bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

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Audit Matters
Fees Paid to Independent Registered Public Accounting Firm
The following table summarizes the aggregate fees, including expenses, for professional services provided by Ernst & Young for the years ended December 31, 2022 and 2021 (dollars in millions):

	Year Ended December 31, 2022
	The Carlyle Group Inc.		Carlyle Funds		Total
Audit Fees	$5.7	(a)	$28.9	(d)	$34.6
Audit-Related Fees	17.3	(b)	26.5	(e)	43.8
Tax Fees	2.1	(c)	1.1	(d)	3.2
All Other Fees	—		—		—
Total	$25.1		$56.5		$81.6

	Year Ended December 31, 2021
	The Carlyle Group Inc.		Carlyle Funds		Total
Audit Fees	$6.2	(a)	$22.3	(d)	$28.5
Audit-Related Fees	1.5	(b)	33.8	(e)	35.3
Tax Fees	4.1	(c)	1.3	(d)	5.4
All Other Fees	—		—		—
Total	$11.8		$57.4		$69.2
References to Carlyle refer to the Company and our consolidated subsidiaries and references to Carlyle Funds refer to the investment funds and vehicles advised by Carlyle.
(a)Audit Fees consisted of fees for (1) the audits of our consolidated financial statements included in our Annual Report on Form 10-K and our internal controls over financial reporting, and services required by statute or regulation; (2) reviews of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (3) comfort letters, consents and other services related to SEC and other regulatory filings. This also includes fees for accounting consultation billed as audit services.
(b)Audit-Related Fees consisted of due diligence in connection with acquisitions, and other audit and attest services not required by statute or regulation.
(c)Tax Fees consisted of fees for services rendered for tax compliance and tax planning and advisory services. We also use other accounting firms to provide these services. Fees for tax compliance services were approximately $0.5 million and $0.5 million for the years ended December 31, 2022 and 2021, respectively.
(d)Ernst & Young also provided audit and tax services to certain investment funds managed by Carlyle in its capacity as the general partner or investment advisor. The tax services provided consist primarily of tax advisory services. We also use other accounting firms to provide these services. Fees for tax compliance services were approximately $0.3 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively.
(e)Audit-Related Fees included assurance, merger and acquisition due diligence services provided in connection with contemplated investments by Carlyle-sponsored investment funds and attest services not required by statute or regulation. In addition, Ernst & Young provided audit, audit-related, tax and other services to certain Carlyle fund portfolio companies, which are approved directly by the portfolio company’s management and are not included in the amounts presented here. We also use other accounting firms to provide these services.
Pre-Approval Policies and Procedures
Our Audit Committee Charter, which is available on our website at www.carlyle.com under “Shareholders,” requires the Audit Committee to approve in advance all audit and non-audit related services to be provided by our independent registered public accounting firm in accordance with the audit and non-audit related services pre-approval policy. All services reported in the Audit, Audit-Related, and Tax categories above were approved by the Audit Committee.

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Audit Matters
Report of our Audit Committee
Our Audit Committee consists of Messrs. Shaw (Chair), Rice and Robertson and Ms. Fitt. The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, including, without limitation, assisting the Board of Directors’ oversight of:
•the quality and integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence; and
•the performance of our independent registered public accounting firm and our internal audit function, and directly appointing, retaining, reviewing and terminating our independent registered public accounting firm. The members of our Audit Committee meet the independence standards and financial literacy requirements for service on an audit committee of a Board of Directors pursuant to the federal securities laws and Nasdaq Listing Rules relating to corporate governance matters. The Board of Directors has determined that Mr. Shaw is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee’s charter is available on our website at https://ir.carlyle.com.
As noted above, the Audit Committee is directly responsible for appointing, retaining and reviewing our independent registered public accounting firm, Ernst & Young, which process includes, among other things, reviewing and evaluating the qualifications, performance and independence of the audit partners responsible for our audit, and overseeing the required rotation of the lead audit partner. In appointing Ernst & Young, the Audit Committee considered, among other things, the quality and efficiency of the services, the technical capabilities of the engagement teams and the engagement teams’ understanding of our Company’s business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year 2023.
The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also reviewed and discussed with management and Ernst & Young our audited year-end financial statements.
Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. In determining Ernst & Young’s independence, the Audit Committee considered, among other things, whether Ernst & Young’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The Audit Committee also discussed with the auditors and our financial management matters related to our internal controls over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

William J. Shaw (Chair) Lawton W. Fitt Derica W. Rice Dr. Thomas S. Robertson

CARLYLE Proxy Statement 2023	33

Our leadership team operates under the strategic direction of our Chief Executive Officer. The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position
Harvey M. Schwartz	58	Chief Executive Officer and Director
Curtis L. Buser	59	Chief Financial Officer
Jeffrey W. Ferguson	57	General Counsel
Christopher Finn	65	Chief Operating Officer
Bruce M. Larson	60	Chief Human Resources Officer

Harvey M. Schwartz
Mr. Schwartz is the Chief Executive Officer of Carlyle and a member of the Board of Directors. He has served in such capacity since February 15, 2023 and is based in New York. Mr. Schwartz is the former President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. He joined Goldman Sachs in 1997 and subsequently held numerous senior leadership positions including Chief Financial Officer, Global Co-Head of the Securities Division, Head of Securities Division Sales, Head of North American Sales and Co-Head of the Americas Financing Group. He additionally served as a member of the firm’s Management Committee and co-headed its Risk Committee, Steering Committee on Regulatory Reform, Capital Committee and Finance Committee. Mr. Schwartz established the firm’s Investment Policy Committee on which he also served as a member. Prior to Goldman Sachs, Mr. Schwartz spent a decade working at several financial firms, including Citicorp, from 1990 through 1997. As both an investor and advisor, he is currently involved in a range of investment and philanthropic endeavors. These efforts include a focus on mental health and developing future business leaders, including women and young people seeking a career in finance. He serves as the Group Chairperson and Non-Executive Director of The Bank of London, a clearing and payments bank with operations in London and New York City. In addition, Mr. Schwartz serves on the board of SoFi Technologies, Inc., a San Francisco-based fintech company, and One Mind, a nonprofit that accelerates collaborative research and advocacy to enable all individuals facing brain health challenges to build healthy, productive lives. Mr. Schwartz earned his BA from Rutgers University, where he is a member of the university’s Board of Governors and its Hall of Distinguished Alumni. He received his MBA from Columbia University.

Curtis L. Buser
Mr. Buser is the Chief Financial Officer of Carlyle and has served in such capacity since December 2014. From May 2014 until December 2014, Mr. Buser served as Carlyle’s Interim Chief Financial Officer. Mr. Buser joined Carlyle in 2004 as a managing director and served as the firm’s Chief Accounting Officer until May 2014. He is a member of Carlyle’s Leadership and Operating Committees. Prior to joining Carlyle, Mr. Buser was an audit partner with Ernst & Young, LLP. He began his career with Arthur Andersen in 1985 and was admitted to its partnership in 1997. Mr. Buser graduated from Georgetown University.

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Executive Officers

Jeffrey W. Ferguson
Mr. Ferguson is a Managing Director and the firm’s General Counsel and has served in such capacity since 1999. Mr. Ferguson is based in Washington, DC. Mr. Ferguson joined Carlyle in 1999. In his capacity as the global General Counsel of Carlyle, he serves as the head of the firm’s legal and compliance functions. He is also a member of Carlyle’s Leadership and Operating Committees. Prior to joining Carlyle, Mr. Ferguson worked as an attorney with Latham & Watkins and Vinson & Elkins. Mr. Ferguson received his law degree from University of Virginia School of Law in 1991. He also received an undergraduate degree in political science from University of Virginia, where he was a member of Phi Beta Kappa. Mr. Ferguson is a member of the bars of the District of Columbia and Virginia.

Christopher Finn
Mr. Finn is Chief Operating Officer of Carlyle and has served in such capacity since March 2019. Mr. Finn is a member of Carlyle's Leadership and Operating Committees. In addition, he chairs or sits on several fund investment committees, and has been a member of the board of directors of many Carlyle portfolio companies including buyout, technology, and real estate investments. Prior to joining the firm in 1996, Mr. Finn served as Executive Vice President of the Overseas Private Investment Corporation (OPIC), the U.S. Government agency that provides financing to the U.S. investors in the developing world. Mr. Finn is an honors graduate of Harvard College.

Bruce M. Larson
Mr. Larson is the Chief Human Resources Officer at Carlyle and has served in such capacity since he joined the firm in November 2019. He is also a member of Carlyle's Leadership and Operating Committees. Prior to joining Carlyle, Mr. Larson served as Partner and Head of Human Capital in Asia Pacific and India at Goldman Sachs. Mr. Larson earned an MBA from University of Chicago and a BA in Finance and Japanese from the University of Utah.

There are no family relationships among any of our directors or executive officers.

CARLYLE Proxy Statement 2023	35

Item 3. Management Proposal to Reorganize the Board of Directors into One Class
Our certificate of incorporation provides that the Board of Directors is divided into three classes, with each class being elected every three years. The Board has unanimously adopted and recommends that shareholders approve the amended and restated certificate of incorporation including an amendment to our certificate of incorporation that would declassify the Board over a three-year period, so that all directors stand for election annually from and after the 2026 Annual Meeting of Shareholders.
The Board, with the assistance of the Nominating and Corporate Governance Committee, regularly reviews our corporate governance practices to ensure that such practices, including the procedure for electing directors, remain in the best interests of Carlyle and our shareholders. At the 2022 Annual Meeting, shareholders approved, and the Board supported, a non-binding shareholder proposal calling for the Board to take the steps necessary to declassify the Board.
While the Board continues to believe that there are important benefits to a classified board structure, it recognizes the potential advantages of declassification, including the ability of shareholders to evaluate directors annually. The Board also recognizes the growing sentiment among shareholders and the investment community in favor of annual elections. After carefully weighing these and other factors (including that the number of companies with classified boards continue to decline), the Board has determined that it is in the best interests of Carlyle and our shareholders to declassify the Board over a three-year period and recommends that shareholders approve the proposed amendment.
If the proposed amended and restated certificate of incorporation, including the proposed amendment, is approved by shareholders, the classified board structure will be phased out over a three-year period beginning at the 2024 Annual Meeting. Directors elected to three-year terms prior to the effectiveness of the proposed amended and restated certificate of incorporation (including the Class III directors elected at this Annual Meeting) will complete those terms. The term of the Class I directors is set to expire at the 2024 Annual Meeting and the term of the Class II directors is set to expire at the 2025 Annual Meeting, at which meetings the directors will stand for election on an annual basis, for one-year terms. Beginning with the 2026 Annual Meeting, all directors will stand for election annually.
BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” the management proposal to reorganize the Board of Directors into one class.

VOTE REQUIRED AND IMPACT OF VOTE
Our certificate of incorporation provides that no amendment to the certificate of incorporation shall become effective without the affirmative vote or consent of shareholders holding at least 90% of the voting power of our outstanding shares of common stock unless Carlyle obtains an opinion of counsel to the effect that such amendment

36	CARLYLE Proxy Statement 2023

Management Proposal
will not affect the limited liability of any shareholder under the Delaware General Corporation Law. Carlyle has obtained such an opinion, such that the affirmative vote of a majority of the voting power of the outstanding common stock entitled to vote thereon is required to approve the proposed amendment. If approved by the required vote, the proposed amendment will become legally effective upon the filing of an amended and restated certificate of incorporation reflecting the proposed amendment with the Secretary of State of the State of Delaware, which we will file promptly following the Annual Meeting.
If shareholders do not approve the proposed amendment by the requisite vote, the amended and restated certificate of incorporation will not be filed with the Secretary of State of the State of Delaware and our Board of Directors will remain classified.
TEXT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The text of the amended and restated certificate of incorporation is set forth in Appendix B to this Proxy Statement, with proposed deletions reflected by “strike-through” text and proposed additions reflected by “underline” text. The above summary of the proposed amendment is qualified in its entirety by reference to Appendix B.

CARLYLE Proxy Statement 2023	37

Item 4. Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
Our 2012 Equity Incentive Plan was initially adopted on May 2, 2012, and was later amended and restated effective January 1, 2020 and June 1, 2021 (as amended, the “Existing Plan” or the “Equity Incentive Plan”). As of April 3, 2023, approximately 3,527,870 shares remained available for future grants under the Existing Plan (of the 16,000,000 shares that were initially available for grants as of the approval of the Existing Plan on June 1, 2021), and there were a total of 17,912,201 shares underlying previously granted restricted stock units that remained outstanding and eligible to vest under the Existing Plan (counting the number of shares underlying such outstanding awards based on assumed maximum level performance in the case of awards subject to vesting based on uncompleted performance periods). Additionally, as of April 3, 2023, there were a total of 6,826,068 shares underlying previously granted restricted stock units that remained outstanding and eligible to vest pursuant to an inducement equity grant to our Chief Executive Officer (counting the number of shares underlying such outstanding awards based on assumed maximum level performance in the case of awards subject to vesting based on uncompleted performance periods). Other than as described in the preceding sentences, there are no outstanding equity awards covering shares of our common stock pursuant to the Existing Plan or otherwise.
Our Board of Directors recommends that you approve Carlyle’s Amended and Restated 2012 Equity Incentive Plan in the form attached as Appendix C and marked to show the proposed amendments to the Existing Plan (the “Amended Plan”), which further amends and restates the Existing Plan to (i) increase the share reserve under the Amended Plan by an additional 23,800,000 shares (from 16,000,000 shares under the Existing Plan to 39,800,000 shares, of which approximately 27,327,870 shares would be available for future grants following and subject to approval of the Amended Plan), (ii) extend the term of the Amended Plan to May 30, 2033, (iii) impose a minimum one-year vesting condition upon awards granted under the Amended Plan (subject to certain exceptions) and (iv) make certain other technical amendments to the Existing Plan to conform with best practices.
Our Board of Directors and the Compensation Committee have determined that Carlyle’s and your best interests will be served by the approval of this proposal. The Board of Directors believes that by allowing Carlyle to continue to offer its employees, directors, advisors and consultants equity-based and other incentive compensation, Carlyle will promote the alignment of compensation with the interests of our shareholders.
We are not seeking to make amendments to the terms of the Existing Plan other than those described in this proposal.

38	CARLYLE Proxy Statement 2023

Compensation Matters
BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” the approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan.

SUMMARY OF THE AMENDED PLAN
The following description of the Amended Plan is not complete and is qualified by reference to the full text of the Amended Plan, which is attached as Appendix C hereto. The Amended Plan will continue to be a source of equity-based awards permitting us to grant to our senior Carlyle professionals, employees, directors and consultants non-qualified options, share appreciation rights, common shares, restricted common shares, deferred restricted common shares, phantom restricted common shares and other awards based on our common shares. As of April 3, 2023, approximately 2,100 persons were eligible to participate in the Amended Plan.
ADMINISTRATION
The Compensation Committee will administer the Amended Plan. However, the Board of Directors may delegate such authority to another committee or subcommittee of the Board of Directors (or the full Board of Directors). We refer to the Board of Directors or the committee or subcommittee thereof to whom authority to administer the Amended Plan has been delegated (including, without limitation, the Compensation Committee), as the case may be, as the “Administrator.” The Administrator will determine who will receive awards under the Amended Plan, as well as the form of the awards, the number of shares underlying the awards and the terms and conditions of the awards consistent with the terms of the Amended Plan. The Administrator also will have full authority to interpret and administer the Amended Plan, which determinations will be final and binding on all parties concerned.
Under the terms of the Amended Plan, vesting of (or lapsing of restrictions on) an award at the time of grant may not occur any more rapidly than on the first anniversary of the grant date for such award (or the date of commencement of employment or service, in the case of a grant made in connection with a participant’s commencement of employment or service), other than (i) in connection with a change in control or (ii) as a result of a participant’s death or disability; provided, that such minimum vesting condition will not be required on awards covering, in the aggregate, a number of shares not to exceed 5% of the Absolute Share Limit, as described below.
SHARES SUBJECT TO THE AMENDED PLAN
The total number of our common shares that may be issued pursuant to awards granted under the Amended Plan shall be 39,800,000 (the “Absolute Share Limit”). The shares may consist, in whole or in part, of unissued shares or treasury shares. The issuance of shares or payment of cash upon the exercise, vesting or settlement of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the Amended Plan, as applicable. If shares are not issued or are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares will not be added back to the aggregate number of shares with respect to which awards may be granted under the Amended Plan, but rather will count against the aggregate number of shares with respect to which awards may be granted under the Amended Plan. When an option or share appreciation right is granted under the Amended Plan, the number of shares subject to the option or share appreciation right will be counted against the aggregate number of shares with respect to which awards may be granted under the Amended Plan as one share for every share subject to such option or share appreciation right. No shares will be added back to the share reserve under the Amended Plan with respect to exercised share appreciation rights granted under the Amended Plan. Additionally, no shares will be added back to the share reserve under the Amended Plan in the event that (i) a portion of the shares covered by an option are tendered to the Company or “net settled” to cover payment of the option exercise price or (ii) the Company utilizes the proceeds received upon option exercise to repurchase shares on the open market or otherwise. In the event that any awards under the Amended Plan terminate or lapse for any reason (in whole or in part), including, without limitation, due to failure to achieve performance-vesting or service-vesting criteria, on or after the date of shareholder approval of the Amended Plan without payment of consideration, the number of shares subject to such terminated or lapsed portion

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Compensation Matters
of awards shall be available for future award grants under the Amended Plan. Under the Amended Plan, the maximum number of shares subject to awards granted during a calendar year to any non-employee director serving on the Board of Directors, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed $750,000 in total value (with the value of awards being calculated based on the grant date fair value of such awards for financial reporting purposes).
OPTIONS AND SHARE APPRECIATION RIGHTS
The Administrator may award non-qualified options under the Amended Plan. Options granted under the Amended Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Administrator at the time of grant, but an option generally will not be exercisable for a period of more than 10 years after it is granted. To the extent permitted by the Administrator, the exercise price of an option may be paid in cash or its equivalent, in shares having a fair market value equal to the aggregate option exercise price, partly in cash and partly in shares and satisfying such other requirements as may be imposed by the Administrator or through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate option exercise price for the common shares being purchased or through net settlement in shares.
The Administrator may grant share appreciation rights independent of or in conjunction with an option. Each share appreciation right granted independent of an option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, multiplied by (ii) the number of shares covered by the share appreciation right, and each share appreciation right granted in conjunction with an option will entitle a participant to surrender to us the option and to receive such amount. Payment will be made in shares and/or cash (any common share valued at fair market value), as determined by the Administrator.
No “repricing” of options or share appreciation rights will be permitted without shareholder approval. Additionally, no dividends, dividend equivalent payments or similar distributions will be made with respect to options or share appreciation rights prior to the date of any actual share issuance upon exercise or settlement or the option or share appreciation right.
OTHER EQUITY-BASED AWARDS
The Administrator, in its sole discretion, may grant or sell shares, restricted shares, deferred restricted shares, phantom restricted shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair value of, our shares. Any of these other equity-based awards may be in such form, and dependent on such conditions, as the Administrator determines, including without limitation the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Administrator may in its discretion determine whether other equity-based awards will be payable in cash, shares or a combination of both cash and shares. To the extent that any dividends or dividend equivalent payments may be paid with respect to any other equity-based awards, no such dividend or dividend equivalent payments will be made unless and until the corresponding portion of the underlying award becomes earned and vested in accordance with its terms.
ADJUSTMENTS UPON CERTAIN EVENTS
In the event of any change in the outstanding shares by reason of any share distribution or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to holders of shares other than regular cash dividends, or any transaction similar to the foregoing, the Administrator in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or available for future grant under our Amended Plan or pursuant to outstanding awards, (ii) the option price or exercise price of any option or share appreciation right and/or (iii) any other affected terms of such awards.
CHANGE IN CONTROL
In the event of a change in control (as defined in the Amended Plan), the Amended Plan provides that the Administrator may, but shall not be obligated to (i) accelerate, vest or cause the restrictions to lapse with respect to

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all or any portion of an award, (ii) cancel awards for fair value (which, in the case of options or share appreciation rights, shall be equal to the excess, if any, of the fair market value of a share at the time of such change in control over the corresponding exercise price of the option or share appreciation right), (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Amended Plan as determined by the Administrator in its sole discretion or (iv) provide that, with respect to any awards that are options or share appreciation rights, for a period of at least 15 days prior to the change in control, such options and share appreciation rights will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options and share appreciation rights will terminate.
TRANSFERABILITY
Unless otherwise determined by our Administrator, no award granted under the plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.
AMENDMENT, TERMINATION AND TERM
The Administrator may amend or terminate the Amended Plan, but no amendment or termination shall be made without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant under the Amended Plan; provided, however, that the Administrator may amend the Amended Plan and/or any outstanding awards in such manner as it deems necessary to permit the Amended Plan and/or any outstanding awards to satisfy applicable requirements of the Internal Revenue Code or other applicable laws. The Amended Plan will have a term of 10 years from the date on which the Amended Plan is approved by our shareholders (i.e., until May 30, 2033).
U.S. TAX CONSEQUENCES OF THE AMENDED PLAN AWARDS
INTRODUCTION
The following general discussion of the federal income tax consequences of awards to be granted under the Amended Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws, and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain state and local taxes, which are not described below.
NON-QUALIFIED STOCK OPTIONS
If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash or equivalent exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount, subject to Section 162(m), discussed below. Upon disposition, any difference between the participant’s tax basis in the Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.
SHARE APPRECIATION RIGHTS
The participant realizes no income at the time a share appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company shall be entitled to a deduction of the same amount, subject to Section 162(m), discussed below.
RESTRICTED STOCK UNITS
If the award granted is an RSU, the participant will not recognize any income for federal income tax purposes when RSUs are granted because restricted share units are not considered to be “property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the RSUs vest and are settled, the participant will be required to treat as ordinary income an amount equal to the full fair market value of the shares of Common Stock and any cash received. If the participant sells the shares of Common Stock, the participant generally will have a taxable capital gain (or loss). Because the participant will have recognized income when any stock was

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distributed, the amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the date it was distributed. Subject to Section 162(m), discussed below, the Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant as the result of an RSU award. If a participant forfeits his or her RSU award, no gain or loss is recognized and no deduction is allowed.
RESTRICTED STOCK AWARDS
Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any other stock award granted to participants shall be taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).
SECTION 162(m) OF THE INTERNAL REVENUE CODE
Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of the Company or any of its subsidiaries in any taxable year of the Company.
SECTION 409A OF THE INTERNAL REVENUE CODE
Section 409A of the Internal Revenue Code (“Section 409A”) covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the Amended Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.
NEW PLAN BENEFITS UNDER THE AMENDED PLAN
Because future awards under the Amended Plan will be granted at the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.
REGISTRATION WITH THE SEC
We intend to file a Registration Statement on Form S-8 with the SEC registering the additional shares of Common Stock that will be issuable under the Amended Plan if it is approved by shareholders.

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AWARDS PREVIOUSLY GRANTED UNDER THE EXISTING PLAN
The following table sets forth the equity awards issued under the Existing Plan that have been received as of April 3, 2023 to the following persons or groups: (i) our chief executive officer; (ii) each of our other Named Executive Officers; (iii) our current executive officers as a group; (iv) our current non-executive officer directors as a group; (v) each nominee for election as a director; and (vi) all employees, including all current officers who are not executive officers, as a group. There have been no equity awards granted to (i) any associate of any current director who is not a Named Executive Officer or nominee or (ii) any associate of any executive officer. In addition, except as may be set forth below, no person was granted equity awards under the Existing Plan which in the aggregate accounted for five percent or more of the total number of shares available for issuance under the Existing Plan.
On April 3, 2023, the closing price of our common stock, as reported on Nasdaq, was $30.45.

Name and Position	RSU Grants (1)
Harvey M. Schwartz, Chief Executive Officer and Director	—
Curtis L. Buser, Chief Financial Officer	1,706,257
William E. Conway, Jr., Founder, Co-Chairman and Director	—
Daniel A. D’Aniello, Founder, Chairman Emeritus and Director	—
David M. Rubenstein, Founder, Co-Chairman and Director	—
Jeffrey W. Ferguson, General Counsel	947,850
Christopher Finn, Chief Operating Officer	1,810,338
Bruce M. Larson, Chief Human Resources Officer	680,301
Peter J. Clare, Former Chief Investment Officer for Corporate Private Equity, Chairman of Americas Private Equity and Director (2)	1,108,006
Kewsong Lee, Former Chief Executive Officer (3)	6,531,006
Linda H. Filler, Director	5,236
Lawton W. Fitt, Lead Independent Director	57,166
James H. Hance, Jr., Operating Executive and Director	44,231
Mark S. Ordan, Director	5,236
Derica W. Rice, Director	9,221
Thomas S. Robertson, Director	57,166
William J. Shaw, Director	57,166
Anthony Welters, Director	40,589
All Current Executive Officers as a Group	5,144,746
All Current Non-Executive Officer Directors as a Group	276,011
All Employees, other than Executive Officers, as a Group (4)	46,097,882
(1)The number of shares to be issued in respect of unvested performance-vesting RSUs has been calculated based on the assumption that the “maximum” level of performance applicable to such RSUs will be achieved.

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(2)Of the RSU Grants awarded to Mr. Clare, 278,412 RSUs would be forfeited upon the retirement of Mr. Clare pursuant to the terms of the applicable award agreement.
(3)Of the RSU Grants awarded to Mr. Lee, 1,347,960 RSUs were forfeited upon the termination of Mr. Lee’s employment in August 2022.
(4)Amounts shown exclude awards granted to employees who departed from the Company on or prior to April 3, 2023.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The table set forth below provides information concerning the awards that may be issued under the “Equity Incentive Plan” as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (2)
Equity compensation plans approved by security holders	10,865,248	—	12,861,371
Equity compensation plans not approved by security holders	—	—	—
Total	10,865,248	—	12,861,371
(1)Reflects the outstanding number of our restricted stock units granted under the Equity Incentive Plan as of December 31, 2022.
(2)Consists of shares of our common stock available for future issuance under our Equity Incentive Plan, including nonqualified stock options, stock appreciation rights, RSUs, restricted stock, performance-based awards and other equity-based awards.

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Item 5. Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-On-Pay”)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed above. The text of the resolution in respect of Proposal 5 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”
In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis set forth below.
In particular, shareholders should note that we base our executive compensation decisions on the following:
•placing a strong emphasis on financial performance, with the flexibility to also assess against key initiatives and individual performance;
•an appropriate link between compensation and the creation of shareholder value through equity awards; and
•long-term incentive awards that do not promote excessive risk taking.
While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote. The next non-binding vote to approve the compensation of our named executive officers is expected to be held at the Company’s 2024 Annual Meeting of Shareholders.
BOARD RECOMMENDATION

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

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Compensation Discussion and Analysis
CD&A AT-A-GLANCE
NAMED EXECUTIVE OFFICERS
For the year ended December 31, 2022, our “named executive officers” or “NEOs” were:
•William E. Conway, Jr. (Former Interim Chief Executive Officer)
•Curtis L. Buser (Chief Financial Officer and Principal Financial Officer)
•Christopher Finn (Chief Operating Officer)
•Bruce Larson (Chief Human Resources Officer)
•Peter J. Clare (Former Chief Investment Officer for Corporate Private Equity and Chairman of Americas Private Equity)
•Kewsong Lee (Former Chief Executive Officer)
Mr. Lee’s service as our Chief Executive Officer ended on August 7, 2022, as described further below under “Former Chief Executive Officer Separation,” at which time Mr. Conway commenced his service as our Interim Chief Executive Officer. Mr. Conway continued to serve in this role until February 15, 2023, at which time Harvey M. Schwartz commenced service as Chief Executive Officer and a member of the Board and Mr. Conway ceased serving as Interim Chief Executive Officer. Because Mr. Schwartz did not commence service as Chief Executive Officer until 2023, he is not a named executive officer for the year ended December 31, 2022, but the material elements of his compensation arrangements are summarized below under “Appointment of New Chief Executive Officer.”
On February 27, 2023, we announced that Peter Clare, our Former Chief Investment Officer for Corporate Private Equity and Chairman of Americas Private Equity, will retire from Carlyle effective April 30, 2023. While Mr. Clare will assist in the transition of his responsibilities through the retirement date, he ceased to be an executive officer and a member of the Board effective as of February 27, 2023.

CD&A HIGHLIGHTS
	COMPENSATION PHILOSOPHY	COMPENSATION DECISION-MAKING PROCESS	COMPENSATION ELEMENTS	LEADERSHIP TRANSITIONS	COMPENSATION GOVERNANCE PRACTICES
Page	48	49	49	59	61
Section Highlights	Compensation Objectives	Compensation Decisions Compensation Consultants Review of Reference Companies	Overview of Elements Base Salary Annual Cash Performance Awards Long-Term Equity Awards Other 2022 Compensation Opportunities (Including Carried Interest)	Appointment of New Chief Executive Officer Retirement of Former Chief Investment Officer For Corporate Private Equity and Chairman of Americas Private Equity Former Chief Executive Officer Separation	Policy Against Hedging and General Prohibition Against Pledging Clawback Policy Executive Stock Ownership Guidelines Perquisites Tax and Accounting Considerations

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COMPENSATION HIGHLIGHTS

WHAT WE DO:	WHAT WE DO NOT DO:

   Align pay with firmwide performance, including through use of time-vesting and performance-vesting RSUs
   Large majority of compensation is variable, and the majority is delivered in equity
   Long-term incentive awards are denominated and settled in equity
   Prohibit short sales and derivative transactions in our equity and hedging of our stock and generally prohibit pledging of our stock
   Regularly engage with current and potential shareholders
   Engage an independent compensation consultant that works directly for our Compensation Committee and does no work for management
   Tie incentive compensation to a clawback policy that covers financial restatements
   Require our executive officers to own a minimum value of shares of our common stock and retain a portion of certain RSU awards for a fixed minimum period following vesting
   Hold an annual Say-on-Pay vote
   Perform an annual compensation risk assessment
   Require achievement of rigorous stock price targets for our new CEO’s stock price and TSR-based RSU award, and require performance at the 60th percentile of relative TSR in order to receive the target payout for 40% of such award (and provide for forfeiture of such portions of such award for performance below the 50th percentile)
   For new equity incentive awards granted since 2022, require a qualifying termination of employment following a change in control of Carlyle in order for any such change in control to trigger accelerated vesting rights
No excise tax “gross-up” payments in the event of a change in control No tax “gross-up” payment in perquisites for named executive officers No dividends paid in cash on unvested equity awards

ALIGNMENT
As a result of our performance in 2022, our applicable incentive awards paid out as follows:

ANNUAL CASH BONUS AWARD*	LONG-TERM EQUITY AWARDS*

PERFORMANCE BONUS	PERFORMANCE-VESTING RSUs Including Fifth Installment of Former CEO 2018-2022 Performance-Vesting RSUs	PERFORMANCE-VESTING RSUs ALIGNED WITH STRATEGIC PLAN Second Installment

Assessment of Carlyle performance and individual contributions	FRE NRPR FEAUM Raised	FRE Adjusted FRE for the Global Private Equity segment (Mr. Clare only)

$1.75M	60.8%	Target achieved

*    Mr. Conway did not receive a performance bonus for 2022 and does not have any RSUs (including one-year performance-vesting RSUs or performance-vesting RSUs aligned with the strategic plan). Mr. Clare did not receive one-year performance-vesting RSUs in respect of 2022. Amounts related to direct carried interest allocations at the fund level are excluded from this summary. For more information about carried interest, see “Compensation Elements—Other 2022 Compensation Opportunities—Carried Interest and Incentive Fees”

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SAY-ON-PAY RESULTS

SAY-ON-PAY
With respect to our 2022 non-binding, advisory say-on-pay vote, over 82% of our shareholders approved the compensation of our named executive officers as described in our Proxy Statement for our 2022 Annual Meeting of Shareholders. Based on this level of support, the Compensation Committee determined that shareholders generally support our pay practices and the named executive officers’ compensation levels. Accordingly, our approach to executive compensation for fiscal 2022 remained generally consistent with past practice.

COMPENSATION PHILOSOPHY
Our business as a global investment firm is dependent on the services of our executive officers and other key employees. We rely on our executive officers to set the strategy for our business and to allocate resources to manage our complex global operations. This focus on allocation and management of our resources was particularly critical during 2022 as we worked through the transition of our former CEO, Mr. Lee, to our Interim CEO, Mr. Conway, and prepared to hire our new permanent CEO, Mr. Schwartz. We depend on our people’s ability to find, select and execute investments, oversee and improve portfolio company operations to create value for our investors, find and develop relationships with fund investors and other sources of capital and provide other services that are essential to our success by supporting our investment teams, LP Relations group and the corporate infrastructure of our firm. Therefore, it is important that our named executive officers and other key employees are compensated in a manner that motivates them to excel and encourages them to remain with our firm.
Our compensation policy has three primary objectives:

1 Establish a clear relationship between performance and compensation	2 Align short-term and long-term incentives with our shareholders and fund investors	3 Provide competitive incentive opportunities, with an appropriate balance between short-term and long-term incentives

We seek to incentivize our named executive officers and other key employees to work to achieve the firm’s goals and objectives and to execute our strategic plan through our compensation policy. We believe that the key to achieving our goals and objectives is an organized, unbiased approach to compensation that is well understood and responsive to changes in the economy and industry.
Alignment is a central tenet that underlies our compensation programs. We believe that the significant equity ownership of our named executive officers and other key employees, as well as certain performance elements of certain of our named executive officers’ compensation, results in the alignment of their interests with those of our shareholders. In addition, to further drive alignment with our business, our senior Carlyle professionals (including our named executive officers) and other key employees invest a significant amount of their own capital in or alongside the funds we advise. Certain of these individuals also may be allocated a portion of the carried interest or incentive fees payable in respect of our investment funds. We believe that this approach of seeking to align the interests of our named executive officers and other key employees with the interests of both our shareholders and the investors in our funds has been a key contributor to our strong performance and growth.

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COMPENSATION DECISION-MAKING PROCESS
COMPENSATION DECISIONS
Our Compensation Committee establishes and reviews our general compensation philosophy, and reviews and approves awards under (or delegates such approval authority) and oversees the administration of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Equity Incentive Plan”)
Beginning in April 2022, following the completion of our transition to becoming a non-controlled company, our Compensation Committee also became responsible for reviewing and approving compensation for all of our executive officers (including our named executive officers), including determining their allocations of carried interest and carried interest pool (as applicable). Prior to April 2022, our Compensation Committee formally approved the compensation arrangements only for our former Chief Executive Officer, Mr. Lee, and Mr. Lee reviewed and approved compensation for our other executive officers and determined their allocations of carried interest and carried interest pool. However, the Compensation Committee still established and reviewed the general compensation philosophy for the Company and had input on the compensation of our non-Chief Executive Officer named executive officers.
COMPENSATION CONSULTANTS
Pay Governance has been engaged by the Compensation Committee to serve as compensation consultant. In 2022, Pay Governance provided comparative market compensation data in order to provide a general understanding of current compensation practices, information on best practices and trends and modeling of various alternative compensation structures.
Frederic W. Cook & Co., Inc. was engaged by management in 2021 and assisted management in formulating executive compensation recommendations in 2022, but is no longer engaged by management. The Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest.
REVIEW OF REFERENCE COMPANIES
In 2022, Pay Governance provided the Compensation Committee with historical compensation data from the following companies as a reference point in connection with the Compensation Committee’s evaluation of the compensation of our former CEO, Mr. Lee:
•Affiliated Managers Group, Inc.
•Apollo Global Management, Inc.
•BlackRock Inc.
•Blackstone Inc.
•Evercore, Inc.
•Invesco Ltd.
•Jefferies Financial Group Inc.
•KKR & Co. Inc.
•Lazard Ltd.
•State Street Corporation
•T. Rowe Price Group, Inc.
COMPENSATION ELEMENTS
The primary elements of our compensation program for our named executive officers are base salary, annual cash bonuses and long-term incentives, including the ownership of restricted stock units (“RSUs”) and, for certain of our named executive officers, carried interest and carried interest pool. Certain of our named executive officers also had

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continuing interests in our legacy equity pool or legacy key executive incentive plan (“KEIP”) programs during 2022, although, as discussed below, our legacy equity pool was terminated during 2022 with a final distribution made to eligible participants, and following Mr. Lee’s departure, none of our other named executive officers are participants in the KEIP. Mr. Conway only received a base salary of $500,000 in respect of his service as Interim CEO during 2022. We periodically review the compensation of our key employees, including our named executive officers, and, from time to time, we may implement new plans or programs or otherwise make changes to the compensation structure relating to current or future key employees, including our named executive officers.
OVERVIEW OF ELEMENTS

Compensation Element	Description	Purpose and Alignment
Cash

BASE SALARY	Fixed salary paid bi-weekly to our executives	Provides a base compensation floor, but is not intended to be a significant element of compensation for our executives

CASH BONUS FOR MESSRS. BUSER, CLARE, FINN AND LARSON	Annual bonus paid in cash and determined based on overall firm, investment fund and individual performance	Rewards achievement of key strategic and financial priorities and goals

Long Term Incentives

TIME-VESTING RESTRICTED STOCK UNITS	Time-vesting RSU awards for Messrs. Buser, Finn and Larson that are eligible to vest over 3.5 years.	Align interests of our executives with those of our shareholders, promote share ownership for our leadership team and promote retention since in most cases shares are forfeited if the executive leaves before vesting

PERFORMANCE-VESTING RESTRICTED STOCK UNITS	Performance-vesting RSU awards for Messrs. Buser, Clare, Finn, Larson and Lee that vest based on achievement of one or more financial performance metrics (FRE, NRPR, FEAUM Raised and Adjusted FRE for the Global Private Equity segment), with certain of such awards eligible to vest at threshold (50%), target (100%) or maximum (200%) based on achievement, and with the payout of certain of such awards capped at 150% if certain stock price conditions are not satisfied.	Drive executive performance to create value for our shareholders by providing a significant at-risk compensation element and aligning our executives’ interest with those of our shareholders

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BASE SALARY
In 2022 and following a review of our base salaries, we approved an increase to the base salary for our named executive officers, in each case, effective as of January 1, 2022, at the annual rates shown below, which we believe reflects an appropriate rebalancing of compensation to provide more predictable cash flow for our named executive officers during the year, while still leaving a significant portion of our named executive officer’s compensation as variable, at-risk compensation contingent upon performance:

Name	Prior Base Salary	2022 Base Salary
William E. Conway, Jr.	$275,000	$500,000
Curtis Buser	$275,000	$500,000
Peter Clare	$275,000	$500,000
Christopher Finn	$275,000	$500,000
Bruce Larson	$275,000	$500,000
Kewsong Lee	$275,000	$1,000,000
ANNUAL CASH PERFORMANCE AWARDS
NAMED EXECUTIVE OFFICER PERFORMANCE BONUSES
For 2022, Messrs. Buser, Clare, Finn and Larson were awarded discretionary bonuses that were determined and approved by our Compensation Committee. These discretionary bonuses were paid in cash, although the Compensation Committee may determine to pay a portion of aggregate bonus amounts in RSUs in future years. Mr. Conway did not receive a discretionary cash bonus for his service in 2022. As described in further detail below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Former Chief Executive Officer,” in connection with Mr. Lee’s termination of employment in August 2022, Mr. Lee received a prorated portion of his formulaic dividend-based bonus commensurate with his service period for a portion of 2022 and did not receive any payment in respect of his performance-based incentive bonus for 2022.
The subjective factors that contributed to the determination of the bonus amounts to Messrs. Buser, Clare, Finn and Larson included an assessment of the performance of Carlyle and our investment funds, including:
•Growing FRE to $834 million in 2022, up 40% from 2021, and increasing FRE Margin to 37% in 2022 from 33% in 2021;
•Reaching a record $373 billion in assets under management (“AUM”), a 24% increase from 2021, driven by capital formation through the completion of our strategic transactions with Fortitude and CBAM;
•Fundraising of nearly $30 billion;
•Producing Distributable Earnings (“DE”) per share of $4.34, reflecting $1.0 billion in realized net performance revenues during 2022;
•Driving investment fund performance to create value for our fund investors despite a challenging market backdrop, as reflected in 11% appreciation in our carry fund portfolio during 2022 compared to double digit declines in public equity indices;
•Investing a record $35 billion in our carry funds, issuing $3.9 billion in new CLOs - making us one of the most active issuers in 2022, and originating a record $3.9 billion in our Direct Lending strategy;
•Growing our Global Credit segment into our largest source of Fee-earning AUM by year-end, with $121 billion, up 134% from 2021;
•Providing stability, transparency and enhanced communication to our people during our leadership transition;
•Expanding our ESG efforts, including by completing additional ESG-linked financings for us and our portfolio companies. which now aggregate to over $23 billion cumulatively, and further growing our ESG Data Convergence Project, which now has over 250 GP and LP participants;
•Further increasing our focus on diversity, equity and inclusion initiatives, which resulted in a 27% increase in the number of nominations year over year for our Diversity, Equity and Inclusion Incentive Awards, and a 68% year over year increase in membership in our Employee Resources Groups; and

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•Creating opportunities for our teams to get together and strengthen our culture in the hybrid work environment, including our newly-developed, quarterly Carlyle Live events, our New Hire program, and our Succeeding in a Hybrid Workplace class.
Our Compensation Committee determined that each of Messrs. Buser, Clare, Finn and Larson provided critical and significant contributions to Carlyle’s achievements in 2022, including in providing continuity of leadership following the departure of Mr. Lee as our Chief Executive Officer. In addition to such contributions and the firmwide achievements discussed above, our Compensation Committee considered the following individual achievements of Messrs. Buser, Clare, Finn and Larson, resulting in the following annual cash bonus awards:

Name	Performance Considerations	2022 Bonus

Curtis Buser	In assessing Mr. Buser’s performance, we considered his oversight of our accounting, finance and treasury functions, his leadership during the Chief Executive Officer transition, his role in executing our strategic transactions, as well as his management of our balance sheet and focus on managing costs.	$1,750,000

Peter Clare	In assessing Mr. Clare’s performance, we considered his leadership in driving investment fund performance to create value for our fund investors in his roles as Chief Investment Officer for Corporate Private Equity and Chairman of Americas Private Equity, as well as his leadership during the Chief Executive Officer transition.	$1,750,000

Christopher Finn	In assessing Mr. Finn’s performance, we considered his leadership and oversight of our operations across the firm’s global platform, his leadership during the Chief Executive Officer transition and his role in working to create greater scalability and efficiency in the firm’s processes and operations, particularly in light of our organic and inorganic growth during the year.	$1,750,000

Bruce Larson	In assessing Mr. Larson’s performance, we considered his leadership and oversight of succession planning, talent management, training and development and compensation across our global employee base, his leadership and enhanced communications to our employees during the firm’s Chief Executive Officer transition, as well as his continuing commitment to furthering our DEI objectives.	$1,750,000

LONG-TERM EQUITY AWARDS
The following sets forth a summary of the RSU awards to Messrs. Buser, Finn and Larson during 2022 (in respect of 2021 performance) and 2023 (in respect of 2022 performance), as well as the performance-based RSU award granted to Mr. Lee in 2022. The treatment of Mr. Lee’s other outstanding equity awards in connection with the termination of his employment are discussed below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Former Chief Executive Officer.” Mr. Clare did not receive any RSU awards during 2022, and has not received any RSU awards during 2023. Mr. Conway has not been awarded any RSUs (in respect of 2022 performance or otherwise).
2022 RSU GRANTS (2021 PERFORMANCE)
As part of our 2021 year-end compensation program, on February 1, 2022, we awarded discretionary time-vesting RSU grants and on February 8, 2022 we awarded performance-vesting RSU grants to each of Messrs. Buser, Finn and Larson based on their 2021 performance, leadership, overall responsibilities and expected future contribution to the firm’s success. The grant date fair value of these awards is reflected as stock awards for 2022 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2022 table.

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GRANTS OF 2022 RSUs (2021 PERFORMANCE)

Name	Performance Considerations	Target Value of Time-Vesting RSUs	Target Value of Performance-Vesting RSUs

Curtis Buser	Mr. Buser received his grants due to his oversight of our accounting, finance and treasury functions, his leadership role in continuing our business in a remote and hybrid work environment and guiding our policies regarding reopening our global offices, as well as his management of our balance sheet and focus on managing costs.	$1,750,000	$1,750,000

Christopher Finn	Mr. Finn received his grant due to his leadership and oversight of our operations across the firm’s global platform, his leadership role in transitioning our business to a hybrid work environment and guiding our policies regarding reopening our global offices, as well as his role in working to streamline and enhance the efficiency of the firm’s processes and operations.	$1,750,000	$1,750,000

Bruce Larson	Mr. Larson received his grant due to his leadership and oversight of our succession planning, talent management, training and development and compensation for the employees of the firm, as well as his continuing commitment to furthering our DEI objectives.	$1,750,000	$1,750,000

2022 TIME-VESTING RSUs

Grant Date	February 1, 2022

Terms
The time-vesting RSUs will be eligible to vest 40% on August 1, 2023, 30% on August 1, 2024 and 30% on August 1, 2025, subject to the applicable named executive officer’s continued employment through each applicable vesting date.

2022 PERFORMANCE-VESTING RSUs

Grant Date	February 8, 2022

Terms
The performance-vesting RSUs were eligible to vest, subject to the applicable named executive officer’s continued employment through the vesting date, based on the achievement of specified performance metrics that were set in February 2022, as described below. Each applicable named executive officer had the opportunity to earn between 0% and 200% of the target amount of the performance-vesting RSUs based on the level of achievement of such specified performance metrics, as described below, subject to a cap of 150% if the volume weighted average price of the Company’s common stock over the 30 consecutive trading-day period ending on the last day of the applicable performance period was less than or equal to the volume weighted average price of the Company’s common stock for the 30 consecutive trading-day period ending on the date on which the underlying performance goals for such performance period were approved, which is referred to herein as the “Share Price Governor.”

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The performance metrics for the 2022 Performance-Vesting RSUs were as follows:

Performance Metrics	Weighting	How Goals are Calculated

Fee Related Earnings (“FRE”)	50%	FRE is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Non-GAAP Financial Measures—Fee Related Earnings” in our Annual Report on Form 10-K.

Net Realized Performance Revenues (“NRPR”)	25%	NRPR is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K.

Fee-Earning Assets Under Management Raised (“FEAUM Raised”)	25%	FEAUM Raised represents fee earning capital raised from limited partners and excludes capital commitments made by the firm or through our internal coinvestment program.

When assessing performance against the applicable performance period’s performance targets, we reserve the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events. We exercised this discretion to adjust the actual fiscal year results for FRE and NRPR for purposes of the 2022 Performance-Vesting RSUs. Actual FRE results were adjusted down by $100 million to $734.3 million, primarily due to our strategic transactions in 2022 and certain fee-related performance revenues. Actual NRPR results were adjusted up by $20 million to $1.018 billion in a corresponding adjustment relating to such fee-related performance revenues.
The achievement factor for each of the fiscal 2022 performance metrics was determined by multiplying the weight attributed to each performance metric by the applicable payout percentage for each metric. The payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale. Payout percentages for actual performance between the specified threshold levels and target, and between the specified target and the maximum levels, was determined on a linear basis.
The weighted achievement factors for each performance metric resulted in a cumulative final weighted achievement factor at 60.8% of target, which resulted in Messrs. Buser, Finn and Larson earning 19,384 shares of common stock following certification of the attainment of the applicable performance metrics on February 7, 2023. The grant date fair value of these awards is reflected for 2022 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2022 table.

Goal	Weight	Performance Required			% Earned	Weighted Payout
		Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200%* of Target Payout)
FRE	50%				84.4%	42.2%
NRPR	25%				74.5%	18.6%
FEAUM Raised	25%				0%	0%
			Final Weighted Achievement Factor:			60.8%
			Number of Shares Delivered to Messrs. Buser, Finn and Larson:			19,384
*    150% if the Share Price Governor was not satisfied for 2022, which it was not.

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2022 PERFORMANCE-BASED STOCK PRICE TARGET AWARD
In February 2022, Mr. Lee was granted a performance-based award of 605,528 RSUs that were eligible to vest in February 2027, generally subject to Mr. Lee’s continued employment through the vesting date, based on the attainment of 20-consecutive trading day average closing stock prices over the performance period from February 10, 2022 to December 31, 2026. These RSUs were eligible to vest at the 20%, 40%, 60%, 80% or 100% level based on the attainment of 20-consecutive trading day average closing stock prices equal to or in excess of $59.21, $69.08, $78.94, $88.81 and $98.68, respectively. Pursuant to the terms of the Separation Agreement and the applicable award agreement, these RSUs were forfeited in their entirety in connection with Mr. Lee’s separation on August 7, 2022, and no shares of common stock were earned.
2023 RSU GRANTS (2022 PERFORMANCE) - OTHER NAMED EXECUTIVE OFFICERS
As part of our 2022 year-end compensation program, in February 2023, we awarded discretionary RSU grants to Messrs. Buser, Finn and Larson based on their 2022 performance, leadership, overall responsibilities and expected future contribution to the firm’s success. The grants consist of both time-vesting RSUs and performance-vesting RSUs. The grant date fair value of these awards will be reflected as stock awards for 2023 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2023 table in our Proxy Statement for our 2024 Annual Meeting of Shareholders.
GRANTS OF 2023 RSUs (2022 PERFORMANCE)

Name	Performance Considerations	Target Value of Time-Vesting RSUs	Target Value of Performance-Vesting RSUs

Curtis Buser	In assessing Mr. Buser’s performance, we considered his oversight of our accounting, finance and treasury functions, his leadership during our Chief Executive Officer transition, his role in executing our strategic transactions, as well as his management of our balance sheet and focus on costs.	$3,000,000	$1,750,000

Christopher Finn	In assessing Mr. Finn’s performance, we considered his leadership and oversight of our operations across the firm’s global platform, his leadership during the Chief Executive Officer transition and his role in working to create greater scalability and efficiency in the firm’s processes and operations, particularly in light of our organic and inorganic growth during the year.	$3,000,000	$1,750,000

Bruce Larson	In assessing Mr. Larson’s performance, we considered his leadership and oversight of succession planning, talent management, training and development and compensation across our global employee base, his leadership and enhanced communications to our employees during the firm’s Chief Executive Officer transition, as well as his continuing commitment to furthering our DEI objectives.	$3,000,000	$1,750,000

2023 TIME-VESTING RSUs

GRANT DATE	February 1, 2023

Terms
These time-vesting RSUs are eligible to vest 40% on August 1, 2024, 30% on August 1, 2025 and 30% on August 1, 2026, subject to the applicable named executive officer’s continued employment through the applicable vesting date.

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2023 PERFORMANCE-VESTING RSUs

GRANT DATE	February 7, 2023

Terms
On February 7, 2023, we established the performance goals for the 2023 Performance-Vesting RSUs for the fiscal 2023 performance period. The performance metrics for the fiscal 2023 performance period are based on the level of achievement against established FRE, NRPR, and FEAUM Raised targets. Of the total target number of performance RSUs awarded for the fiscal 2023 performance period, 50% will be eligible to vest subject to achievement against the FRE target, 25% will be eligible to vest subject to achievement against the NRPR target and 25% will be eligible to vest subject to achievement against the FEAUM Raised target. Similar to the 2022 Performance-Vesting RSUs described above, the maximum payout percentage for the 2023 Performance-Vesting RSUs will be capped at 150% if the Share Price Governor is not satisfied.

PERFORMANCE-BASED RSUs ALIGNED TO STRATEGIC PLAN
The second tranche of the Strategic Equity performance-vesting RSUs granted to each of our named executive officers other than Mr. Conway in February 2021 had performance goals tied to Carlyle’s performance during the 2022 performance year (with such goals being tied to, for the awards to Messrs. Buser, Finn, Larson and Lee, Company FRE performance, and for the award to Mr. Clare, both Company FRE performance (relating to 25% of such award) and adjusted FRE performance for the Company’s Global Private Equity segment (relating to 75% of such award)).
On February 7, 2023, following certification that the FRE target of $500 million for the 2022 performance year was achieved and, with respect to Mr. Clare, that the Global Private Equity segment’s adjusted FRE target for the 2022 performance year of $254 million was achieved, 20% of the performance-based strategic equity awards granted to our applicable named executive officers vested, resulting in the delivery of 23,201, 92,804, 23,201 and 23,201 shares of common stock to Messrs. Buser, Clare, Finn and Larson, respectively. 25% of such shares must generally be retained by the applicable named executive officers until the earlier of (i) the first anniversary following the recipient’s termination of employment or (ii) February 2030. The treatment of Mr. Lee’s Strategic Equity performance-vesting RSUs in connection with the termination of his employment are described below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Former Chief Executive Officer.”

Goal	Performance Required	Earned
Target (100% of Target Payout)
FRE*		Achieved
Adjusted FRE for Global Private Equity Segment (Mr. Clare only)*		Achieved
*    FRE is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Non-GAAP Financial Measures—Fee Related Earnings” in our Annual Report on Form 10-K. For purposes of Mr. Clare’s award, the Company’s Global Private Equity segment’s FRE is determined by reference to the Global Private Equity segment’s fee related earnings, excluding fee related earnings attributable to (i) certain GPE investment funds (Carlyle Power Partners, Europe Real Estate, Global Infrastructure and Carlyle Renewable and Sustainable Energy) and (ii) funds managed by NGP Energy Capital Management L.L.C., in each case taking into account segment related allocations and recoveries.
An additional 20% of the Strategic Equity performance-vesting RSUs will be eligible to vest in February 2024 based on performance results for the same metrics identified above for the 2023 performance year, and the final 40% of the Strategic Equity performance-vesting RSUs will be eligible to vest in February 2025 based on the performance results for such metrics for the 2024 performance year.
2023 ONE-TIME RSU AWARD PROGRAM
In February 2023 certain key personnel, including Messrs. Buser, Finn and Larson, received time-based RSU awards pursuant to a 2023 One-Time RSU Award Program in order to incentivize their continued retention, particularly as

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Carlyle undergoes a transition in leadership. Awards granted under this program to our applicable named executive officers are eligible to vest 40% on August 1, 2024, 30% on August 1, 2025 and 30% on August 1, 2026, subject to the applicable named executive officer’s continued employment through each applicable vesting date.
Awards granted under this program align the applicable named executive officers with our shareholders as 25% of any vested shares issued to recipients of these awards generally must be retained by them until the earlier of (i) the first anniversary following the recipient’s termination of employment or (ii) August 2027 (i.e., one year following the final vesting date of the award).
The grant date fair value of these awards will be reflected as stock awards for 2023 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2023 table in our Proxy Statement for our 2024 Annual Meeting of Shareholders.
OTHER 2022 COMPENSATION OPPORTUNITIES
CARRIED INTEREST AND INCENTIVE FEES
The general partners of our carry funds typically receive a special residual allocation of income, which we refer to as a carried interest, from our investment funds if investors in such funds achieve a specified threshold return. Similarly, the collateral managers of our structured credit funds are entitled to receive incentive fees from our credit funds if investors in such funds achieve a specified threshold return. While the Carlyle Holdings entities own controlling equity interests in these collateral managers and fund general partners, our senior Carlyle professionals and our other people who work in these operations directly own a portion of the carried interest in these entities or are allocated a portion of the incentive fees, in order to better align their interests with our own and with those of the investors in these funds. We generally seek to concentrate the direct ownership of carried interest in respect of each carry fund and the incentive fees in our structured credit funds among those of our professionals who directly work with that fund so as to align their interests with those of our fund investors and of our firm. Participation in carried interest and incentive fees is a significant element of compensation for many professionals in our industry, including amongst many of our competitors, and providing such participation to certain of our professionals is critical in order to retain and incentivize such professionals.
Messrs. Buser and Larson have not received any allocations of direct carried interest ownership or incentive fees at the fund level. Mr. Finn previously received allocations of direct carried interest ownership at the fund level in respect of certain corporate private equity funds but has not received such allocations for subsequent funds. Mr. Lee previously received allocations of direct carried interest and incentive fees, as applicable, at the fund level in respect of certain global credit and corporate private equity funds.
In his roles as Chief Investment Officer for Corporate Private Equity and Chairman of Americas Private Equity and Chair of the U.S. Buyout and Growth investment committees, Mr. Clare received allocations of direct carried interest ownership at the fund level in respect of certain of our U.S. Buyout and Growth investment funds. We made these allocations in consideration of Mr. Clare’s extensive expertise in the management of our Corporate Private Equity investment funds and because we believe that allocations of direct carried interest ownership to our investment professionals benefits our investment funds and our investors by aligning a significant component of compensation with the strong performance of such investment funds. In addition, in 2022 the Compensation Committee determined to pay Mr. Clare a certain amount, representing a portion of the carried interest generated by our Carlyle Partners VI investment fund in consideration of Mr. Clare’s services in overseeing the investments in Carlyle Partners VI. As Mr. Clare will retire effective as of April 30, 2023, he will not receive any new allocations of direct carried interest ownership. The Compensation Committee would approve any new allocations of direct carried interest ownership to any of our other executive officers.
Carried interest, if any, in respect of any particular investment, is only paid in cash (or, as discussed below, in fully vested shares of our common stock) when the underlying investment is realized and the applicable fund is in a position to distribute carried interest. To the extent any “giveback” obligation is triggered, carried interest previously distributed by the fund would need to be returned to such fund. Our professionals who receive direct allocations of carried interest at the fund level are personally subject to the “giveback” obligation, pursuant to which they may be required to repay carried interest previously distributed to them, thereby reducing the amount of cash received by such recipients for any such year. There is no “giveback” obligation with respect to incentive fees. Because the amount of carried interest and incentive fees payable is directly tied to the realized performance of the underlying investments within a fund, we believe this fosters a strong alignment of interests among the investors in those funds and the professionals who are allocated direct carried interest, which also indirectly benefits

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our shareholders. The percentage of carried interest owned at the fund level by individual professionals varies by year, by investment fund and, with respect to each carry fund, by investment. Ownership of carried interest by senior Carlyle professionals and other personnel at the fund level who are allocated carried interest is also subject to a range of vesting schedules. Vesting is tied to providing services over specified periods of time, which fosters retention and enhances the alignment of interests between our professionals who receive carried interest allocations, the firm and our fund investors.
In 2021, we adopted a new program, referred to as the Distributing a Portion of Realized Carry in Shares Program, that commenced in the fourth quarter of 2021 whereby, in Carlyle’s discretion, for our professionals who receive carried interest allocations, up to 20% of their realized proceeds per carried interest distribution after meeting a threshold amount may be distributed in new, fully vested shares of our common stock. This program was adopted with the intent of further fostering the alignment of our professionals who receive carried interest allocations, in particular our senior investment professionals, with our shareholders. In 2022, we distributed to Mr. Clare shares of our common stock in respect of a portion of his realized carried interest distributions in connection with this program. This program was paused in the third quarter of 2022.
CARRIED INTEREST POOL PROGRAM
In 2019, we implemented a program to provide certain employees with the opportunity to share in the potential future value of our investments made in a calendar year by certain investment funds across our global platform. The carried interest pool (“CIP”) is structured so that the applicable annual CIP receives a portion of any carried interest proceeds Carlyle earns from investments made during the applicable calendar year. On an annual basis, participants receive cash distributions equivalent to the CIP value (comprising distributions received by the pool in respect of investments made during the applicable year) multiplied by the participant’s allocation percentage for the respective annual CIP. The CIP allocations to our applicable named executive officers are subject to vesting schedules that are tied to providing services over specified periods of time. The CIP made its first distribution in 2022, resulting in cash distributions of $191,722 to each of Messrs. Buser and Finn and $63,907 to Mr. Larson. We anticipate that distributions from the annual carried interest pools will increase in the coming years, in particular for participants who receive allocations in successive annual carried interest pools. Of our named executive officers, we currently anticipate that only Messrs. Buser, Finn and Larson will have allocations in the CIP program.
LEGACY EQUITY POOL PROGRAM
Prior to our initial public offering in 2012, we facilitated employees sharing in the future potential value of all our investment activities through our equity pool program, which gave participants equity pool units that represented an economic stake in all the investments made in that calendar year. The last equity pool was formed in 2011, prior to our IPO. The equity pool was structured so that in a given year, the equity pool receives a portion of any carried interest proceeds Carlyle earns from all investments made during the respective calendar year. On a semi-annual basis, participants received cash distributions equivalent to the equity pool unit value times their number of equity pool units. Messrs. Buser, Clare, and Finn previously received equity pool units. This program was terminated in the fourth quarter of 2022, and final distributions were made to Messrs. Buser and Finn in 2022 in connection therewith. Mr. Buser received $125,928 in respect of his equity pool units in 2022 and Mr. Finn received $434. Messrs. Conway, Larson and Lee did not have an interest in the equity pool.
LEGACY KEY EXECUTIVE INCENTIVE PROGRAM (KEIP)
In March 2014, we adopted a methodology for determining potential future equity awards to certain key executives under the Equity Incentive Plan. The KEIP was intended to be an incentive to participants to align their economic interests with those of our fund investors and our shareholders, as well as with Carlyle’s overall performance. Under the terms of the KEIP, for each applicable calendar year, we calculated the number of RSUs to be issued to the participating executives based on the carried interest generated by the investment pool composed of the portfolio investments acquired during the calendar year by any of our carry funds. On a semi-annual basis, based on the amount of carried interest distributed during that period (less any funds escrowed to secure giveback obligations during that period) in the investment pool and the participating executive’s participation percentage, we calculated a number of RSUs to be granted to such executive for the period by reference to the executive’s interest in the investment pool for the period divided by the fair market value of our common stock on the relevant grant date. The grant of such RSUs was made on November 1 of each year for carry distributed during the first and second quarters of the calendar year and on May 1 of the following year for carry distributed during the third and fourth quarters of the calendar year, subject in each case to a minimum grant threshold value of $100,000 for each six-month period. Each KEIP RSU grant vested six months from the grant date.

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Mr. Lee received participation percentages in the KEIP for 2015 and 2016. We have not allocated any participation percentages in the KEIP since 2016 and we do not currently anticipate that we will allocate any additional participation percentages in future years. We granted 9,695 RSUs in respect of the KEIP to Mr. Lee in May 2022 with a value equivalent to $351,832, which represented his accrued but unpaid KEIP distributions in the 2015 and 2016 KEIP as of December 31, 2021, which vested on November 1, 2022.
LEADERSHIP TRANSITIONS
APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER
On February 5, 2023, our Board approved the compensation arrangements with Mr. Schwartz following recommendation of the Compensation Committee, and we entered into an Employment Agreement with Mr. Schwartz. On February 15, 2023, Mr. Schwartz commenced his service as CEO and as a member of the Board.
Pursuant to the terms of the Employment Agreement, Mr. Schwartz will receive an annual base salary at a rate of $1,000,000. Mr. Schwartz will be eligible to receive an annual bonus at a target amount of $3,000,000, with a maximum bonus opportunity equal to 200% of target, with the amount of any annual bonus determined based on the level of attainment of Company financial performance and individual performance measures. For 2023, such measures may include those related to achievement of financial metrics, shareholder value creation, strategic planning and continuing progress on diversity, equity and inclusion and environmental, social and governance efforts or other similar measures as determined by the Compensation Committee.
On February 15, 2023, Mr. Schwartz also received a grant of 2,031,602 time-based restricted stock units (the “Time-Based RSU Award”) and a grant of 4,730,617 performance-based restricted stock units (the “Performance-Based RSU Award” and together with the Time-Based RSU Award, the “Schwartz Awards”). The Schwartz Awards were granted pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4). Although the Schwartz Awards were not granted pursuant to the Equity Incentive Plan, they are generally subject to the terms of the Equity Incentive Plan. The Schwartz Awards are intended to serve as Mr. Schwartz’s only equity award opportunity for his initial five years of employment with Carlyle. The grant date fair value of the Schwartz Awards will be reflected as a stock award for 2023 in the Summary Compensation Table and in the Grant of Plan-Based Awards in 2023 table in our Proxy Statement for our 2024 Annual Meeting of Shareholders.
The number of RSUs issued under the Time-Based RSU Award was determined based on an intended value at grant of $72,000,000 divided by the closing price of the Company’s common stock on the date of grant. The Time-Based RSU Award will vest ratably in four installments and requires Mr. Schwartz’s continuous service through February 1 of each of 2024, 2025, 2026 and 2027, in each case, with settlement to occur in December of the prior year, subject to clawback if the service requirement is not met. The Time-Based RSU Award includes certain termination-related vesting provisions generally providing for acceleration of vesting of one tranche of the Time-Based RSU Award in the event of an involuntary termination of employment without cause or resignation for good reason (or full vesting of all remaining tranches if such termination or resignation occurs in certain change in control related circumstances).
The number of RSUs issued under the Performance-Based RSU Award was determined based on an intended value at grant of $108,000,000 divided by the per share accounting fair value of the Performance-Based RSU Award on the grant date. The Performance-Based RSU Award is eligible to vest in five equal tranches. Each tranche of the Performance-Based RSU Award is subject to a performance-based vesting condition that requires achievement of an absolute stock price hurdle of $42.74, $51.29, $58.12, $64.96 and $71.80, respectively, which represents 125%, 150%, 170%, 190% and 210%, respectively, of the starting share price of $34.19. The two tranches of the Performance-Based RSU Award tied to the achievement of average closing stock prices of $64.96 and $71.80 are also subject to an additional performance condition relating to total shareholder return (linked to the 60th percentile of the constituent companies in the S&P 500® Financials Index). In addition, each tranche is subject to time-based vesting conditions requiring minimum service periods of one year, two years, three years, four years, and five years, respectively. The period for measuring stock price performance begins on February 15, 2023 and ends on January 31, 2028, and any RSUs under the Performance-Based RSU Award that do not vest by February 1, 2028 will be forfeited for no consideration. The Performance-Based RSU Award includes certain termination-related vesting provisions generally providing for, in the event of an involuntary termination of employment without cause or resignation for good reason, full acceleration of vesting for previously earned tranches and certain additional prorated vesting if performance goals are achieved between the date of termination and the end of the performance

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period (or vesting without proration based on performance through the date of a change in control if such termination or resignation occurs in certain change in control related circumstances).
If any of the RSUs under the Schwartz Awards are outstanding and unvested on the record date for the payment of a cash dividend on our shares of common stock, then on the payment date of such cash dividend, the Time-Based RSU Award and the Performance-Based RSU Award will be increased by a number of additional dividend equivalent RSUs determined by multiplying the dollar amount of the cash dividend paid by the number of RSUs outstanding on the payment date for such dividend and dividing by the closing price for a share of our common stock on the payment date for such dividend. Any such additional dividend equivalent RSUs will be subject to the same terms and conditions as the RSUs under the Time-Based RSU Award and/or the Performance-Based RSU Award with respect to which they were credited.
Mr. Schwartz must retain 25% of the net after-tax shares delivered in respect of the Schwartz Awards until the first to occur of his termination of employment (including by reason of his death or disability) or a change in control of Carlyle.
In addition, pursuant to the terms of his Employment Agreement, if, as a result of his employment with Carlyle, Mr. Schwartz forfeits a cash long-term incentive award previously granted by his former employer and/or the right to make recommendations with respect to a donor-advised fund through an arrangement provided by his former employer, we have agreed to make him whole for these forfeitures by granting a new cash long-term incentive award equal to the forfeited amount (up to a maximum of $19.5 million) and/or funding a new donor-advised fund in the amount of the forfeiture (up to a maximum of $3.1 million).
In the event that we involuntarily terminate Mr. Schwartz’s employment without cause or he resigns for good reason outside of a change in control period, Mr. Schwartz will be entitled to receive a cash payment equal to 1.5 times the sum of base salary and target annual bonus, a prorated annual bonus payment (at target), healthcare subsidy for up to 18 months, vesting of the cash make-whole award (if granted and not yet paid) and retention of rights relating to the make-whole donor-advised fund (if provided), and treatment of the Schwartz Awards in accordance with the terms of the applicable award agreement (as summarized above).
If the involuntary termination without cause or resignation for good reason occurs during the two-year period following a change in control of the Company, or during the period in which a signed merger agreement relating to a change in control of the Company is in effect, Mr. Schwartz’s severance benefits would be the same as described immediately above, except that the cash severance payment described above would be increased to 2x the sum of base salary and target annual bonus and Mr. Schwartz would be entitled to more favorable vesting of the Schwartz Awards in accordance with the terms of the applicable award agreement (as summarized above).
Under the Employment Agreement, Mr. Schwartz is subject to employee and customer non-solicitation covenants and a non-competition covenant, in each case, during his employment and for a period of 12 months thereafter. The Employment Agreement also includes perpetual confidentiality and mutual non-disparagement covenants.
RETIREMENT OF FORMER CHIEF INVESTMENT OFFICER FOR CORPORATE PRIVATE EQUITY AND CHAIRMAN OF AMERICAS PRIVATE EQUITY
On February 27, 2023, we announced that Peter Clare, our Former Chief Investment Officer for Corporate Private Equity and Chairman of Americas Private Equity, will retire from Carlyle effective April 30, 2023. While Mr. Clare will assist in the transition of his responsibilities through the retirement date, he ceased to be an executive officer and a member of the Board effective as of February 27, 2023.
FORMER CHIEF EXECUTIVE OFFICER SEPARATION
On August 7, 2022, we mutually agreed with our former Chief Executive Officer, Mr. Lee, that Mr. Lee would step down as Chief Executive Officer and as a member of the Board. We entered into a Separation Agreement with Mr. Lee on August 7, 2022 (the “Separation Agreement”) providing for certain severance payments and the treatment of Mr. Lee’s outstanding equity awards, as described below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Former Chief Executive Officer.”

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COMPENSATION GOVERNANCE PRACTICES
RISK MITIGATION
Our compensation program includes significant elements that discourage excessive risk taking and focuses the efforts of our employees on the long-term performance of the firm, which is also reflected in their compensation. For example, notwithstanding the fact that for accounting purposes we accrue compensation for performance allocations related to our carry funds upon appreciation of the valuation of our funds’ investments above certain specified threshold return hurdles, we only make cash payments to our employees related to carried interest when profitable investments have been realized and cash is distributed first to the investors in our funds, followed by the firm and only then to employees of the firm. Moreover, if a carry fund fails to achieve specified investment returns due to diminished performance of later investments, a “giveback” obligation may be triggered, whereby carried interest previously distributed by the fund would need to be returned to such fund. Our professionals who receive direct allocations of carried interest at the fund level are personally subject to the “giveback” obligation, pursuant to which they may be required to repay carried interest previously distributed to them, thereby reducing the amount of cash received by such recipients for any such year, which further discourages excessive risk-taking by our employees. Similarly, collateral managers of our structured credit funds are entitled to receive incentive fees from our credit funds that pay incentive fees only when the return on invested capital exceeds certain benchmark returns or other performance targets. In addition, our professional employees are eligible to, and frequently do choose to, invest their own capital in certain of the funds we manage, which directly aligns their interests with those of our fund investors. In many cases, these personal investments represent a significant portion of our employees’ after-tax compensation. These investments further encourage long-term thinking by directly aligning their interests to the long-term performance of our business.
HEDGING AND PLEDGING
Pursuant to the Company’s insider trading policies, all Company employees, including the named executive officers, and directors are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. In addition, all Company employees and directors are prohibited from taking “short” positions in Company securities. In addition, Company employees (including the named executive officers) may not pledge publicly traded Company securities or use such securities as collateral in connection with a loan or lending arrangement, or engage in any similar activity that could trigger an involuntary sale of such securities, in each case, without the prior written consent of the Company’s General Counsel or Global Chief Compliance Officer.
CLAWBACK POLICY
In 2021, the Compensation Committee adopted the Incentive Compensation Clawback Policy (the “Clawback Policy”) in order to ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets, and to create and maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation policy. Under the Clawback Policy, if the Compensation Committee determines that “incentive compensation” (which includes annual performance bonuses and time-based and performance-based long-term incentive awards, including cash, RSUs, stock options, stock appreciation rights, restricted stock, performance share units or other equity-based awards) of its current and former Section 16 officers or the heads of its business segments was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), or due to such incentive compensation being calculated on the basis of inaccurate information, then the Compensation Committee will determine, in its discretion and as permitted by and consistent with applicable law, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded based on the inaccurate financial information or results that were later restated. The Clawback Policy also provides that if a covered person engages in any detrimental activity (as defined in the Clawback Policy) as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such covered person’s incentive compensation (determined as set forth above, and including future incentive compensation); or (ii) forfeiture by the covered person of any gain realized on the vesting or exercise of awards, and prompt repayment of any such gain to us. The Compensation Committee may recoup amounts

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determined to be owed pursuant to the foregoing through all or any of (a) requiring reimbursement of amounts previously paid in cash, (b) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any time-based or performance-based equity awards, (c) offsetting the recouped amount from any compensation otherwise owed to the covered individual, (d) cancelling outstanding vested or unvested time-based or performance-based equity awards or (e) taking any other remedial or recovery action permitted by law. We will update the Clawback Policy, as appropriate, to comply with regulations mandated under the Dodd-Frank Act when the applicable rules adopted by the SEC in October 2022 become effective.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
In 2021, the Compensation Committee adopted Executive Stock Ownership Guidelines that apply to our executive officers. The Executive Stock Ownership Guidelines provide that our Chief Executive Officer must own stock with a value equal to the greater of (1) $6 million and (2) 6.0 times the Chief Executive Officer’s base salary. However, Mr. Schwartz agreed in his Employment Agreement to beneficially own shares of our common stock with a minimum aggregate value of $10,000,000 during the term of his employment. As a result, the current stock ownership guidelines for our executive officers is as follows:

Ownership Requirement (greater of)
	Value of Stock	Multiple of Annual Base Salary
Chief Executive Officer	$10 million	N/A
Other Executive Officers	$2.5 million	3x
For these purposes, we also count outstanding time-based restricted stock and restricted stock unit awards, deferred shares or units and shares or share equivalents held in our 401(k) plan or any other qualified or nonqualified savings, profit-sharing or deferred compensation accounts as shares being “owned” by the applicable individual. Our covered executive officers are expected to be in compliance with these guidelines within 5 years of becoming subject to the guideline with respect to their then-current office. Our covered executive officers are also expected to retain at least 50% of the number of shares received upon the vesting or settlement of any company equity incentive award (net of taxes) until the guideline is satisfied or, if the covered executive officer is not in compliance within the required 5-year period, 75% of the number of shares received upon the vesting or settlement of any company equity incentive award (net of taxes). The Compensation Committee has discretion to grant waivers or exceptions to these guidelines, including under circumstances of individual hardship. As of December 31, 2022, all of our covered executive officers were in compliance with our Executive Stock Ownership Guidelines.
PERQUISITES
Other than certain benefits provided to Mr. Lee in 2022, including personal use of a car service and a leased car (including related parking and automobile insurance expenses, and driver services provided by a Carlyle employee), during 2022 our named executive officers received no or minimal perquisites from the Company. For any perquisites our named executive officers do receive or may receive in the future, we do not provide tax gross up payments in respect of any such perquisites.
TAX AND ACCOUNTING CONSIDERATIONS
As one element of our review process, we consider the impact of accounting implications and tax treatment of significant compensation decisions. Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) generally disallows publicly-listed companies from taking a tax deduction for compensation in excess of $1,000,000 paid to “covered employees,” which “covered employees” can include the chief executive officer, the chief financial officer, the three other highest paid executive officers and certain individuals who were previously “covered employees.” As accounting standards and applicable tax laws change and develop, it is possible that we may consider revising certain features of our executive compensation program to align with our overall compensation philosophy and objectives. However, we believe that these accounting and tax considerations are only one aspect of determining executive compensation, and should not unduly influence compensation program design elements that are consistent with our overall compensation philosophy and objectives. Accordingly, we retain the discretion to design and implement compensation elements and programs that may not be tax deductible and/or that could have adverse accounting consequences.

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Compensation Committee Report
Effective April 6, 2022, Mr. Conway no longer served on the Compensation Committee. In addition, effective April 6, 2022, Mr. Ordan and Mr. Rice were appointed to the Compensation Committee.
The current members of the Compensation Committee of the Board of Directors who are listed below have reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis should be included in this Proxy Statement.

Anthony Welters (Chair) Lawton W. Fitt Mark S. Ordan Derica Rice

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Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following table presents summary information concerning compensation of our named executive officers during the fiscal years indicated below. For our named executive officers who own direct carried interest allocations or allocations of incentive fees at the fund level or who participate in the equity pool program, we have reported in the “All Other Compensation” column amounts that reflect the actual cash distributions received by our named executive officers in respect of such allocations during the relevant year. The Principal Positions referenced below are as of January 1, 2023.

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
William E. Conway, Jr.	2022	500,000	—	—	—		500,000
Interim Chief Executive Officer (principal executive officer)

Curtis L. Buser	2022	500,000	1,750,000	3,108,697	317,650	(2)	5,676,347
Chief Financial Officer (principal financial officer)	2021	275,000	2,750,000	11,149,577	54,384		14,228,961
	2020	275,000	2,500,000	3,965,860	30,847		6,771,707
Peter J. Clare	2022	500,000	1,750,000	—	36,559,512	(3)	38,809,512
Former Chief Investment Officer for Corporate Private Equity and Chairman of Americas Private Equity	2021	275,000	3,000,000	14,058,878	58,738,149		76,072,027
	2020	275,000	2,750,000	—	7,028,785		10,053,785
Christopher Finn	2022	500,000	1,750,000	3,108,697	1,168,413	(4)	6,527,110
Chief Operating Officer	2021	275,000	2,750,000	11,149,577	1,477,717		15,652,294
	2020	275,000	2,500,000	3,965,860	560		6,741,420
Bruce Larson	2022	500,000	1,750,000	3,108,697	63,907	(5)	5,422,604
Chief Human Resources Officer	2021	275,000	2,750,000	8,477,626	—		11,502,626
Kewsong Lee	2022	606,731	—	36,695,033	3,473,641	(6)	40,775,405
Former Chief Executive Officer	2021	275,000	5,500,000	36,110,256	437,245		42,322,501
	2020	275,000	5,500,000	10,274,286	334,917		16,384,203
(1)This amount represents the aggregate grant date fair value of the RSUs granted in the year shown, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the determination of grant-date fair value see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. For 2022, amounts reported reflect the annual discretionary time-vesting RSU awards that were granted to Messrs. Buser, Finn and Larson on February 1, 2022, the one-year performance-vesting RSUs that vest based on achievement of FRE, NRPR and FEAUM Raised targets that were granted to Messrs. Buser, Finn, Larson and Lee on February 8, 2022, the 2022 Performance-Based Stock Price Target Award granted to Mr. Lee on February 10, 2022, the time-vesting KEIP RSU award granted to Mr. Lee on May 1, 2022 and the incremental fair value generated by the modification of Mr. Lee’s Four-Year Performance-Vesting RSU Outperformance Award pursuant to the terms of Mr. Lee’s Separation Agreement on August 7, 2022 (computed as of the modification date of August 7, 2022 in accordance with ASC Topic 718). The grant date fair values of the one-year performance-vesting RSUs granted that vest based on achievement of FRE, NRPR and FEAUM Raised targets were computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement as of the grant date, the grant date fair values of the one-year performance-vesting RSU awards that vest based on the achievement of FRE, NRPR and FEAUM Raised targets would have been: Mr. Lee - $24,000,000; Mr. Buser - $3,059,616; Mr. Finn - $3,059,616 and Mr. Larson - $3,059,616. The 2022 Performance-Based Stock Price Target Award was subject to market conditions, and not performance conditions, as defined under ASC Topic 718, and therefore did not have a maximum grant date fair value that differed from the grant date fair value of $16,343,201 as reported in the table. The 2022 Performance-Based Stock Price Target Award was forfeited upon Mr. Lee’s termination on August 7, 2022.
(2)This amount represents cash distributions of $125,928 received by Mr. Buser in respect of his equity pool interest for 2022 and $191,722 received by Mr. Buser in respect of his carried interest pool interest for 2022.
(3)This amount represents actual cash distributions received by Mr. Clare in respect of direct carried interest allocations at the fund level of $32,059,512 for 2022 ($3,598,546 of which was distributed in the form of 80,433 fully vested shares of our common stock pursuant to the Distributing a Portion of Realized Carry in Shares Program) and a cash payment of $4,500,000, representing a portion of the carried interest generated by our Carlyle Partners VI investment fund.
(4)This amount represents cash distributions of $976,257 received by Mr. Finn in respect of his direct carried interest allocations at the fund level for 2022, $434 received by Mr. Finn in respect of his equity pool interest for 2022 and $191,722 received by Mr. Finn in respect of his carried interest pool interest for 2022.

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(5)This amount represents cash distributions of $63,907 received by Mr. Larson in respect of his carried interest pool interest for 2022.
(6)This amount represents actual cash distributions received by Mr. Lee in respect of carried interest allocations at the fund level of $2,106,133 for 2022, $1,124,000 received by Mr. Lee as cash severance, as described below under “—Potential Payments Upon Termination or Change in Control—Former Chief Executive Officer,” our payment of $125,000 in legal fees and $55,000 in public relations fees incurred in connection with the negotiation of Mr. Lee’s Separation Agreement, $36,698 in respect of Mr. Lee’s personal use of a car service and $26,810 in respect of Mr. Lee’s use of a leased car (including related parking and automobile insurance expenses) and driving services of a Carlyle employee. The incremental cost for the car service is our actual cost. The personal use cost for the leased car includes both fixed and incremental costs, including the full cost of the lease, insurance costs, parking costs and an allocated portion of the compensation and benefits paid to the employee driver, in each case, through the date of Mr. Lee’s separation (at which time Mr. Lee ceased to be eligible to use the leased car and the services of the employee driver).

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GRANTS OF PLAN-BASED AWARDS IN 2022
The following table presents information concerning RSUs granted in 2022 to our named executive officers. The dollar amounts shown under the column heading “Grant Date Fair Value of Stock and Option Awards” in the table below were calculated in accordance with ASC Topic 718. For additional information regarding the determination of grant date fair value, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

		Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
William E. Conway, Jr.	—	—	—	—	—	—
Curtis L. Buser
Annual Time-Vesting RSUs(1)	2/1/2022	—	—	—	31,871	$1,578,889
One-Year Performance-Vesting RSUs(2)	2/8/2022	15,936	31,871	63,742	—	$1,529,808
Peter J. Clare	—	—	—	—	—	—
Christopher Finn
Annual Time-Vesting RSUs(1)	2/1/2022	—	—	—	31,871	$1,578,889
One-Year Performance-Vesting RSUs(2)	2/8/2022	15,936	31,871	63,742	—	$1,529,808
Bruce Larson
Annual Time-Vesting RSUs(1)	2/1/2022	—	—	—	31,871	$1,578,889
One-Year Performance-Vesting RSUs(2)	2/8/2022	15,936	31,871	63,742	—	$1,529,808
Kewsong Lee
Performance-Vesting RSUs(3)	2/8/2022	125,000	250,000	500,000	—	$12,000,000
2022 Performance-Based Stock Price Target Award(4)	2/10/2022	121,106	605,528	605,528	—	$16,343,201
KEIP RSUs(5)	5/1/2022	—	—	—	9,695	$351,832
Modified Four-Year Performance-Vesting RSU Outperformance Award (6)	8/7/2022	250,000	500,000	750,000	—	$8,000,000
(1)Represents discretionary time-vesting RSU grants awarded to Messrs. Buser, Finn and Larson. These RSU grants will be eligible to vest 40% on August 1, 2023, 30% on August 1, 2024 and 30% on August 1, 2025.
(2)Represents performance-vesting RSU awards that vest based on achievement of FRE, NRPR and FEAUM Raised targets granted to Messrs. Buser, Finn and Larson. The grant date fair value of these performance-vesting RSUs was computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date.
(3)Represents the fifth installment of the performance-vesting RSUs granted to Mr. Lee in 2018 that vest based on achievement of FRE, NRPR and FEAUM Raised targets established in 2022. The grant date fair value of these performance-vesting RSUs was computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date.
(4)Represents a discretionary performance-vesting RSU grant award to Mr. Lee on February 10, 2022 that was eligible to vest in February 2027, subject to Mr. Lee’s continued employment through the vesting date, based on the attainment of certain 20-consecutive trading day average closing stock prices. This award was subject to market conditions, and not performance conditions, as defined under ASC Topic 718. In connection with the termination of his employment in August 2022, Mr. Lee forfeited this award and no portion vested.
(5)Represents a time-vesting RSU grant awarded to Mr. Lee under the KEIP on May 1, 2022 that vested on November 1, 2022.
(6)Represents the incremental fair value generated by the modification of Mr. Lee’s Four-Year Performance-Vesting RSU Outperformance Award pursuant to the terms of Mr. Lee’s Separation Agreement on August 7, 2022 (computed as of the modification date of August 7, 2022 in accordance with ASC Topic 718). The modification to Mr. Lee’s Four-Year Performance-Vesting RSU Outperformance Award is described in greater detail below under “—Potential Payments Upon Termination or Change in Control—Former Chief Executive Officer”. Mr. Lee’s Three-Year Performance-Vesting RSU Outperformance Award and Mr. Lee’s Performance-Vesting RSUs (granted on February 8, 2022 and reflected above) were also modified pursuant to the terms of Mr. Lee’s Separation Agreement on August 7, 2022, but such modifications did not generate any incremental fair value (as determined in accordance with ASC Topic 718).

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NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
EQUITY INCENTIVE PLAN AWARDS
In connection with our initial public offering, the firm adopted the Equity Incentive Plan (which was subsequently amended and restated to reflect our conversion to a corporation and was further amended and restated in 2021 and which we are requesting to amend and restate further pursuant to Item 4), which is a source of new equity-based awards and permits us to grant to our senior Carlyle professionals, employees, directors and consultants non-qualified options, stock appreciation rights, common stock, restricted stock, RSUs, phantom stock units and other awards based on our common stock. Unvested annual discretionary RSUs generally will be forfeited upon termination of employment unless, in certain instances, such termination is within a fixed period following the occurrence of a Change in Control (as defined in the Equity Incentive Plan) or due to the holder’s death or disability. For a description of the potential vesting that the named executive officers may be entitled to with respect to such RSU awards in connection with a Change in Control or certain terminations of employment see “—Potential Payments upon Termination or Change in Control” below. In addition, all vested and unvested annual discretionary RSUs will be immediately forfeited in the event the holder is terminated for cause, or if such person materially breaches any applicable restrictive covenant. For RSU awards made in February 2018 and later, the award agreements generally contain non-solicitation provisions that restrict participants’ ability to solicit Carlyle investors or employees during the one-year period following a participant’s termination of the provision of services to Carlyle. For more information regarding these RSUs granted to our named executive officers under the Equity Incentive Plan, including the vesting criteria, see the sections entitled “Compensation Elements—Long-Term Equity Awards” and “Compensation Elements—Other 2022 Compensation Opportunities—Legacy Key Executive Incentive Program (KEIP)” above.

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OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table provides information regarding outstanding unvested equity awards held by our named executive officers as of December 31, 2022. The dollar amounts shown in the table below were calculated by multiplying the number of unvested RSUs reported for the named executive officer by the closing market price of $29.84 per share on December 30, 2022, the last trading day of 2022.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Equity Incentive Shares or Units of Stock That Have Not Vested (#)		Market Value of Equity Incentive Shares or Units of Stock That Have Not Vested ($)
William E. Conway, Jr.	—		$—	—		$—
Curtis L. Buser	226,046	(1)	$6,745,213	69,603	(5)	$2,076,954
Peter J. Clare	92,804	(2)	$2,769,271	278,412	(6)	$8,307,814
Christopher Finn	226,046	(3)	$6,745,213	69,603	(5)	$2,076,954
Bruce Larson	195,518	(4)	$5,834,257	69,603	(5)	$2,076,954
Kewsong Lee	1,152,043	(7)	$34,376,963	—		$—
(1)The amount reported for Mr. Buser is composed of 51,753 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2023; 29,343 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2024; 9,561 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2025; 92,804 time-based strategic equity RSUs of which 23,201 time-based strategic equity RSUs vested on February 1, 2023, 23,201 time-based strategic equity RSUs will be eligible to vest on February 1, 2024 and 46,402 time-based strategic equity RSUs will be eligible to vest on February 1, 2025; 19,384 one-year performance-vesting RSUs that were earned as of the end of the fiscal year based on 2022 performance and that vested on February 7, 2023, the date we certified the attainment of the established performance metrics; and 23,201 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2022 performance and vested on February 7, 2023, the date we certified the attainment of the established performance metrics.
(2)The amount reported for Mr. Clare is composed of 92,804 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2022 performance and vested on February 7, 2023, the date we certified the attainment of the established performance metrics.
(3)The amount reported for Mr. Finn is composed of 51,753 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2023; 29,343 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2024; 9,561 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2025; 92,804 time-based strategic equity RSUs of which 23,201 time-based strategic equity RSUs vested on February 1, 2023, 23,201 time-based strategic equity RSUs will be eligible to vest on February 1, 2024 and 46,402 time-based strategic equity RSUs will be eligible to vest on February 1, 2025; 19,384 one-year performance-vesting RSUs that were earned as of the end of the fiscal year based on 2022 performance and that vested on February 7, 2023, the date we certified the attainment of the established performance metrics; and 23,201 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2022 performance and vested on February 7, 2023, the date we certified the attainment of the established performance metrics.
(4)The amount reported for Mr. Larson is composed of 26,878 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2023; 23,690 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2024; 9,561 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2025; 92,804 time-based strategic equity RSUs of which 23,201 time-based strategic equity RSUs vested on February 1, 2023, 23,201 time-based strategic equity RSUs will be eligible to vest on February 1, 2024 and 46,402 time-based strategic equity RSUs will be eligible to vest on February 1, 2025; 19,384 one-year performance-vesting RSUs that were earned as of the end of the fiscal year based on 2022 performance and that vested on February 7, 2023, the date we certified the attainment of the established performance metrics; and 23,201 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2022 performance and vested on February 7, 2023, the date we certified the attainment of the established performance metrics.
(5)The amount reported for Messrs. Buser, Finn and Larson is composed of 23,201 performance-based strategic equity RSUs that are eligible to vest in February 2024 and 46,402 performance-based strategic equity RSUs that are eligible to vest in February 2025.
(6)The amount reported for Mr. Clare is composed of 92,804 performance-based strategic equity RSUs that are eligible to vest in February 2024 and 185,608 performance-based strategic equity RSUs that are eligible to vest in February 2025. Pursuant to the terms of the applicable award agreement, such RSUs would be forfeited upon Mr. Clare’s retirement on April 30, 2023.
(7)The amount reported for Mr. Lee is composed of 250,000 one-time CEO time-vesting RSUs which vested on February 1, 2023; 152,043 performance-vesting RSUs that were earned as of the end of the fiscal year based on 2022 performance, which vested on February 7, 2023, the date on which we certified the attainment of the established performance metrics; 750,000 four-year performance-vesting outperformance RSUs that were earned as of the end of the fiscal year based on performance for the period from January 1, 2019 through December 30, 2022 and that vested on February 7, 2023, the date we certified the attainment of the established performance metrics. The amount reported does not include any amount in respect of the target 100,000 three-year performance-vesting outperformance RSUs because as of the end of the fiscal year, based on performance for the period from January 1, 2020 through December 30, 2022, the related performance conditions were not achieved and 0 RSUs were earned in respect thereof, as we certified on February 7, 2023.

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OPTION EXERCISES AND STOCK VESTED IN 2022
As we have never issued any options, our named executive officers had no option exercises during the year ended December 31, 2022. Each of our named executive officers had equity awards vest during the year ended December 31, 2022.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(6)
William E. Conway, Jr.	—	$—
Curtis L. Buser(1)	262,088	$12,205,277
Peter J. Clare(2)	217,804	$11,037,227
Christopher Finn(3)	246,805	$11,610,615
Bruce Larson(4)	65,243	$3,061,092
Kewsong Lee(5)	945,303	$47,433,628
(1)The value for Mr. Buser is based on the value of 178,280 shares received upon the vesting of RSUs on February 8, 2022 and 83,808 shares received upon the vesting of RSUs on August 1, 2022.
(2)The value for Mr. Clare is based on the value of 125,000 shares received upon the vesting of RSUs on February 1, 2022 and 92,804 shares received upon the vesting of RSUs on February 8, 2022.
(3)The value for Mr. Finn is based on the value of 178,280 shares received upon the vesting of RSUs on February 8, 2022 and 68,525 shares received upon the vesting of RSUs on August 1, 2022.
(4)The value for Mr. Larson is based on the value of 46,402 shares received upon the vesting of RSUs on February 8, 2022 and 18,841 shares received upon the vesting of RSUs on August 1, 2022.
(5)The value for Mr. Lee is based on the value of 250,000 shares received upon the vesting of RSUs on February 1, 2022; 685,608 shares received upon the vesting of RSUs on February 8, 2022; and 9,695 shares received upon the vesting of RSUs on November 1, 2022.
(6)The value realized on vesting was calculated by multiplying the number of shares of common stock received upon vesting by the closing market price per share of common stock on the applicable vesting date.
PENSION BENEFITS FOR 2022
We do not provide pension benefits to our named executive officers.
NONQUALIFIED DEFERRED COMPENSATION FOR 2022
We do not provide defined contribution plans for the deferral of compensation on a basis that is not tax-qualified.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Other than as described below, none of our named executive officers are entitled to any additional payments or benefits upon termination of employment, upon a change in control of our company or upon retirement, death or disability.

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Compensation Matters
FORMER CHIEF EXECUTIVE OFFICER
On August 7, 2022 we entered into a Separation Agreement with Mr. Lee in connection with the termination of his employment, which provided for the payments and benefits summarized below in exchange for Mr. Lee executing a release of claims in favor of Carlyle and its affiliates, agreeing to provide consulting services as a Senior Advisor through December 31, 2022 in order to assist in the transition of his duties and complying with the restrictive covenants summarized below. The Separation Agreement provided that Mr. Lee was entitled to receive the benefits he was owed under his employment agreement and equity award agreements, in accordance with the provisions therein requiring payment or other benefits in connection with a termination by Carlyle without Cause or by Mr. Lee for Good Reason, provided that the fifth and final installment of his performance-vesting RSUs and the three-year and four-year performance-vesting RSU outperformance awards he was granted in 2019 and 2020 were modified to provide for vesting based on actual performance instead of target.
Mr. Lee agreed in the Separation Agreement to remain bound by non-solicitation covenants limiting his ability to solicit (i) Carlyle’s employees or participate in any capacity in any transactions that Carlyle was actively considering investing in or offering to invest in prior to his separation until August 7, 2023, and (ii) Carlyle’s investors until December 31, 2022. Mr. Lee also agreed to comply with restrictive covenants limiting his ability to compete with Carlyle until December 31, 2022. The Separation Agreement also reaffirmed Mr. Lee’s confidentiality covenants. The Separation Agreement also provides that Mr. Lee and Carlyle are subject to certain cooperation covenants and, until August 7, 2027, mutual non-disparagement obligations.
CASH SEVERANCE PAYMENTS
Pursuant to the terms of the Separation Agreement, Mr. Lee received an aggregate cash amount equal to $1,405,000 in cash severance, which was paid in five installments of $281,000 in each of September, October, November and December of 2022 and January of 2023. This severance amount was calculated pursuant to the terms of the Employment Agreement we entered into with Mr. Lee on October 23, 2017, as amended in connection with the Conversion on January 1, 2020, and reflects the severance owed to Mr. Lee in connection with a termination of Mr. Lee’s employment by Carlyle without Cause or by Mr. Lee for Good Reason, and was computed as a function of Mr. Lee’s base salary of $1,000,000, plus the average formulaic bonus paid to Mr. Lee in 2020 and 2021 ($2,500,000) plus the COBRA premium for Mr. Lee and his covered dependents, and pro-rated for the period remaining in 2022 following Mr. Lee’s termination.
Additionally, pursuant to the terms of the Separation Agreement and consistent with the terms of Mr. Lee’s Employment Agreement for the amount owed to Mr. Lee upon a termination of Mr. Lee’s employment by Carlyle without Cause or by Mr. Lee for Good Reason, Mr. Lee was entitled to receive a prorated formulaic bonus for calendar year 2022 determined by reference to the annual dividend paid to shareholders in respect of calendar year 2022 times 2.5 million. For calendar year 2022, our aggregate dividend was $1.30 per share, resulting in a formulaic bonus amount of $3,250,000, which amount was prorated to reflect Mr. Lee’s partial period of service in 2022 and resulted in a cash payment to Mr. Lee of $1,950,000, which amount was paid to Mr. Lee in February 2023.
In connection with the negotiation of the Separation Agreement, we also paid for $125,000 in legal fees incurred by Mr. Lee, as well as $55,000 in expenses incurred by Mr. Lee for public relations services.
LONG-TERM EQUITY AWARDS
2018-2022 RSUs
Pursuant to the terms of his Employment Agreement, in February 2018 Mr. Lee received a one-time grant of 1,250,000 time-vesting RSUs and 1,250,000 performance-vesting RSUs under the Equity Incentive Plan.
TIME-VESTING RSUs
At the time of Mr. Lee’s separation, one installment of 250,000 time-vesting RSUs (of the 1,250,000 time-vesting RSUs granted in February 2018) remained outstanding and eligible to vest on February 1, 2023. Pursuant to the terms of the Separation Agreement and in accordance with the benefits owed to Mr. Lee pursuant to the terms of the award agreement for the time-vesting RSUs for a termination of Mr. Lee’s employment by Carlyle without Cause or by Mr. Lee for Good Reason, this installment remained outstanding following Mr. Lee’s separation and vested on February 1, 2023.

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PERFORMANCE-VESTING RSUs
The performance-vesting RSUs were eligible to vest and settle annually in five equal target installments, with the opportunity to earn between 0% and 200% of the target amount of the performance-vesting RSUs based on the level of achievement of specified performance metrics that were set by our Compensation Committee at the beginning of each performance year, subject to the Share Price Governor.
At the time of Mr. Lee’s separation, the fifth and final installment of a target of 250,000 performance-vesting RSUs remained outstanding and eligible to vest in February 2023 based on the achievement of performance targets and weightings as established by the Compensation Committee in February 2022, which were the same performance targets and weightings, and subject to the same Share Price Governor, in each case as were applicable to the 2022 Performance-Vesting RSUs awarded to certain of the other Named Executive Officers as described above under “—2022 Performance-Vesting RSUs.”
Pursuant to the terms of the Separation Agreement, Mr. Lee remained eligible to vest in the fifth installment of the performance-vesting RSUs following his separation based on the actual achievement of the corresponding performance targets. This was a modification from the terms of the award agreement for the performance-vesting RSUs, which provided that Mr. Lee would be entitled to vesting based on target performance of 100% upon a termination of Mr. Lee’s employment by Carlyle without Cause or by Mr. Lee for Good Reason, but this modification did not generate any incremental fair value (as determined in accordance with ASC Topic 718). In February 2023, the Compensation Committee certified the achievement of such performance targets, resulting in the same weighted achievement factor for such fifth installment of the performance-vesting RSUs as the 2022 Performance-Vesting RSUs awarded to certain of the other Named Executive Officers, as described above under “—2022 Performance-Vesting RSUs.” Accordingly, the final weighted achievement factor for the fifth installment of Mr. Lee’s performance-vesting RSUs was 60.8% of target, which resulted in Mr. Lee earning 152,043 shares of common stock following certification of the attainment of the performance metrics on February 7, 2023.
OUTPERFORMANCE AWARDS
In respect of 2019 and 2020, Mr. Lee received two performance-vesting RSU awards, which required outperformance to achieve a payout. The Compensation Committee awarded a four-year cumulative performance RSU award in February 2019 and a three-year cumulative performance RSU award in February 2020, each under the Equity Incentive Plan. As described below, the Compensation Committee believed the performance goals for both the four-year and three-year performance-vesting RSU outperformance grants were set at levels that required strong performance for a target payout and exceptional performance for a maximum payout.
Pursuant to the terms of the Separation Agreement, following his separation Mr. Lee remained eligible to vest in both the four-year and three-year performance-vesting RSU outperformance grants in February 2023 based on actual performance over the term of the awards. This was a modification from the terms of the award agreement for each of the four-year and three-year performance-vesting RSU outperformance grants, each of which provided that Mr. Lee would be entitled to vesting based on target performance of 100% upon a termination of Mr. Lee’s employment by Carlyle without Cause or by Mr. Lee for Good Reason. As a result, we have included the incremental fair value generated by the modification of the four-year performance-vesting RSU outperformance grant (computed as of the modification date of August 7, 2022 in accordance with ASC Topic 718) in the “Grants of Plan-Based Awards in 2022” table, above. The modification of the three-year performance-vesting RSU outperformance grant did not generate any incremental fair value (as determined in accordance with ASC Topic 718).
FOUR-YEAR PERFORMANCE-VESTING RSU OUTPERFORMANCE AWARD
On February 13, 2019, Mr. Lee was awarded a target number of 500,000 performance-vesting RSUs that were eligible to vest and settle at the end of the four-year cumulative performance period of January 1, 2019 to December 31, 2022, with the opportunity to earn between 0% and a maximum of 150% of the target amount of the performance-vesting RSUs based on outperformance against two total shareholder return (“TSR”) measures. In order to receive a payout, over the four-year cumulative performance period Carlyle needed to achieve both an absolute TSR of not less than 6% per annum, averaged over that four-year cumulative performance period, and relative outperformance on TSR growth measured as shown below:

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4-Year Relative TSR v. S&P 500 Financials	% Earned(1)

Less than 50th Percentile	0%

50th Percentile	50%

66th Percentile	100%

≥ 75th Percentile	150%

(1)Interpolation used for payouts between 50th and 66th or between 66th and 75th percentiles above
On February 7, 2023, we certified that Carlyle achieved an absolute TSR of 17.4% as averaged over the four-year cumulative performance period of January 1, 2019 to December 31, 2022 (which exceeded the required minimum of at least 6% per annum), and that Carlyle’s relative outperformance on TSR growth was in the 76.9th percentile, resulting in Mr. Lee earning 150% of the target number of RSUs (750,000 RSUs), or a total of 750,000 shares of common stock.
THREE-YEAR PERFORMANCE-VESTING RSU OUTPERFORMANCE AWARD
On February 12, 2020, Mr. Lee was awarded a target number of 100,000 performance-vesting RSUs that were eligible to vest and settle at the end of the three-year cumulative performance period of January 1, 2020 to December 31, 2022, with the opportunity to earn between 0% and a maximum of 150% of the target amount of the performance-vesting RSUs based on outperformance against the same absolute and relative TSR measures as the 2019 four-year outperformance award, but applied to the 2020-2022 performance period. In order to receive a payout, over the three-year cumulative performance period Carlyle needed to achieve both an absolute TSR of not less than 6% per annum, averaged over that three-year cumulative performance period, and relative outperformance on TSR growth measured as shown above.
On February 7, 2023, we certified that Carlyle did not achieve an absolute TSR of at least 6% per annum as averaged over the three-year cumulative performance period, resulting in Mr. Lee earning 0% of the target number of RSUs and a total of 0 shares of common stock.
PERFORMANCE-BASED RSUs ALIGNED TO STRATEGIC PLAN
As described above under “Performance-Based RSUs Aligned to Strategic Plan,” Mr. Lee previously received a performance-based RSU award under the Strategic Equity Award Program, and vested in 20% of such award in February 2022 following certification of the attainment of the associated Company FRE target. Pursuant to the terms of the Separation Agreement and the applicable award agreement, the remaining 80% of this award, comprised of 742,432 outstanding and unvested RSUs, were forfeited upon Mr. Lee’s separation on August 7, 2022.
2022 PERFORMANCE-BASED STOCK PRICE TARGET AWARD
As described above under “—Long-Term Equity Awards,” in February 2022, Mr. Lee was granted a performance-based award of 605,528 RSUs that were eligible to vest in February 2027, generally subject to Mr. Lee’s continued employment through the vesting date, based on the attainment of 20-consecutive trading day average closing stock prices over the performance period from February 10, 2022 to December 31, 2026. These RSUs were eligible to vest at the 20%, 40%, 60%, 80% or 100% level based on the attainment of 20-consecutive trading day average closing stock prices equal to or in excess of $59.21, $69.08, $78.94, $88.81 and $98.68, respectively. Pursuant to the terms of the Separation Agreement and the respective award agreement, these RSUs were forfeited in their entirety in connection with Mr. Lee’s separation on August 7, 2022, and no shares of common stock were earned.
KEIP RSUs
As described above under “Other 2022 Compensation Opportunities—Legacy Key Executive Incentive Program (KEIP)” Mr. Lee received a grant of 9,695 RSUs under the KEIP on May 1, 2022. Pursuant to the terms of the Separation Agreement, these 9,695 RSUs remained outstanding and eligible to vest, and did vest, on November 1, 2022, subject to Mr. Lee’s continued service as Senior Advisor through such vesting date, which was consistent with the original terms of the respective award agreement.

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CARRIED INTEREST AND INCENTIVE FEES
As noted above under “Other 2022 Compensation Opportunities—Carried Interest and Incentive Fees,” Mr. Lee previously received allocations of direct carried interest and incentive fees, as applicable, at the fund level in respect of certain global credit and corporate private equity funds. Certain of Mr. Lee’s allocations of direct carried interest at the fund level were unvested as of August 7, 2022 and, pursuant to the terms of the Separation Agreement, fully vested as of the effectiveness of the Separation Agreement. Pursuant to the Separation Agreement, Mr. Lee forfeited his entitlement to receive a portion of the incentive fees earned by Carlyle (or any affiliate) in respect of TCG BDC, Inc. (now known as Carlyle Secured Lending, Inc.) and TCG BDC II, Inc. (now known as Carlyle Credit Solutions, Inc.).
OTHER NAMED EXECUTIVE OFFICERS
SEVERANCE
Pursuant to the terms of the Employment Agreement we entered into with Mr. Larson on August 5, 2019, if we terminate Mr. Larson without “Cause” or if Mr. Larson resigns for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Larson is entitled to receive cash severance of 25% of his annual base salary, in exchange for his timely execution and non-revocation of a release of claims in our favor. Had such a termination of employment occurred on December 30, 2022, the last business day of 2022, Mr. Larson would have been entitled to receive cash severance in the amount of $125,000, which is 25% of his annual base salary amount as of December 30, 2022 of $500,000. Mr. Larson is not entitled to receive any additional cash payments in connection with a termination of his service due to his death or disability.
None of Messrs. Conway, Buser, Clare or Finn are entitled to receive cash severance in connection with a termination of their employment.
EQUITY AWARDS
Upon the occurrence of a termination of employment because of death or Disability (as defined in the Equity Incentive Plan), any unvested time-vesting RSUs held by Messrs. Buser, Clare, Finn and Larson will automatically be deemed vested as of immediately prior to such termination of employment. In addition, upon the occurrence of a termination of employment because of death or Disability, any unvested performance-vesting RSUs will vest (at target, where applicable) if such termination occurs prior to completion of the performance period or at actual performance if the termination occurs after completion of the performance period but prior to the applicable vesting date. Had such a termination of employment occurred on December 30, 2022, the last business day of 2022, each of Messrs. Buser, Clare, Finn and Larson would have vested in the following numbers of RSUs, having the following values based on our closing market price of $29.84 per share on December 30, 2022: Mr. Buser - 295,649 RSUs, with an aggregate value of $8,822,166 (which is comprised of 90,657 discretionary time-vesting RSUs, 19,384 one-year performance-vesting RSUs based on actual performance, 92,804 time-based strategic equity RSUs and 92,804 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)); Mr. Clare - 371,216 RSUs with an aggregate value of $11,077,085 (which is comprised of 371,216 performance-based strategic equity RSUs (of which 92,804 would vest based on actual performance)); Mr. Finn - 295,649 RSUs with an aggregate value of $8,822,166 (which is comprised of 90,657 discretionary time-vesting RSUs, 19,384 one-year performance-vesting RSUs based on actual performance, 92,804 time-based strategic equity RSUs and 92,804 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)); and Mr. Larson - 265,121 RSUs, with an aggregate value of $7,911,211 (which is comprised of 60,129 discretionary time-vesting RSUs, 92,804 time-based strategic equity RSUs and 92,804 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)).
For purposes of any awards granted to Messrs. Buser, Clare, Finn and Larson prior to January 1, 2022, upon the occurrence of a Change in Control (as defined in the Equity Incentive Plan), any unvested time-vesting RSUs held by Messrs. Buser, Clare, Finn and Larson that were granted prior to January 1, 2022 will automatically be deemed vested as of immediately prior to the occurrence of such Change in Control. In addition, upon the occurrence of a Change in Control, any unvested performance-vesting RSUs held by Messrs. Buser, Clare, Finn and Larson that were granted prior to January 1, 2022 will vest (at target, where applicable) if such Change in Control occurs prior to completion of the performance period or at actual performance if such Change in Control occurs after completion of the performance period but prior to the applicable vesting date. Had such a Change in Control occurred on December 30, 2022, the last business day of 2022, each of Messrs. Buser, Clare, Finn and Larson would have vested

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in the following numbers of RSUs, having the following values based on our closing market price of $29.84 per share on December 30, 2022: Mr. Buser - 244,394 RSUs, with an aggregate value of $7,292,717 (which is comprised of 58,786 discretionary time-vesting RSUs, 92,804 time-based strategic equity RSUs and 92,804 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)); Mr. Clare - 371,216 RSUs with an aggregate value of $11,077,085 (which is comprised of 371,216 performance-based strategic equity RSUs (of which 92,804 would vest based on actual performance)); Mr. Finn - 244,394 RSUs with an aggregate value of $7,292,717 (which is comprised of 58,786 discretionary time-vesting RSUs, 92,804 time-based strategic equity RSUs and 92,804 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)); and Mr. Larson - 213,866 RSUs, with an aggregate value of $6,381,761 (which is comprised of 28,258 discretionary time-vesting RSUs, 92,804 time-based strategic equity RSUs and 92,804 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)).
In addition, for purposes of the awards granted to Messrs. Buser, Finn and Larson following January 1, 2022 (Mr. Clare has not received any RSU awards since January 1, 2022), upon the occurrence of a termination of the applicable named executive officer’s employment without “Cause” (as defined in the applicable RSU award agreement) that occurs within 12 months following the occurrence of a Change in Control, any unvested time-vesting RSUs held by Messrs. Buser, Finn and Larson that were granted following January 1, 2022 will automatically be deemed vested as of immediately prior to the occurrence of such termination of employment. In addition, upon the occurrence of such a termination of employment, any unvested performance-vesting RSUs held by Messrs. Buser, Finn and Larson that were granted following January 1, 2022 will vest (at target, where applicable) if such termination occurs prior to completion of the performance period or at actual performance if such termination occurs after completion of the performance period but prior to the applicable vesting date. Had such a termination occurred on December 30, 2022, the last business day of 2022, then in addition to the RSUs that would have vested in accordance with the prior paragraph as a result of the Change in Control that would have preceded such termination, each of Messrs. Buser, Finn and Larson would have vested in the following additional numbers of RSUs, having the following values based on our closing market price of $29.84 per share on December 30, 2022: Mr. Buser - 51,255 RSUs, with an aggregate value of $1,529,449 (which is comprised of 31,871 discretionary time-vesting RSUs and 19,384 one-year performance-vesting RSUs based on actual performance); Mr. Finn - 51,255 RSUs with an aggregate value of $1,529,449 (which is comprised of 31,871 discretionary time-vesting RSUs and 19,384 one-year performance-vesting RSUs based on actual performance); and Mr. Larson - 51,255 RSUs, with an aggregate value of $1,529,449 (which is comprised of 31,871 discretionary time-vesting RSUs and 19,384 one-year performance-vesting RSUs based on actual performance).
RESTRICTIVE COVENANTS
Messrs. Buser, Clare, Finn and Larson are subject to restrictive covenants pursuant to the terms of, with respect to Messrs. Buser, Finn and Larson, their time-based strategic equity RSU award agreement and 2023 One-Time RSU award agreement and, with respect to Messrs. Buser, Clare, Finn and Larson, their performance-based strategic equity RSU award agreement, in each case, limiting the applicable named executive officer’s ability to solicit Carlyle’s employees and investors or participate in any capacity in any transactions that Carlyle was actively considering investing in or offering to invest in, as well as restrictive covenants limiting the applicable named executive officer’s ability to compete with Carlyle, in each case, for a period of 12 months following the earlier of the last day such named executive officer is employed by the Company or the first day of his applicable notice period or garden leave period. Mr. Larson is also subject to such non-solicitation obligations pursuant to the terms of his Employment Agreement.
Mr. Conway is subject to certain restrictive covenants, as described in greater detail under “Founders’ Non-Competition and Non-Solicitation Agreements.”

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Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). For purposes of determining the CEO Pay Ratio for 2022, because we had multiple principle executive officers for the year, we have used Mr. Lee’s compensation in 2022 (determined without proration) plus Mr. Conway’s compensation for the period he served as principal executive officer in 2022. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
As of December 31, 2022, we employed nearly 2,100 individuals, including 770 investment professionals, located in 29 offices across five continents. In 2020, in accordance with SEC rules, we re-identified our median employee using our global employee population as of October 31, 2020. To identify our median employee, we used annual base salary and bonuses earned (guaranteed and discretionary) in 2020. Application of our consistently applied compensation measure identified the median employee. We calculated the annual total compensation in accordance with the requirements of the Summary Compensation Table for the median employee. The median employee’s compensation characteristics accurately reflect the compensation of a typical employee. We have determined there has been no change in our employee population or employee compensation arrangements during the last completed fiscal year that would significantly impact the CEO Pay Ratio for 2022. Accordingly, we have used the same median employee we identified in 2020 for purposes of calculating our CEO Pay Ratio for 2022.
For 2022, the total compensation for Mr. Lee, our former principal executive officer, was $40,775,405 and 40% of the total compensation for Mr. Conway, our principal executive officer as of December 31, 2022, was $200,000, resulting in an aggregate principal executive officer total compensation amount of $40,975,405 for these purposes. For 2022, our median employee’s annual total compensation was $263,098. Based on the aggregate principal executive officer total compensation, our CEO Pay Ratio for 2022 was 155.7:1.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive “compensation actually paid” (as determined in accordance with the rules prescribed under Item 402(v)) to (i) each individual who has served as our principal executive officer (“PEO”) during any or all of 2020, 2021 and 2022 and (ii) our other non-PEO named executive officers (determined as an average, as set forth below) during each of 2020, 2021 and 2022, and our financial performance.

	Summary Compensation Table Total for:			Compensation Actually Paid to:			Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1),(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (1),(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (in millions)	Fee Related Earnings (FRE) (in millions) (4)
Year	William E. Conway, Jr.	Kewsong Lee	Glenn A. Youngkin	William E. Conway, Jr. (2)	Kewsong Lee (2)	Glenn A. Youngkin (2)			Total Shareholder Return	Peer Group Total Shareholder Return (3)
2022	$500,000	$40,775,405	$—	$500,000	$(61,692,601)	$—	$14,108,893	$5,716,546	$102	$127	$1,225.0	$834.4
2021	$—	$42,322,501	$—	$—	$123,088,136	$—	$29,363,977	$41,878,582	$181	$162	$2,974.7	$598.1
2020	$—	$16,384,203	$12,064,228	$—	$20,465,591	$(31,426,807)	$6,925,930	$7,628,276	$102	$115	$348.2	$519.7
(1)The non-PEO named executive officers in 2022 and 2021 consist of Messrs. Buser, Clare, Finn and Larson, and in 2020 consists of Messrs. Buser, Clare, Ferguson and Finn (as applicable, the “Non-PEO NEOs”).
(2)To calculate the “compensation actually paid,” the following amounts were deducted from and added to the applicable “Summary Compensation Table Total” set forth above:

	Summary Compensation Total	Deductions of Reported Equity Values from Summary Compensation Total (a)	Equity Award Adjustments to Summary Compensation Total (b)	“Compensation Actually Paid”
William E. Conway, Jr.
2022	$500,000	$—	$—	$500,000
Kewsong Lee
2022	$40,775,405	$(36,695,033)	$(65,772,973)	$(61,692,601)
2021	$42,322,501	$(36,110,256)	$116,875,891	$123,088,136
2020	$16,384,203	$(10,274,286)	$14,355,674	$20,465,591
Glenn Youngkin
2020	$12,064,228	$(10,682,574)	$(32,808,461)	$(31,426,807)
Average of Non-PEO Named Executive Officers
2022	$14,108,893	$(2,331,523)	$(6,060,824)	$5,716,546
2021	$29,363,977	$(11,208,915)	$23,723,520	$41,878,582
2020	$6,925,930	$(2,407,846)	$3,110,192	$7,628,276
(a)Represents the grant date fair value of equity-based awards granted in each year, as reflected in the “Stock Awards” column.

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(b)Reflects adjustments to the value of Stock Awards, as calculated in accordance with the rules prescribed under Item 402(v) and in accordance with ASC Topic 718, which included the categories of adjustments for each year as set forth below. For additional information regarding the determination of fair value, see Note 3 and Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

	Year End Fair Value of Awards Granted During Year that Remained Outstanding and Unvested at Year End	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in a Prior Year that Remained Outstanding and Unvested at Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in Same Year	Year Over Year Change in Fair Value of Equity Awards Granted in a Prior Year that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions During Year	Total Equity Award Adjustments
Kewsong Lee
2022	$4,536,963	$(23,277,375)	$274,175	$(4,205,426)	$(43,101,310)	$(65,772,973)
2021	$74,781,989	$39,770,125	$—	$2,323,777	$—	$116,875,891
2020	$10,586,204	$3,208,442	$—	$561,028	$—	$14,355,674
Glenn Youngkin
2020	$—	$—	$—	$594,447	$(33,402,908)	$(32,808,461)
Average of Non-PEO Named Executive Officers
2022	$1,127,829	$(5,797,829)	$—	$(1,390,824)	$—	$(6,060,824)
2021	$20,872,266	$1,624,028	$—	$1,227,226	$—	$23,723,520
2020	$2,579,729	$458,910	$—	$71,554	$—	$3,110,192
(3)The Peer Group for these purposes is the Dow Jones U.S. Asset Manager Index.
(4)Our company-selected measure is Fee Related Earnings (“FRE”). FRE is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Non-GAAP Financial Measures—Fee Related Earnings” in our Annual Report on Form 10-K. For a reconciliation of non-GAAP measures to the corresponding GAAP measures, please see Appendix A: Reconciliation of Non-GAAP Measures.

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NARRATIVE DISCLOSURE TO PAY VERSUS PERFORMANCE
The following graph shows the relationship between the “compensation actually paid” to each of Messrs. Conway, Lee and Youngkin and the average of the “compensation actually paid” to our Non-PEO NEOs (in each case, with “compensation actually paid” calculated as set forth above in accordance with the rules prescribed under Item 402(v) of Regulation S-K) in 2020, 2021 and 2022 and our cumulative total shareholder return (“TSR”) measured starting from December 31, 2019 for each covered fiscal year. This graph also shows the relationship between our TSR performance and the TSR performance of the Peer Group in the Pay Versus Performance Table (which is the Dow Jones U.S. Asset Manager Index) over the same period.
The following graph show the relationship between the “compensation actually paid” to each of Messrs. Conway, Lee and Youngkin and the average of the “compensation actually paid” to our non-PEO NEOs (in each case, with “compensation actually paid” calculated as set forth above in accordance with the rules prescribed under Item 402(v)) in 2020, 2021 and 2022 and our net income performance in 2020, 2021 and 2022.

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The following graph shows the relationship between the “compensation actually paid” to each of Messrs. Conway, Lee and Youngkin and the average of the “compensation actually paid” to our non-PEO NEOs (in each case, with “compensation actually paid” calculated as set forth above in accordance with the rules prescribed under Item 402(v)) in 2020, 2021 and 2022 and the performance of our company-selected measure, fee related earnings, in 2020, 2021 and 2022.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES
The following provides a list of the performance measures that we believe are the most important performance measures used to link compensation actually paid to company performance for 2022. We are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine NEO compensation. For more information, see the Compensation Discussion and Analysis above.

•Fee Related Earnings
•Net Realized Performance Revenues
•Fee-Earning Assets Under Management Raised (Fee-Earning Fundraising)
•Relative TSR Performance

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

CARLYLE Proxy Statement 2023	79

Compensation Matters
Director Compensation
OVERVIEW
No additional remuneration is paid to our employees or advisors for service as a director or on committees of the Board of Directors. Certain of the directors are employees or advisors to Carlyle and have received compensation or other payments in respect of their services in such capacities. See “Certain Relationships and Related Person Transactions—Other Transactions.” In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in connection with such service.
In April 2022, based on comparative market data provided by Pay Governance, as well as considerations regarding the efforts of the directors on behalf of the Company during the prior year and anticipated continuing efforts, particularly in light of the Company’s transition from being a “controlled company” within the meaning of Nasdaq corporate governance standards, the Compensation Committee evaluated the compensation for directors who are not employees of or advisors to Carlyle and determined to recommend certain updates to the compensation for such directors commencing in 2022. The Board subsequently approved such updates, which included increasing the annual retainer from $300,000 to $320,000, with $130,000 continuing to be paid in cash and $190,000 (an increase of $20,000 from the amount paid in 2021) being paid in the form of a grant of RSUs to be awarded annually on May 1, which will vest on the one year anniversary of the grant date, subject to the director’s continued service to the Company through such vesting date. The additional annual cash retainer for our Lead Independent Director was increased from $40,000 to $65,000 and the additional annual cash retainer for the Chairperson of our Audit Committee was increased from $25,000 to $35,000. The Board did not increase the annual cash retainer for the Chairperson of our Compensation Committee and the Chairperson of our Nominating and Corporate Governance Committee, which remains as an additional annual cash retainer of $25,000.
In 2022, following approval of the foregoing increases, each director who was not an employee of or advisor to Carlyle received an annual retainer of $320,000, $130,000 of which was paid in cash and $190,000 of which was paid in the form of a grant of RSUs on May 1, 2022. These RSUs will vest on May 1, 2023, the first anniversary of the grant date. For 2022, we paid an additional $83,750 annual cash retainer to Ms. Fitt, $65,000 of which was in respect of her service as our Lead Independent Director and $18,750 of which was in respect of her service as Chairperson of our Nominating and Corporate Governance Committee for a portion of 2022, an additional $35,000 annual cash retainer to Mr. Shaw, the Chairperson of our Audit Committee, and an additional $25,000 annual cash retainer to Mr. Welters, the Chairperson of our Compensation Committee.
In April 2021, the Board determined to update the minimum stock ownership requirements for non-employee directors to require ownership in an amount equal to five times the base annual cash retainer within five years of the date of a director’s appointment to the Board. All of the non-employee directors (excluding Mr. Rice who was newly-appointed to the Board in March 8, 2021 and Ms. Filler and Mr. Ordan who were newly-appointed to the Board effective April 1, 2022, each of whom are in a phase-in period for compliance as directors appointed in the last five years) currently are in compliance with this updated stock ownership requirement. The Compensation Committee amended and restated the Company’s Executive Stock Ownership Guidelines in January 2023 so that the administrative provisions therein will apply to the minimum stock ownership requirements for non-employee directors (in addition to the minimum stock ownership requirements for executive officers). Such amendment and restatement did not change the minimum stock ownership requirement for non-employee directors, but clarifies what counts as a share of our common stock “owned” for purposes of assessing the guidelines, including that unvested restricted stock or RSU awards with time-based vesting terms will count as a share “owned.”

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Compensation Matters
2022 DIRECTOR COMPENSATION TABLE
The following table provides the director compensation for Mr. Hance and our non-employee directors for 2022:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Linda H. Filler(2)	$97,500	$184,308	$281,808
Lawton W. Fitt	$213,750	$184,308	$398,058
James H. Hance, Jr.(3)	$—	$—	$—
Janet Hill(4)	$25,834	$—	$25,834
Mark S. Ordan(2)	$97,500	$184,308	$281,808
Derica W. Rice	$130,000	$184,308	$314,308
Dr. Thomas S. Robertson	$130,000	$184,308	$314,308
William J. Shaw	$165,000	$184,308	$349,308
Anthony Welters	$155,000	$184,308	$339,308
(1)The reference to “stock” in this table refers to RSUs. Amounts represent the grant date fair value of the RSU awards granted on May 1, 2022 to each director who is not an employee of or advisor to the Company, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the computation of grant date fair value, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(2)Ms. Filler and Mr. Ordan were appointed as directors on April 1, 2022. Therefore, the amounts reported for Ms. Filler and Mr. Ordan reflect the prorated portion of their annual cash retainer earned from the date of their appointment.
(3)As Mr. Hance is an Operating Executive, no additional remuneration is paid to him as a director. Mr. Hance’s compensation is discussed in “Certain Relationships and Related Transactions.”
(4)Ms. Hill retired as a director effective February 11, 2022. The amount reported for Ms. Hill reflects the portion of her annual cash retainer paid through the date of her retirement.
The following table provides information regarding outstanding unvested equity awards held by our non-employee directors as of December 31, 2022:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Linda H. Filler	5,236	$156,243
Lawton W. Fitt	5,236	$156,243
Janet Hill	—	$—
Mark S. Ordan	5,236	$156,243
Derica W. Rice	5,236	$156,243
Dr. Thomas S. Robertson	5,236	$156,243
William J. Shaw	5,236	$156,243
Anthony Welters	5,236	$156,243
(1)The dollar amounts shown under this column were calculated by multiplying the number of unvested RSUs held by the director by the closing market price of $29.84 per share on December 30, 2022, the last trading day of 2022.
(2)Ms. Hill retired prior to May 1, 2022, the date on which the annual RSU portion of each non-employee director’s annual retainer is granted, and therefore did not receive an RSU grant in respect of the partial period of her service in 2022.

CARLYLE Proxy Statement 2023	81

Item 6. Shareholder Proposal to Implement a Simple Majority Vote Requirement in Our Organizational Documents
In accordance with SEC rules, we have set forth below a shareholder proposal, along with a supporting statement, as submitted by John Chevedden on behalf of Kenneth Steiner. Mr. Steiner has notified us that he is the beneficial owner of more than 500 shares of our common stock. Mr. Steiner's address is 14 Stoner Ave., 2M, Great Neck, NY 112021-2100. The shareholder proposal will be required to be voted upon at the 2023 Annual Meeting only if properly presented.
Proposal 4 - Simple Majority Vote
RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Aloca, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. A proposal like this proposal received overwhelming 99%-support at the 2019 Fortive annual meeting.
It becomes more important to improve the governance of The Carlyle Group, as this proposal will do, since the stock price is down from $55 in late 2021. Also management pay was rejected by 17% of shares in 2022 when a 5% rejection is often the norm at well performing companies.
Please vote yes:
Simple Majority Vote – Proposal 6

82	CARLYLE Proxy Statement 2023

Shareholder Proposal
BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” the proposal to implement a simple majority vote requirement in our governing documents.

Our certificate of incorporation contains a “supermajority voting requirement” requiring the affirmative vote of the holders of at least 90% of the voting power of our outstanding common stock to effectuate any amendment to the certificate of incorporation, subject to limited exceptions, unless we obtain an opinion of counsel that such amendment would not affect the limited liability of any stockholder under the Delaware General Corporation Law.
The Board has carefully considered the advantages and disadvantages of maintaining the supermajority voting requirement in our certificate of incorporation. While the Board disagrees with certain personal assertions contained in the proposal’s supporting statement and disclaims knowledge regarding the statistical information set forth therein, it has determined that it is in the best interests of Carlyle and its shareholders to support the shareholder proposal.
If approved, the shareholder proposal would not automatically eliminate the supermajority vote requirement. In order to eliminate such requirement, the Board would need to recommend a formal amendment to our certificate of incorporation. In accordance with our certificate of incorporation, such amendment would need to be approved at a subsequent meeting of shareholders. Therefore, a vote in favor of the proposal would constitute a recommendation that the Board initiate this amendment process.
In light of the foregoing considerations, our Board determined unanimously to recommend that shareholders vote “FOR” the proposal to implement a simple majority vote requirement in our governing documents.

CARLYLE Proxy Statement 2023	83

Statement of Policy Regarding Transactions with Related Persons
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Audit Committee or another independent body of the Board of Directors. No related person transaction will be executed without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.
Conversion to a Corporation
Effective January 1, 2020, we converted from a Delaware limited partnership to a Delaware corporation named The Carlyle Group Inc. In connection with the Conversion, holders of partnership units in Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. (collectively, “Carlyle Holdings”) exchanged such units for an equivalent number of shares of common stock and certain other restructuring steps occurred. In connection with the Conversion, on January 1, 2020, the Tax Receivable Agreement, dated as of May 2, 2012, was amended and the Registration Rights Agreement with Senior Carlyle Professionals, dated as of May 8, 2012, was amended and restated, in each case, to give effect to and reflect the Conversion.
In connection with the Conversion, on January 1, 2020 we entered into stockholder agreements with William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein (collectively, the “Founders” and such agreements, the “Stockholder Agreements”). See “Stockholder Agreements” below for additional information.
In connection with the Conversion, the Carlyle Holdings partnership units that were held by the limited partners of Carlyle Holdings were exchanged for an equivalent number of shares of common stock, including 17,000 Carlyle Holdings partnership units that were exchanged by Carlyle Group Management L.L.C., the former general partner of The Carlyle Group L.P.
Holders of Carlyle Holdings partnership units will receive cash payments aggregating to approximately $344 million, which is equivalent to $1.50 per Carlyle Holdings partnership unit exchanged in the Conversion, payable in five annual installments of $0.30 each year beginning in January 2020. Of this aggregate amount, Messrs. Buser, Conway, D’Aniello, Rubenstein, Clare, Ferguson, Finn and Hance will receive $391,062, $66,749,466, $66,749,466, $70,499,466, $6,916,545, $941,724, $312,432 and $377,070, respectively, and Mubadala Investment Company PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi and wholly owned by the Government of the Emirate of Abu Dhabi (“Mubadala”), will receive $35,276,909. None of our independent directors nor Messrs. Larson or Schwartz were limited partners of the Carlyle Holdings partnerships and will not receive any payments related to the foregoing. The payment obligations will be unsecured obligations of the Company or a

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Certain Relationships and Related Transactions
subsidiary thereof, subordinated in right of payment to indebtedness of the Company and its subsidiaries, and will not bear interest.
Stockholder Agreements
Pursuant to the Stockholder Agreements, each founder has the right to designate one director to our Board of Directors for so long as such founder and/or his “Founder Group” (as defined in the Stockholder Agreements) beneficially owns at least 5% of our issued and outstanding common stock. In addition, each founder has the right to designate a second director to our Board of Directors until the earlier of (x) such time as the founder and/or his Founder Group ceases to beneficially own at least 20 million shares of common stock and (y) January 1, 2027. For so long as at least one founder is entitled to designate two directors to our Board of Directors, the founders then serving on the Board may (i) designate a founder to serve as co-chair of the Board and (ii) designate a founder to serve on each of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to applicable law and listing standards.
Founders’ Non-Competition and Non-Solicitation Agreements
We have non-competition agreements with each of our founders, Messrs. Conway, D’Aniello and Rubenstein. Each founder agreed that during the period he is a controlling partner (as defined in the non-competition agreement) and for the period of three years thereafter (the “Restricted Period”), he will not engage in any business or activity that is competitive with our business. Each founder agreed that during the Restricted Period, he will not solicit any of our employees, or employees of our subsidiaries, to leave their employment with us or otherwise terminate or cease or materially modify their relationship with us, or employ or engage any such employee. In addition, during the Restricted Period, each founder will not solicit any of our fund investors to invest in any funds or activities that are competitive with our businesses and will not pursue or otherwise seek to develop any investment opportunities under active consideration by Carlyle.
During the Restricted Period, each founder is required to protect and only use “proprietary information” that relates to our business in accordance with strict restrictions placed by us on its use and disclosure. Each founder agreed that during the Restricted Period he will not disclose any of the proprietary information, except (1) as required by his duties on behalf of Carlyle or with our consent or (2) as required by virtue of subpoena, court or governmental agency order or as otherwise required by law or (3) to a court, mediator or arbitrator in connection with any dispute between such founder and us.
In the case of any breach of the non-competition, non-solicitation, confidentiality and investment activity limitation provisions, each founder agrees that we will be entitled to seek equitable relief in the form of specific performance and injunctive relief.
Tax Receivable Agreement
In connection with our initial public offering, we entered into a tax receivable agreement with the limited partners of the Carlyle Holdings partnerships whereby we agreed to pay to such limited partners 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax realized as a result of increases in tax basis resulting from exchanges of Carlyle Holdings partnership units for common units of The Carlyle Group L.P.
From and after the consummation of the Conversion, holders of Carlyle Holdings partnership units do not have any rights to payments under the tax receivable agreement except for payment obligations pre-existing at the time of the Conversion with respect to exchanges that have occurred prior to the Conversion.
For the year ended December 31, 2022, no payments in respect of exchanges made prior to the Conversion were made to our directors or executive officers pursuant to the tax receivable agreement.

CARLYLE Proxy Statement 2023	85

Certain Relationships and Related Transactions
Registration Rights Agreement
We have entered into an amended and restated registration rights agreement pursuant to which TCG Carlyle Global Partners L.L.C., an entity wholly owned by our senior Carlyle professionals, has the right to request that we register the sale of shares of common stock held by our pre-IPO owners an unlimited number of times and may require us to make available shelf registration statements permitting sales of shares of common stock into the market from time to time over an extended period. In addition, TCG Carlyle Global Partners L.L.C. has the ability to exercise certain piggyback registration rights in respect of shares of common stock held by our pre-IPO owners in connection with registered offerings requested by other registration rights holders or initiated by us. In addition, in accordance with the terms of the subscription agreement which governs its investment in our business, we entered into registration rights agreements with Mubadala.
Firm Use of Private Aircraft
In the normal course of business in 2022, our former Chief Executive Officer, Kewsong Lee, used a private aircraft owned by an entity he controlled, which paid for the purchase of such aircraft and bore all operating, personnel and maintenance costs associated with any operation for personal use. During the year ended December 31, 2022, we terminated our remaining aircraft lease agreement and, as of December 31, 2022, we had no active aircraft lease agreements.
Payment by us for the business use of this aircraft was made throughout the year based on budgeted business use to entities controlled by Mr. Lee as well as to third-party aircraft management company for services and supplies relating to flight operations for Carlyle business use. Under the terms of the aircraft lease agreement, when actual business use exceeded budgeted aircraft use we made additional payments to Mr. Lee and/or the aircraft management company, as appropriate. Similarly, when the aggregate amount paid for budgeted aircraft use exceeded the calculated costs of actual business use (such as typically occurred during the Covid-19 pandemic), or resulted in rates which exceed market aircraft charter rates, we received reimbursement of such excess payments from the aircraft owner and/or the aircraft management company, as appropriate. These adjustments were calculated annually and payments or reimbursements were generally made after year end.
We paid $435,247 to Mr. Lee and the aircraft management company related to 2022 aircraft use for Carlyle business travel, net of amounts reimbursed to us for market rate and actual usage adjustments. These reimbursed amounts include payments of $185,642 which were made in 2021 for budgeted 2022 aircraft use, as well as reimbursements of $374,714 related to 2022 market rate and actual usage adjustments which were received in 2023. During the year ended December 31, 2022, we made net payments to Mr. Lee and the aircraft management company of $54,220 related to 2021 aircraft use.
Investments in and Alongside Carlyle Funds
Our directors and executive officers are permitted to coinvest their own capital in and alongside our investment funds. The opportunity to invest in and alongside our investment funds is also available to all of our senior Carlyle professionals and to those of our employees whom we have determined have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage our eligible professionals to invest in and alongside our investment funds because we believe that such investing further aligns the interests of our professionals with those of our fund investors and our firm. Our directors and officers may also transfer or purchase outstanding interests in our investment funds, whereupon the interests may remain not subject to or may no longer be subject to management fees, incentive fees or carried interest in some cases.
Coinvestments are investments in investment vehicles or other assets on the same terms and conditions as those available to the applicable fund, except that these coinvestments generally are not subject to management fees, incentive fees or carried interest. These coinvestments are funded with our professionals’ own “after tax” cash and not with deferral of management or incentive fees. Coinvestors are responsible for their pro-rata share of partnership and other general and administrative fees and expenses. In addition, our directors and executive officers are permitted to invest their own capital directly in investment funds we advise, in most instances not subject to management fees, incentive fees or carried interest. We intend to continue our coinvestment program and we

86	CARLYLE Proxy Statement 2023

Certain Relationships and Related Transactions
expect that our eligible professionals, including our senior Carlyle professionals and our executive officers and directors collectively will continue to invest significant amounts of their own capital in and alongside the investment funds that we advise or manage.
Certain members of our Board of Directors are employees of Carlyle (Messrs. Conway, D’Aniello and Rubenstein) and one member of our Board of Directors is an Operating Executive of Carlyle (Mr. Hance) and each also own investments in and alongside our investment funds. The amount invested in and alongside our investment funds during 2022 by certain of our directors and by our executive officers (and their family members and investment vehicles), including amounts funded pursuant to third party capital commitments assumed by such persons, was $654,618 for Mr. Buser; $48,104,748 for Mr. Conway; $42,516,583 for Mr. D’Aniello; $37,462,813 for Mr. Rubenstein; $18,141,705 for Mr. Clare; $397,286 for Mr. Ferguson; $1,261,753 for Mr. Finn; $962,576 for Mr. Hance; $151,676 for Mr. Larson; $457,799 for Mr. Shaw; $8,517,578 for Mr. Welters; and $7,812,754 for Mr. Lee. None of Mses. Filler, Fitt or Hill or Messrs. Ordan, Rice or Robertson made any coinvestments in 2022.
Certain of our directors and our executive officers (and their family members and investment vehicles) also made additional commitments to our investment funds during 2022. In the aggregate, our directors and executive officers (and their family members and investment vehicles) made commitments to our investment funds during 2022 of approximately $92.1 million, and the total unfunded commitments of our directors and executive officers (and their family members and investment vehicles) to our investment funds as of December 31, 2022 was $3,317,322 for Mr. Buser; $188,541,213 for Mr. Conway; $140,995,322 for Mr. D’Aniello; $152,512,039 for Mr. Rubenstein; $84,703,784 for Mr. Clare; $2,284,893 for Mr. Ferguson; $5,473,808 for Mr. Finn; $1,567,737 for Mr. Larson; $2,613,187 for Mr. Hance; $3,158,976 for Mr. Shaw; $24,128,864 for Mr. Welters; and $2,383,541 for Mr. Lee. None of Mses. Filler, Fitt or Hill or Messrs. Ordan, Rice or Robertson had any unfunded commitments to our investment funds as of December 31, 2022.
Other Transactions
Mr. Hance, a member of our Board of Directors, is an Operating Executive of Carlyle and received, for the year ended December 31, 2022, an operating executive fee in respect of his service in such capacity of $250,010 and, on May 1, 2022, a grant of 5,236 restricted stock units. Mr. Hance was also previously allocated direct carried interest ownership at the fund level in respect of certain corporate private equity funds. For the year ended December 31, 2022, Mr. Hance received distributions of $336 in respect of such carried interest.
The founders of our firm, Messrs. Conway, D’Aniello and Rubenstein, are members of our Board of Directors and as employees of Carlyle each received, for the year ended December 31, 2022, a salary of $500,000. Mr. Conway’s compensation is discussed in greater detail above under “Compensation Discuss and Analysis.”

CARLYLE Proxy Statement 2023	87

The following table sets forth information regarding the beneficial ownership of our common stock as of April 3, 2023 (unless otherwise indicated below) by each person known to us to beneficially own more than 5% of any class of our outstanding voting securities, each of our directors and named executive officers and all directors and executive officers as a group. The 151,370,790 shares of common stock shown below as beneficially owned by Carlyle Group Management L.L.C. represent the shares underlying the irrevocable proxies that Carlyle Group Management L.L.C. holds and includes 97,460,645 shares of common stock beneficially owned by current senior Carlyle professionals (including Messrs. Conway, D’Aniello and Rubenstein and certain of our named executive officers). Unless otherwise indicated, the address for each beneficial owner listed in the table below is 1001 Pennsylvania Avenue, NW, Washington, DC 20004.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	% of Class
Carlyle Group Management L.L.C. (1), (6)	151,370,790	41.8%
The Vanguard Group (2)	24,521,021	6.8%
Morgan Stanley (3)	23,412,646	6.5%
Harvey M. Schwartz (4)	—	—
Curtis L. Buser (4)	947,013	*
William E. Conway, Jr. (4)	31,999,644	8.8%
Daniel A. D’Aniello (4), (5)	32,999,644	9.1%
David M. Rubenstein (4)	29,249,644	8.1%
Christopher Finn (4), (5)	949,955	*
Bruce M. Larson (4)	72,622	*
Peter J. Clare (4), (5)	5,434,430	1.5%
Kewsong Lee (4), (5)	3,607,423	1.0%
Linda H. Filler (6)	5,236	*
Lawton W. Fitt (6)	57,166	*
James H. Hance, Jr. (4), (6)	295,611	*
Mark S. Ordan (6)	5,236	*
Derica W. Rice (5), (6)	13,414	*
Thomas S. Robertson (6)	27,166	*
William J. Shaw (6)	57,166	*
Anthony Welters (6)	53,108	*
All executive officers and directors as a group (16 persons)(6)	97,679,137	27.0%
*Less than 1%.

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Beneficial Ownership
(1)In connection with the Conversion, senior Carlyle professionals and certain of the other former limited partners of Carlyle Holdings who became holders of shares of common stock in connection with the Conversion were generally required to grant an irrevocable proxy to Carlyle Group Management L.L.C. that entitles it to vote their shares of common stock until the earlier of (i) such time as Carlyle Group Management L.L.C. ceases to have voting power over shares of common stock representing at least 20% of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors and (ii) January 1, 2025. This amount reflects the shares of common stock underlying the irrevocable proxies over which Carlyle Group Management L.L.C. has sole voting power and 17,000 shares of common stock that Carlyle Group Management L.L.C. directly owns and has sole dispositive power over. Carlyle Group Management L.L.C. is owned by senior Carlyle professionals, provided that no member is entitled to more than 20% of the voting interests therein.
(2)Reflects shares of common stock beneficially owned by The Vanguard Group based on the Schedule 13G filed by The Vanguard Group on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(3)Reflects shares of common stock beneficially owned by Morgan Stanley based on the Schedule 13G filed by Morgan Stanley on February 8, 2023. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.
(4)Such individual or entity, as the case may be, granted an irrevocable proxy as described above to Carlyle Group Management L.L.C. with respect to all shares of common stock beneficially owned by such person or entity, and therefore, has no voting authority over such shares. Each individual or entity, as applicable, retains sole disposition power over the shares beneficially owned.
(5)Of the 3,607,423 shares of common stock shown in the table above for Mr. Lee, 1,417,674 shares of common stock are held in a grantor retained annuity trust for which Mr. Lee is the investment trustee and 283,563 shares of common stock are held in a family trust. Of the 32,999,644 shares of common stock shown in the table above for Mr. D’Aniello, 495,542 shares of common stock are held in a family trust and 17,000 are shares of common stock held by Carlyle Group Management L.L.C. over which Mr. D’Aniello retains sole investment power. Of the 5,434,430 shares of common stock shown in the table above for Mr. Clare, 273,632 shares of common stock are held in a family trust. Of the 949,955 shares of common stock shown in the table above for Mr. Finn, 13,595 shares of common stock are held in a family trust and 253,937 shares of common stock are held indirectly by Mr. Finn in a limited liability company of which Mr. Finn is the manager. Of the 13,414 shares of common stock shown in the table above for Mr. Rice, 4,193 shares of common stock are held indirectly by Mr. Rice’s spouse.
(6)The number of shares of common stock shown in the table above includes the following underlying RSUs that will vest within 60 days of April 3, 2023: 5,236 shares for Carlyle Group Management, L.L.C. and 5,236 shares for each of Mses. Filler and Fitt and Messrs. Hance, Ordan, Rice, Robertson, Shaw and Welters.

CARLYLE Proxy Statement 2023	89

How to Communicate with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to any then-serving Lead Independent Director, to the chairperson of any of the Audit, Compensation, Executive and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our Corporate Secretary at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.
Corporate Governance Materials Available on our Website
On our website (https://ir.carlyle.com/governance) under the heading “Corporate Governance,” you can find, among other things, our:
•Process for Reporting of Concerns
•Audit Committee Charter
•Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Code of Conduct
•Governance Policy
•Code of Ethics for Financial Professionals
Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.
Other Business
As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

90	CARLYLE Proxy Statement 2023

When and where is our Annual Meeting?
We will be holding our Annual Meeting virtually, on Tuesday, May 30, 2023, at 9:00 a.m. EDT, via the Internet at www.virtualshareholdermeeting.com/CG2023.
The virtual meeting format for the Annual Meeting enables full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual Annual Meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can be found at www.proxyvote.com.
How can I attend our Annual Meeting?
Shareholders as of the record date may attend, vote and submit questions virtually at our Annual Meeting by logging in at 9:00 a.m. EDT.
To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a shareholder or do not have a control number, you will not be able to participate. The availability of online voting may depend on the voting procedures of the organization that holds your shares.
Can I ask questions at the virtual Annual Meeting?
Shareholders as of our record date who attend and participate in our virtual Annual Meeting at 9:00 a.m. EDT will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.
Questions submitted in accordance with the meeting rules of conduct will be answered during the meeting, subject to time constraints. Questions regarding claims or personal matters, including those related to employment issues, are not pertinent to meeting matters and therefore will not be answered.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, including information on when the meeting will be reconvened.

CARLYLE Proxy Statement 2023	91

Frequently Asked Questions
What is included in our proxy materials?
Our proxy materials, which are available at www.proxyvote.com, include:
•Our Notice of 2023 Annual Meeting of Shareholders;
•Our Proxy Statement; and
•Our 2022 Annual Report to Shareholders.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.
How are we distributing our proxy materials?
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. On or about April 12, 2023, we will send a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.
Who can vote at our Annual Meeting?
You can vote your shares of common stock at our Annual Meeting if you were a shareholder at the close of business on April 3, 2023.
As of April 3, 2023, there were 362,056,444 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.
In connection with the Conversion, senior Carlyle professionals and certain of the other former limited partners of Carlyle Holdings who became holders of shares of common stock in connection with the Conversion were generally required to grant an irrevocable proxy to Carlyle Group Management L.L.C., which is wholly owned by our founders and other senior Carlyle professionals.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?
Shareholder of Record. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:
American Stock Transfer & Trust Company
Operations Center
6201 15th Avenue
Brooklyn, NY 11219
Phone: (800) 937-5449
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.
How do I vote?
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

92	CARLYLE Proxy Statement 2023

Frequently Asked Questions
Can I change my vote after I have voted?
You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.
You can revoke your vote:
•By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);
•By signing and returning a new proxy card with a later date;
•By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker- dealer or other similar organization through which you hold shares; or
•By voting at the Annual Meeting.
You may also revoke your proxy by giving written notice of revocation to the Corporate Secretary at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004, which must be received no later than 5:00 p.m., Eastern Time, on May 29, 2023. If you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to publicinvestor@carlyle.com.
If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.
How can I obtain an additional proxy card?
Shareholders of record can contact our Investor Relations team at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004, Attention: Investor Relations, telephone: (202) 729-5800, email: publicinvestor@carlyle.com.
If you hold your shares of common stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.
How will my shares be voted if I do not vote at the Annual Meeting?
The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of common stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).
How will my shares be voted if I do not give specific voting instructions?
Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Corporate Governance Committee and designated by our Board.
Beneficial Owners of Shares Held in Street Name. If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.
•Ratification of Independent Registered Public Accounting Firm (Item 2). Nasdaq rules allow your bank, brokerage firm, broker-dealer or other similar organization to vote your shares only on routine matters. Proposal 2, the ratification of Ernst & Young as independent registered public accounting firm for 2023, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine.
•All Other Matters (Items 1 and 3-6). All other proposals are non-routine matters under Nasdaq rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

CARLYLE Proxy Statement 2023	93

Frequently Asked Questions
What is a Broker Non-Vote?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.
What is the quorum requirement for our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. With respect to the election of directors, the holders of our outstanding shares of common stock entitled to vote as of April 3, 2023 who attend the Annual Meeting, provided that such holders represent at least one-third of our outstanding shares of common stock, represented either in person or by proxy, will constitute a quorum. With respect to the other matters to be voted on at the Annual Meeting, the holders of a majority of the outstanding shares of common stock entitled to vote as of April 3, 2023, represented in person or by proxy, will constitute a quorum. Abstentions, withhold votes and shares represented by broker non-votes will be treated as present for quorum purposes. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting.
Who counts the votes cast at our Annual Meeting?
Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and Christopher Woods will act as the independent inspector of election.
Where can I find the voting results of our Annual Meeting?
We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC and posted on our website.
When will Carlyle hold an advisory vote on the frequency of Say-on-Pay votes?
The next advisory vote on the frequency of Say-on-Pay votes will be held no later than our 2027 Annual Meeting of Shareholders.
How do I obtain more information about Carlyle?
A copy of our 2022 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2022 Annual Report on Form 10-K, including our financial statements and schedules thereto, our Governance Policy, our Code of Conduct, our Code of Ethics for Financial Professionals and Audit Committee charter by writing to: The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004, Attn: Investor Relations, telephone: (202) 729-5800; email: publicinvestor@carlyle.com.
These documents, as well as other information about The Carlyle Group Inc., are also available on our website at https://ir.carlyle.com/governance.
How do I inspect the list of shareholders of record?
A list of the shareholders of record as of April 3, 2023 will be available for inspection during ordinary business hours at our headquarters at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004, for a period of 10 days prior to the Annual Meeting.
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2022 Annual Report to Shareholders are available at: www.proxyvote.com. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.proxyvote.com.
Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.
Who pays the expenses of this proxy solicitation?
Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication.
Our directors, officers and employees will receive no additional compensation for any such solicitation.

94	CARLYLE Proxy Statement 2023

Frequently Asked Questions
What is “householding?”
In accordance with a notice sent to certain street name shareholders of common stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2022 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2022 Annual Report to Shareholders, you may contact us at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004, Attn: Investor Relations, telephone: (202) 729-5800, email: publicinvestor@carlyle.com, and we will deliver those documents to you promptly upon receiving the request.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences you may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Shareholders also must satisfy the notification, timeliness, consent and information requirements set forth in our certification of incorporation.
How can I submit a Rule 14a-8 shareholder proposal at the 2024 Annual Meeting of Shareholders?
Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2024 Annual Meeting of Shareholders must submit their proposals to the Corporate Secretary by mail at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. Proposals must be received on or before December 14, 2023. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.
How can I submit nominees or shareholder proposals in accordance with our Certificate of Incorporation?
In accordance with our certificate of incorporation, in order to properly bring director nominations or any other business, including shareholder proposals to be included in our proxy materials, before the 2024 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to the Corporate Secretary by mail at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004, in compliance with the procedures and along with the other information required by our certificate of incorporation, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2023 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our certificate of incorporation must be received no earlier than January 31, 2024 and no later than March 1, 2024. In the event that the 2024 Annual Meeting of Shareholders is held more than 30 days before or more than 70 days after May 30, 2024, notice by the shareholder must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.
In addition to satisfying the foregoing requirements under our certificate of incorporation, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 31, 2024.

CARLYLE Proxy Statement 2023	95

Frequently Asked Questions
What vote is required for adoption or approval of each matter to be voted on?

Proposal	Required Vote	Board Recommendation
Election of Class III Directors	A plurality of the votes cast (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Ratification of Ernst & Young as our Independent Registered Public Accounting Firm	A majority of the votes cast	FOR the ratification of the appointment of Ernst & Young Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Management Proposal to Reorganize the Board of Directors into One Class	A majority of the voting power of the outstanding common stock entitled to vote thereon	FOR the management proposal to reorganize the Board of Directors into one class Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan	A majority of the votes cast	FOR the approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	A majority of the votes cast	FOR the resolution approving the Executive Compensation of our named executive officers Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Shareholder Proposal to Implement a Simple Majority Vote Requirement in Our Governing Documents	A majority of the votes cast
FOR the shareholder proposal to implement a simple majority vote requirement in our governing documents
Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution

96	CARLYLE Proxy Statement 2023

Frequently Asked Questions
What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions or Withhold Votes, as Applicable	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Class III Directors	FOR or WITHHOLD (for each director nominee).	No effect – will be excluded entirely from the vote with respect to the nominee from which they are withheld	No	No effect
Ratification of Ernst & Young as our Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	Yes	N/A
Management Proposal to Reorganize the Board of Directors into One Class	FOR, AGAINST or ABSTAIN	Same effect as a vote against — counted as “entitled to vote thereon”	No	Same effect as a vote against — counted as “entitled to vote”
Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect
Shareholder Proposal to Reorganize the Board of Directors into One Class	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect

CARLYLE Proxy Statement 2023	97

Distributable Earnings and Fee Related Earnings
Distributable Earnings, or “DE,” is a key performance benchmark used in our industry and is evaluated regularly by management in making resource deployment and compensation decisions, and in assessing the performance of our three segments. We also use DE in our budgeting, forecasting, and the overall management of our segments. We believe that reporting DE is helpful to understanding our business and that investors should review the same supplemental financial measure that management uses to analyze our segment performance. DE is intended to show the amount of net realized earnings without the effects of consolidation of the Consolidated Funds. DE is derived from our segment reported results and is an additional measure to assess performance. Fee Related Earnings, or “FRE,” is used to assess the ability of the business to cover direct base compensation and operating expenses from total fee revenues.
The following tables reconcile the Total Segments to our Income (Loss) Before Provision for Income Taxes for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31, 2022
(in millions)	Total Reportable Segments	Consolidated Funds	Reconciling Items		Carlyle Consolidated
Revenues	$4,401.4	$311.0	$(273.7)	(a)	$4,438.7
Expenses	$2,492.4	$255.3	$77.0	(b)	$2,824.7
Other income	$—	$(41.5)	$—	(c)	$(41.5)
Distributable earnings	$1,909.0	$14.2	$(350.7)	(d)	$1,572.5

	For the Year Ended December 31, 2021
(in millions)	Total Reportable Segments	Consolidated Funds	Reconciling Items		Carlyle Consolidated
Revenues	$4,950.1	$253.2	$3,578.8	(a)	$8,782.1
Expenses	$2,706.4	$217.8	$1,832.9	(b)	$4,757.1
Other income	$—	$2.5	$—	(c)	$2.5
Distributable earnings	$2,243.7	$37.9	$1,745.9	(d)	$4,027.5

A-1	CARLYLE Proxy Statement 2023

Appendix A: Reconciliations of Non-GAAP Measures
(a)    The Revenues adjustment principally represents unrealized performance revenues, unrealized principal investment income (loss) (including Fortitude), the principal investment loss from dilution of the indirect investment in Fortitude, revenues earned from the Consolidated Funds which were eliminated in consolidation to arrive at the Company’s total revenues, adjustments for amounts attributable to non-controlling interests in consolidated entities, adjustments related to expenses associated with the investments in NGP Management and its affiliates that are included in operating captions or are excluded from the segment results, adjustments to reflect the reimbursement of certain costs incurred on behalf of Carlyle funds on a net basis, and the inclusion of tax expenses associated with certain foreign performance revenues, as detailed below:

	Year Ended December 31,
(in millions)	2022	2021
Unrealized performance revenues	$(142.5)	$3,155.6
Unrealized principal investment income	(38.3)	351.8
Principal investment loss from dilution of indirect investment in Fortitude	(176.9)	—
Adjustments related to expenses associated with investments in NGP Management and its affiliates	(12.9)	(13.7)
Tax expense associated with certain foreign performance revenues	0.1	0.2
Non-controlling interests and other adjustments to present certain costs on a net basis	119.0	159.6
Elimination of revenues of Consolidated Funds	(22.2)	(74.7)
	$(273.7)	$3,578.8
The following table reconciles the total segments fund level fee revenue to the most directly comparable U.S. GAAP measure, the Company’s consolidated fund management fees, for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
(in millions)	2022	2021
Total Reportable Segments - Fund level fee revenues	$2,237.3	$1,794.8
Adjustments(1)	(207.2)	(127.3)
Carlyle Consolidated - Fund management fees	$2,030.1	$1,667.5
(1)    Adjustments represent the reclassification of NGP management fees from principal investment income, the reclassification of fee related performance revenues from business development companies and other products, management fees earned from consolidated CLOs which were eliminated in consolidation to arrive at the Company’s fund management fees, the reclassification of a $12.7 million loss in 2022 related to the purchase of investor interests in a Global Investment Solutions product from fund management fees to principal investment income (loss), and the reclassification of certain amounts included in portfolio advisory and transaction fees, net and other in the segment results that are included in interest and other income in the U.S. GAAP results.
(b)    The Expenses adjustment represents the elimination of intercompany expenses of the Consolidated Funds payable to the Company, the inclusion of equity-based compensation, certain tax expenses associated with realized performance revenues related compensation, and unrealized performance revenues related compensation, adjustments related to expenses associated with the investment in NGP Management that are included in operating captions, adjustments to reflect the reimbursement of certain costs incurred on behalf of Carlyle funds on a net basis, changes in the tax receivable agreement liability, and charges and credits associated with Carlyle corporate actions and non-recurring items, as detailed below:

CARLYLE Proxy Statement 2023	A-2

Appendix A: Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in millions)	2022	2021
Unrealized performance and fee related performance revenue related compensation expense	$(326.2)	$1,549.4
Equity-based compensation	161.9	172.9
Acquisition or disposition-related charges and amortization of intangibles and impairment	187.4	37.7
Tax expense associated with certain foreign performance revenues related compensation	2.9	(17.3)
Non-controlling interests and other adjustments to present certain costs on a net basis	82.7	78.5
Debt extinguishment costs	—	10.2
Right-of-use asset impairment	—	26.8
Other adjustments including severance	12.4	14.2
Elimination of expenses of Consolidated Funds	(44.1)	(39.5)
	$77.0	$1,832.9

A-3	CARLYLE Proxy Statement 2023

Appendix A: Reconciliations of Non-GAAP Measures
(c)    The Other Income (Loss) adjustment results from the Consolidated Funds which were eliminated in consolidation to arrive at the Company’s total Other Income (Loss).
(d)    The following table is a reconciliation of Income (Loss) Before Provision for Income Taxes to Distributable Earnings and to Fee Related Earnings:

	Year Ended December 31,
(in millions, except per share amounts)	2022	2021
Income before provision for income taxes	$1,572.5	$4,027.5
Adjustments:
Net unrealized performance and fee related performance revenues	(183.7)	(1,606.2)
Unrealized principal investment (income) loss	38.3	(351.8)
Principal investment loss from dilution of indirect investment in Fortitude	176.9	—
Equity-based compensation (1)	161.9	172.9
Acquisition or disposition-related charges, including amortization of intangibles and impairment	187.4	37.7
Net income attributable to non-controlling interests in consolidated entities	(59.7)	(70.5)
Tax expense associated with certain foreign performance revenues	3.0	(17.1)
Debt extinguishment costs	—	10.2
Right-of-use impairment	—	26.8
Other adjustments including severance	12.4	14.2
Distributable Earnings	$1,909.0	$2,243.7
Realized performance revenues, net of related compensation (2)	998.5	1,529.6
Realized principal investment income (2)	150.6	209.5
Net interest	74.5	93.5
Fee Related Earnings	$834.4	$598.1

Distributable Earnings	$1,909.0	$2,243.7
Less: Estimated current corporate, foreign, state and local taxes (3)	332.8	457.5
Distributable Earnings, net	$1,576.2	$1,786.2
Distributable Earnings, net per common share outstanding (4)	$4.34	$5.01

FRE margin (5)	37%	33%
Income before provision for income taxes margin (6)	35%	46%
(1)    Equity-based compensation includes amounts presented in principal investment income and general, administrative and other expenses in our U.S. GAAP statement of operations.
(2)    Refer to “Realized Net Performance Revenues and Realized Principal Investment Income” below for the reconciliations to the most directly comparable U.S. GAAP measures.
(3)    Estimated current corporate, foreign, state and local taxes represents the total U.S. GAAP Provision (benefit) for income taxes adjusted to include only the current tax provision (benefit) applied to Net income (loss) attributable to The Carlyle Group Inc. This adjustment, used to calculate Distributable Earnings, Net attributable to common stockholders, reflects the benefit of deductions available to the Company on certain expense items that are excluded from the underlying calculation of Distributable Earnings, such as equity-based compensation expense, amortization of acquired intangible assets, and charges (credits) related to corporate actions and non-recurring items. Management believes that using the estimated current tax provision (benefit) in this manner more accurately reflects earnings that are available to be distributed to common stockholders.

CARLYLE Proxy Statement 2023	A-4

Appendix A: Reconciliations of Non-GAAP Measures
(4)    Distributable Earnings, net per common share outstanding is calculated by dividing Distributable Earnings, net for each quarter by the number of common shares outstanding at each quarter end. For the purposes of this calculation, common shares that were issued in the following quarter in connection with the vesting of restricted stock units as well as shares issued pursuant to a program under which, at our discretion, up to 20% of realized performance allocation related compensation over a threshold amount may be distributed in fully vested, newly issued shares, were added to the common shares outstanding, as they participate in the divided paid on common shares in the following quarter.
(5)    FRE margin is calculated as Fee Related Earnings divided by Total Segment Fee Revenues.
(6)    Income before provision for taxes margin is the most directly comparable U.S. GAAP measure to FRE margin, and is equal to Income before provision for taxes divided by Total revenues.
Realized Net Performance Revenues and Realized Principal Investment Income
Below is a reconciliation to the most directly comparable U.S. GAAP measures:

	Year Ended December 31, 2022
(in millions)	Carlyle Consolidated	Adjustments	Total Reportable Segments
Performance revenues	$1,327.5	$653.2	$1,980.7
Performance revenues related compensation expense	719.9	262.3	982.2
Net performance revenues	$607.6	$390.9	$998.5
Principal investment income (loss)	$570.5	$(419.9)	$150.6

	Year Ended December 31, 2021
(in millions)	Carlyle Consolidated	Adjustments	Total Reportable Segments
Performance revenues	$6,084.6	$(3,146.0)	$2,938.6
Performance revenues related compensation expense	2,961.0	(1,552.0)	1,409.0
Net performance revenues	$3,123.6	$(1,594.0)	$1,529.6
Principal investment income (loss)	$637.3	$(427.8)	$209.5
Adjustments to performance revenues relate to (i) unrealized performance allocations net of related compensation expense and unrealized principal investment income, which are excluded from the segment results, (ii) amounts earned from the Consolidated Funds, which were eliminated in the U.S. GAAP consolidation but were included in the segment results, (iii) amounts attributable to non-controlling interests in consolidated entities, which were excluded from the segment results, (iv) the reclassification of NGP performance revenues, which are included in principal investment income in the U.S. GAAP financial statements, (v) the reclassification of fee related performance revenues, which are included in fund management fees in the segment results, and (vi) the reclassification of tax expenses associated with certain foreign performance revenues. Adjustments to principal investment income (loss) also include the reclassification of earnings for the investments in NGP Management and its affiliates to the appropriate operating captions for the segment results, and the exclusion of charges associated with the investment in NGP Management and its affiliates that are excluded from the segment results and the exclusion of the principal investment loss from dilution of the indirect investment in Fortitude. Refer to Note 6 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for more information regarding our strategic investment in NGP.

A-5	CARLYLE Proxy Statement 2023

Appendix A: Reconciliations of Non-GAAP Measures
Net Accrued Performance Revenues
Accrued performance allocations, net of accrued giveback obligations is the U.S. GAAP measure most comparable to Net accrued performance revenues. The following is a reconciliation:

	As of December 31,
(in millions)	2022	2021
Accrued performance allocations, net of accrued giveback obligations	$7,076.8	$8,102.8
Plus: Accrued performance allocations from NGP Carry Funds	564.6	3.8
Less: Net accrued performance allocations presented as fee related performance revenues	(53.2)	—
Less: Accrued performance allocation-related compensation	(3,625.3)	(4,087.8)
Plus: Receivable for giveback obligations from current and former employees	10.1	—
Less: Deferred taxes on certain foreign accrued performance allocations	(31.6)	(55.3)
Plus/Less: Net accrued performance allocations/giveback obligations attributable to non-controlling interests in consolidated entities	1.1	1.0
Plus: Net accrued performance allocations attributable to Consolidated Funds, eliminated in consolidation	5.4	—
Net accrued performance revenues before timing differences	3,947.9	3,964.5
Plus/Less: Timing differences between the period when accrued performance revenues are realized and the period they are collected/distributed	16.7	(70.5)
Net accrued performance revenues attributable to The Carlyle Group Inc.	$3,964.6	$3,894.0
Total Investments Attributable to The Carlyle Group Inc.
Investments, excluding performance allocations, is the U.S. GAAP measure most comparable to Total investments attributable to The Carlyle Group Inc., net of CLO loans and other borrowings. The following is a reconciliation:

	As of December 31,
(in millions)	2022	2021
Investments, excluding performance allocations	$3,644.8	$2,699.0
Less: Amounts attributable to non-controlling interests in consolidated entities	(167.8)	(220.2)
Plus: Investments in Consolidated Funds, eliminated in consolidation	222.0	190.5
Less: Strategic equity method investments in NGP Management (1)	(369.7)	(371.8)
Less: Investment in NGP general partners-accrued performance allocations	(564.5)	(3.8)
Total investments attribution to The Carlyle Group Inc,	2,764.8	2,293.7
Less: CLO loans and other borrowings attributable to The Carlyle Group Inc. (2)	(401.0)	(204.4)
Total investments attributable to The Carlyle Group Inc., net of CLO loans and other borrowings	$2,363.8	$2,089.3
(1)We have equity interests in NGP Management Company, L.L.C. (“NGP Management”), the general partners of certain carry funds advised by NGP, and principal investments in certain NGP funds. These equity interests are accounted for as investments under equity method accounting. Total investments attributable to The Carlyle Group Inc. excludes the strategic equity method investments in NGP Management and investments in the general partners of certain NGP carry funds.
(2)Of the total CLO and other borrowings, $401.0 million and $204.4 million are collateralized by investments attributable to The Carlyle Group Inc. as of December 31, 2022 and 2021, respectively.

CARLYLE Proxy Statement 2023	A-6

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE CARLYLE GROUP INC.

The Carlyle Group Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is The Carlyle Group Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 31, 2019.

2. This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation’s certificate of incorporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is The Carlyle Group Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose and nature of the business to be conducted by the Corporation shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Directors in its sole discretion and that lawfully may be conducted by a corporation organized pursuant to the DGCL and, in connection therewith, to exercise all of the rights and powers conferred upon the Corporation pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a member of the Corporate Group. The Corporation is being incorporated in connection with the conversion of The Carlyle Group L.P., a Delaware limited partnership (the “Partnership”), to the Corporation (the “Conversion”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the Partnership to the Corporation.

B-1	CARLYLE Proxy Statement 2023

Appendix B: Amended and Restated Certificate of Incorporation
ARTICLE IV
AUTHORIZED STOCK

Section 4.01 Capitalization. (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 101,000,000,000 which shall be divided into two classes as follows:

(i) 100,000,000,000 shares of common stock, $0.01 par value per share (“Common Stock”); and

(ii) 1,000,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), which may be designated from time to time in accordance with this Article IV.

(b) At the Effective Time, each (i) Common Unit outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and nonassessable share of Common Stock, (ii) Special Voting Unit outstanding immediately prior to the Effective Time will be cancelled for no consideration, and (iii) General Partner Unit outstanding immediately prior to the Effective Time will be cancelled for no consideration, in each case without any action required on the part of the Corporation or the former holder of such Limited Partner Interest or General Partner Interest, as applicable.

(c) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or any series of Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class, classes or series is expressly required pursuant to this Certificate of Incorporation, including any certificate of designation relating to any series of Preferred Stock (as amended and/or restated from time to time, this “Certificate of Incorporation”).

Section 4.02 Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time Outstanding.

Section 4.03 Splits and Combinations of Stock.

(a) Subject to Section 4.03(c) and any certificate of designation relating to any series of Preferred Stock, the Corporation may make a pro rata distribution of shares of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation to all Record Holders or may effect a subdivision or combination of stock of the Corporation so long as, after any such event, each stockholder shall have the same percentage of each class or series of shares of stock of the Corporation as before such event, and any amounts calculated on a per share basis or stated as a number of shares of stock are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of shares of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation is declared, the Board of Directors shall select a payment date as of which the distribution, subdivision or combination shall be effective and shall provide notice thereof at least 20 days prior to such payment date to each Record Holder as of a Record Date not less than 10 days prior to the date of such notice.

(c) The Corporation shall not be required to issue fractional shares upon any distribution, subdivision or combination of shares of stock of the Corporation. If the Board of Directors determines that no fractional shares shall be issued in connection with any such distribution, subdivision or combination, the fractional shares resulting therefrom shall be treated in accordance with Section 155 of the DGCL.

CARLYLE Proxy Statement 2023	B-2

Appendix B: Amended and Restated Certificate of Incorporation
ARTICLE V

TERMS OF COMMON STOCK

Section 5.01 General. Except as otherwise required by law or as expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, privileges and rights and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Common Stock.

Section 5.02 Voting. Except as otherwise required by law or as expressly provided in this Certificate of Incorporation, each Record Holder of Common Stock, as such, shall have one vote for each share of Common Stock that is Outstanding in his, her or its name on the books of the Corporation on all matters on which the stockholders of the Corporation are generally entitled to vote. Subject to Section 11.01, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation, the certificate of designation with respect to such series or applicable law.

Section 5.03 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

Section 5.04 Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE VI

CERTIFICATES; RECORD HOLDERS; TRANSFER OF STOCK OF THE CORPORATION

Section 6.01 Certificates. Notwithstanding anything otherwise to the contrary herein, unless the Board of Directors shall provide by resolution or resolutions otherwise in respect of some or all of any or all classes or series of stock of the Corporation, the stock of the Corporation shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Corporation by any two duly authorized officers of the Corporation.

No Certificate evidencing shares of Common Stock or Preferred Stock shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors resolves to issue Certificates evidencing shares of Common Stock or Preferred Stock in global form, the Certificates evidencing such shares of Common Stock or Preferred Stock shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Certificates evidencing such shares of Common Stock or Preferred Stock have been duly registered in accordance with the directions of the Corporation. The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent on Certificates, if any, representing shares of stock of the Corporation is expressly permitted by this Certificate of Incorporation.

Section 6.02 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate evidencing shares of stock of the Corporation is surrendered to the Transfer Agent, two authorized officers of the Corporation shall execute, and, if applicable, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of stock as the Certificate so surrendered.

(b) Any two authorized officers of the Corporation shall execute and deliver, and, if applicable, the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i) makes proof by affidavit, in form and substance satisfactory to the Corporation, that a previously issued Certificate has been lost, destroyed or stolen;

B-3	CARLYLE Proxy Statement 2023

Appendix B: Amended and Restated Certificate of Incorporation
(ii) requests the issuance of a new Certificate before the Corporation has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Corporation, delivers to the Corporation a bond, in form and substance satisfactory to the Corporation, with surety or sureties and with fixed or open penalty as the Corporation may direct to indemnify the Corporation, the stockholders and, if applicable, the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other requirements imposed by the Corporation.

(c) As a condition to the issuance of any new Certificate under this Section 6.02, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent, if applicable) reasonably connected therewith.

Section 6.03 Record Holders. The Corporation shall be entitled to recognize the Record Holder as the owner with respect to any share of stock of the Corporation and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other Person, regardless of whether the Corporation shall have actual or other notice thereof, except as otherwise required by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding shares of stock of the Corporation, as between the Corporation, on the one hand, and such other Persons, on the other, such representative Person shall be the Record Holder of such shares.

Section 6.04 Transfer Generally.

(a) The term “transfer,” when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, shall include a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No shares of stock of the Corporation shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VI. Any transfer or purported transfer of any shares of stock of the Corporation not made in accordance with this Article VI shall be null and void.

Section 6.05 Registration and Transfer of Stock.

(a) The Corporation shall keep or cause to be kept on behalf of the Corporation a stock ledger in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 6.05(b), the Corporation will provide for the registration and transfer of stock of the Corporation. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Stock and Preferred Stock and transfers of such stock as herein provided. The Corporation shall not recognize transfers of Certificates evidencing shares of stock of the Corporation unless such transfers are effected in the manner described in this Section 6.05. Upon surrender of a Certificate for registration of transfer of any shares of stock of the Corporation evidenced by a Certificate, and subject to the provisions of Section 6.05(b), any two authorized officers of the Corporation shall execute and deliver, and in the case of Common Stock and Preferred Stock, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of stock of the Corporation as was evidenced by the Certificate so surrendered.

(b) The Corporation shall not recognize any transfer of shares of stock of the Corporation evidenced by Certificates until the Certificates evidencing such shares of stock are surrendered for registration of transfer. No charge shall be imposed by the Corporation for such transfer; provided that as a condition to the issuance of any new Certificate under this Section 6.05, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the foregoing provisions of this Section 6.05, (ii) Section 6.03, (iii) Section 6.04, (iv) Section 6.06, (v) with respect to any class or series of stock of the Corporation, the provisions of any certificate of designation or amendment to this Certificate of Incorporation establishing such class or series, (vi) any contractual provisions binding on any holder of shares of stock of the Corporation, and (vii) provisions of applicable law including the Securities Act, the stock of the Corporation shall be freely transferable. Stock of the Corporation issued pursuant to any employee-related policies or equity benefit plans, programs or practices adopted by the Corporation may be subject to any transfer restrictions contained therein.

CARLYLE Proxy Statement 2023	B-4

Appendix B: Amended and Restated Certificate of Incorporation
Section 6.06 Additional Restrictions on Transfers.

(a) Except as provided in Section 6.06(b) below, but notwithstanding the other provisions of this Article VI, no transfer of any shares of stock of the Corporation shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Corporation under the laws of the jurisdiction of its incorporation.

(b) Nothing contained in this Article VI, or elsewhere in this Certificate of Incorporation, shall preclude the settlement of any transactions involving shares of stock of the Corporation entered into through the facilities of any National Securities Exchange on which such shares of stock are listed for trading.

ARTICLE VII

SALE, EXCHANGE OR OTHER DISPOSITION OF THE CORPORATION’S ASSETS

Except as provided in Section 5.04 and Article VIII, the Corporation may not sell or exchange all or substantially all of the assets of the Corporate Group, taken as a whole, in a single transaction or a series of related transactions without the approval of the holders of a majority of the voting power of the Outstanding stock entitled to vote thereon; provided, however, that this Article VII shall not preclude or limit the Corporation’s ability, in the sole discretion of the Board of Directors, to mortgage, pledge, hypothecate or grant a security interest in any or all of the assets of the Corporate Group (including for the benefit of Persons other than the members of the Corporate Group), including, in each case, pursuant to any forced sale of any or all of the assets of the Corporate Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

ARTICLE VIII

MERGER

Section 8.01 Authority. The Corporation may merge or consolidate or otherwise combine with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts, unincorporated businesses or other Person permitted by the DGCL, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), pursuant to a written agreement of merger, consolidation or other business combination (the “Merger Agreement”) in accordance with this Article VIII and the DGCL.
Section 8.02 Stockholder Approval.

(a) Subject to any certificate of designation relating to any series of Preferred Stock, the Merger Agreement and the merger, consolidation or other business combination contemplated thereby shall be adopted and approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of the Outstanding Common Stock.

(b) After such approval by vote or consent of the holders of Common Stock, and at any time prior to the filing of the certificate of merger or consolidation or similar certificate with the Secretary of State of the State of Delaware in conformity with the requirements of the DGCL, the merger, consolidation or other business combination may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

Section 8.03 Amendment of Certificate of Incorporation. Pursuant to the DGCL, an agreement of merger, consolidation or other business combination approved in accordance with this Article VIII may effect any amendment to this Certificate of Incorporation. Any such amendment made pursuant to this Section 8.03 shall be effective at the effective time or date of the merger, consolidation or other business combination.

Section 8.04 Mergers of Subsidiaries. This Article VIII does not apply to mergers of Subsidiaries of the Corporation.

Section 8.05 Preferred Stock. Notwithstanding anything to the contrary, the provisions of Section 8.02 are not applicable to Preferred Stock or the holders of Preferred Stock. Holders of Preferred Stock shall have no voting, approval or consent rights under this Article VIII. Voting, approval and consent rights of holders of Preferred Stock shall be solely as provided for and set forth in any certificate of designation relating to any series of Preferred Stock.

B-5	CARLYLE Proxy Statement 2023

Appendix B: Amended and Restated Certificate of Incorporation
ARTICLE IX

SEPARATENESS OF THE CORPORATION

Section 9.01 Separateness Generally. The Corporation shall conduct its business and operations separate and apart from those of any other Person in accordance with this Article IX.

Section 9.02 Separate Records. The Corporation shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements separate from those of any other Person except for a Person whose financial results are required to be consolidated with the financial results of the Corporation.

Section 9.03 No Effect. Failure by the Board of Directors or the Corporation to comply with any of the obligations set forth above shall not affect the status of the Corporation as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE X

BOARD OF DIRECTORS

Section 10.01 Election of Board of Directors.

(a) Subject to any certificate of designation with respect to any series of Preferred Stock relating to the rights of the holders of Preferred Stock to elect additional directors (such directors, the “Preferred Stock Directors”), beginning in 2021, an annual meeting of the stockholders of the Corporation for the election of Directors and such other matters that may be properly submitted to a vote of the stockholders of the Corporation shall be held in June of each year or at such other date and time as may be fixed by the Board of Directors at such place within or without the State of Delaware as may be fixed by the Board of Directors and all as stated in the notice of the meeting. Except as otherwise required by applicable law, notice of the annual meeting shall be given in accordance with Section 18.01 not less than 10 days nor more than 60 days prior to the date of such meeting.

(b) Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, the holders of Outstanding stock entitled to vote on the election of Directors to the Board of Directors generally shall vote together as a single class. The stockholders described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting persons to serve as Directors who are nominated in accordance with the provisions of this Section 10.01.

(c) If the Corporation has provided at least thirty days advance notice of any meeting at which Directors (other than any Preferred Stock Directors) are to be elected, then the stockholders holding Outstanding stock entitled to vote on the election of Directors generally that attend such meeting, provided that such stockholders represent at least one-third of the Outstanding stock entitled to vote on the election of Directors generally at such meeting, represented either in person or by proxy, shall constitute a quorum. If the Corporation has provided less than thirty days advance notice of any such meeting, then stockholders holding a majority of the voting power of the Outstanding stock entitled to vote on the election of Directors generally at such meeting, represented either in person or by proxy, shall constitute a quorum.

(d) ~~The Board of Directors shall initially consist of each of the directors named in the Plan of Conversion providing for the Conversion, each to serve in the class of directors set forth therein, and subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, each director so elected shall hold office for the applicable term provided by Section 10.01(e), or until such director’s earlier death, resignation or removal.~~ Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, the Board of Directors shall have the exclusive authority to determine from time to time the number of directors to constitute the Board of Directors. ~~Subject to the first sentence of this Section 10.01(d), d~~Directors shall be elected and removed in the manner provided in Section 10.01(b) and Section 10.01(f). Any vacancies and newly created directorships on the Board of Directors (other than any Preferred Stock Directors) shall be filled in the manner provided in Section 10.01(f).

(e) ~~The Directors (other than any Preferred Stock Directors) shall be divided into three classes, Class I, Class II, and Class III. The Board of Directors may assign members of the Board of Directors already in office (other than any Preferred Stock Directors) to such classes at the time the classification becomes effective. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors (other than any Preferred Stock Directors) by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each Director (other than any~~

CARLYLE Proxy Statement 2023	B-6

Appendix B: Amended and Restated Certificate of Incorporation
~~Preferred Stock Directors) shall serve for a term ending as provided herein; provided, however, that the Directors designated to Class I by the Board of Directors shall serve for an initial term that expires at the Initial Annual Meeting, the Directors designated to Class II by the Board of Directors shall serve for an initial term that expires at the first annual meeting of stockholders following the Initial Annual Meeting, and the Directors designated to Class III by the Board of Directors shall serve for an initial term that expires at the second annual meeting of stockholders following the Initial Annual Meeting. At each succeeding annual meeting of stockholders for the election of Directors following the Initial Annual Meeting, successors to the Directors whose term expires at that annual meeting shall be elected for a three-year term.~~The Directors (other than any Preferred Stock Directors) shall be divided into three classes, Class I, Class II, and Class III. At each annual meeting of stockholders of the Corporation, the successors of the Directors in the class of Directors whose terms expired at such annual meeting shall be elected for a term expiring at the third annual meeting of stockholders of the Corporation following such annual meeting. Notwithstanding the foregoing or anything herein to the contrary, at each annual meeting of stockholders commencing with the annual meeting scheduled to be held in 2024, subject to the special rights of holders of any series of Preferred Stock to elect Preferred Stock Directors, the successors to the Directors whose terms then expire shall be elected annually and shall hold office until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified or until their earlier death, resignation or removal from office. Notwithstanding the foregoing, any Director in office at the annual meeting of stockholders held in 2024 whose term expires at the annual meeting scheduled to be held in 2025 or 2026 shall continue to hold office until the end of the term for which such Director was elected and until his or her successor shall be elected and qualified, or his or her earlier death, resignation or removal from office. Notwithstanding the foregoing or anything herein to the contrary, from and after the annual meeting of stockholders scheduled to be held in 2026, the Board of Directors shall cease to be classified and all Directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders of the Corporation.

(f) Each Director (other than any Preferred Stock Director) shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, ~~if the number of Directors is changed, any increase or decrease shall be apportioned among the classes of Directors so as to maintain the number of Directors in each class as nearly equal as possible, and~~ any additional Director of any class, if any, elected to fill a ~~vacancy resulting from an increase in such class~~newly created directorship shall hold office for a term that shall coincide with the remaining term of that class (or, in the event that Directors are no longer classified, until the next annual meeting of stockholders of the Corporation) and until such person’s successor has been duly elected and qualified, or until such Director’s earlier death, resignation or removal, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Except as provided in this Section 10.01 or any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, any vacancy and any newly created directorship on the Board of Directors may only be filled by the vote of a majority of the remaining Directors, although less than a quorum, or by the sole remaining Director. Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor. Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, ~~a Director may be removed only at a~~for so long as the Directors are classified, any Director who is serving for a term expiring at the third annual meeting of the stockholders of the Corporation following the last election of such Director’s class of Directors may be removed, but only for cause and only upon the affirmative vote of stockholders holding a majority in voting power of the Outstanding stock entitled to vote thereon~~; provided~~. Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, ~~a~~any other Director may ~~only~~ be removed ~~for cause~~from office with or without cause upon the affirmative vote of stockholders holding a majority in voting power of the Outstanding stock entitled to vote thereon. If, at the same meeting at which a Director is so removed, the stockholders holding a majority in voting power of the Outstanding stock entitled to vote on the election of such Director nominate a replacement Director, such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 10.01, and stockholders holding a majority in voting power of the Outstanding stock entitled to vote on the election of such Director may vote to elect a replacement Director.

(g) Subject to any certificate of designation with respect to any series of Preferred Stock relating to Preferred Stock Directors, (A) (1) nominations of persons for election of Directors to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of the stockholders only (a) pursuant to the notice of meeting (or any supplement thereto) (b) by or at the direction of a majority of the Directors or (c) by a stockholder who was a Record Holder at the time the notice provided for in this Section 10.01(g) is delivered to the Corporation and who complies with the notice procedures set forth in this Section 10.01(g).

(2) For any nominations or other business to brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 10.01(g), the stockholder must have given timely notice thereof in writing to the Corporation. To be timely, a stockholder’s notice shall be delivered to the Corporation at its principal office not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business

B-7	CARLYLE Proxy Statement 2023

Appendix B: Amended and Restated Certificate of Incorporation
on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). For purposes of the Initial Annual Meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be June 30 of that year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected; (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as it appears on the Corporation’s books and records, and of such beneficial owners, (ii) the type and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owners, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owners, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, equity appreciation or similar rights, hedging transactions, and borrowed or loaned shares of stock of the Corporation) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to stock of the Corporation, (v) a representation that the stockholder is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether such stockholder or the beneficial owners, if any, intend or are part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s Outstanding stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owners, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and (c) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. A stockholder providing notice of a proposed nomination for election to the Board of Directors or any proposed business to be brought before the meeting shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the Record Date for determining the stockholders entitled to vote at the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Corporation at its principal executive offices not later than five (5) days after such Record Date for the meeting (in the case of any update and supplement required to be made as of such Record Date), and not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 10.01(g) to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased (except pursuant to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors) effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 10.01(g) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 10.01(g) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporation at its principal office not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(B) Subject to any certificate of designation with respect to any series of Preferred Stock relating to Preferred Stock Directors, nominations of persons for election as a Director to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the notice of meeting (1) by or at the direction of a majority of the Directors or (2) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder pursuant to Section 16.01, if such stockholder is a Record Holder at the time the notice provided for in this Section 10.01(g) is delivered to the Corporation and if the stockholder complies with the notice procedures set forth in this Section 10.01(g). In the event a special meeting of stockholders is called for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 10.01(g) shall be delivered to the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) (1) Subject to any certificate of designation with respect to any series of Preferred Stock relating to any Preferred Stock Directors, only such persons who are nominated in accordance with the procedures set forth in this Section 10.01 shall be eligible to be elected at an annual or special meeting of stockholders to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10.01. Except as otherwise provided by law, the chairman designated by the Board of Directors pursuant to Section 16.04 shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 10.01(g) (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(b)(vi) of this Section 10.01(g)) and (b) if any proposed nomination or business to be brought before the meeting was not made in compliance with this Section 10.01(g), to declare that such nomination or proposal shall be disregarded. Notwithstanding the foregoing provisions of this Section 10.01(g), unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 10.01(g), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this Section 10.01(g), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 10.01(g), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10.01(g); provided however, that any references in this Certificate of Incorporation to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals pursuant to this Section 10.01(g) (including paragraphs A(1) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 10.01(g) shall be the exclusive means for a stockholder to make nominations or submit business. Nothing in this Section 10.01(g) shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect any Preferred Stock Directors.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 11.01 Amendment Requirements.

(a) Except (x) as provided in Article IV, and subsections (b) through (e) of this Section 11.01 and (y) for such amendments as may be approved by the Board of Directors without a meeting or vote of stockholders under Section 242 of the DGCL, any proposed amendment to this Certificate of Incorporation pursuant to this Section 11.01(a) shall require the approval of the holders of a majority in voting power of the Outstanding Common Stock, unless a greater or lesser percentage is required under the DGCL or this Certificate of Incorporation. If such an amendment is

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proposed, the Board of Directors shall seek the approval of the holders of the requisite percentage of the voting power of the Outstanding Common Stock or call a meeting of the holders of Common Stock to consider and vote on such proposed amendment, in each case, in accordance with the provisions of this Certificate of Incorporation and the DGCL. The Corporation shall notify all Record Holders upon final adoption of any such proposed amendments.

(b) Notwithstanding the provisions of Section 11.01(a) and Article XII, no amendment to this Certificate of Incorporation or the Bylaws may enlarge the obligations of any stockholder without its consent, unless such enlargement may be deemed to have occurred as a result of an amendment approved pursuant to Section 11.01(c).

(c) Except as provided in Section 8.02, any amendment that would have a material adverse effect on the rights or preferences of any class of stock of the Corporation in relation to other classes of stock of the Corporation must be approved by the holders of not less than a majority in voting power of the Outstanding shares of stock of the class affected.

(d) Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by Article VIII, and except for amendments approved pursuant to Section 11.01(a)(y), in addition to any other approval required by this Certificate of Incorporation, no amendment shall become effective without the affirmative vote or consent of stockholders holding at least 90% of the voting power of the Outstanding Common Stock unless the Corporation obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any stockholder under the DGCL.

(e) Notwithstanding the provisions of Section 11.01(a), no provision of this Certificate of Incorporation that requires the vote or consent of stockholders holding, or holders of, a percentage of the voting power of the Outstanding Common Stock to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of stockholders whose aggregate shares of Outstanding Common Stock constitutes not less than the voting or consent requirement sought to be reduced.

Section 11.02 Preferred Stock. Notwithstanding anything to the contrary, subsections Section 11.01(b) through (e) of Section 11.01 are not applicable to any series of Preferred Stock or the holders of Preferred Stock. Holders of Preferred Stock shall have no voting, approval or consent rights under this Article XI. Voting, approval and consent rights of holders of Preferred Stock shall be solely as provided for and set forth in any certificate of designation relating to any series of Preferred Stock.

ARTICLE XII

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, except as expressly provided in this Certificate of Incorporation or the Bylaws, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the stockholders of the Corporation only by the affirmative vote of the holders of at least a majority of the voting power of the Outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XIII

OUTSIDE ACTIVITIES

Section 13.01 Outside Activities.

(a) Except with respect to any corporate opportunity expressly offered to any Indemnitee solely through their service to the Corporate Group, to the fullest extent permitted by law, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Group Member or any stockholder of the Corporation or Person who acquires an interest in a share of stock of the Corporation. Subject to the immediately preceding sentence, no Group Member or any stockholder of the Corporation shall have any rights

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by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnitee, and the Corporation hereby waives and renounces any interest or expectancy therein.

(b) Any stockholder of the Corporation shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Corporation, including business interests and activities in direct competition with the Corporation or an Affiliate of a Group Member. Neither the Corporation nor any of the other stockholders shall have any rights by virtue of this Certificate of Incorporation in any business ventures of any stockholder of the Corporation.

Section 13.02 Approval and Waiver. Subject to the terms of Section 13.01, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the engagement in competitive activities by any Indemnitee in accordance with the provisions of this Article XIII is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in a share of stock of the Corporation, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if the Indemnitee engages in any such business interests or activities in preference to or to the exclusion of any Group Member, (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member, (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee, and (v) the Indemnitees shall not be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in a share of stock of the Corporation by reason that such Indemnitee or Indemnitees pursues or acquires a business opportunity for itself, directs such opportunity to another Person, does not communicate such opportunity or information to any Group Member or, to the fullest extent permitted by applicable law, uses information in the possession of a Group Member to acquire or operate a business opportunity.

ARTICLE XIV

FISCAL YEAR

The fiscal year of the Corporation (each, a “Fiscal Year”) shall be a year ending December 31. The Board of Directors may change the Fiscal Year of the Corporation at any time and from time to time in each case as may be required or permitted under the Code or applicable United States Treasury Regulations and shall notify the stockholders of such change in the next regular communication to stockholders.

ARTICLE XV

INDEMNIFICATION, LIABILITY OF INDEMNITEES

Section 15.01 Indemnification.

(a) To the fullest extent permitted by law (including, if and to the extent applicable, Section 145 of the DGCL), but subject to the limitations expressly provided for in this Section 15.01, all Indemnitees shall be indemnified and held harmless by the Corporation on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring on, before or after the date of this Certificate of Incorporation; provided that an Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 15.01, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 15.01(j), the Corporation shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Corporation pursuant to Section 15.01(j). The indemnification of an Indemnitee of the type identified in clause (c) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Person is entitled from, firstly, the relevant other Person, and from, secondly, the relevant Fund (if applicable), and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 15.01(a) does not apply; provided that such other Person and such Fund shall not be entitled to contribution or indemnification from or subrogation against the Corporation, unless otherwise mandated by applicable law. If, notwithstanding the foregoing sentence, the Corporation makes an indemnification payment or advances expenses to such an Indemnitee entitled to primary

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indemnification, the Corporation shall be subrogated to the rights of such Indemnitee against the Person or Persons responsible for the primary indemnification. “Fund” means any fund, investment vehicle or account whose investments are managed or advised by the Corporation (if any) or an Affiliate thereof.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 15.01(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 15.01. Notwithstanding the preceding sentence, except as otherwise provided in Section 15.01(j), the Corporation shall be required to advance the expenses of a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors in its sole discretion or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Corporation pursuant to Section 15.01(j).

(c) The indemnification provided by this Section 15.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, insurance, pursuant to any vote of the holders of Outstanding stock entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Corporation may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporate Group’s activities or such Person’s activities on behalf of the Corporate Group, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(e) For purposes of this Section 15.01, (i) the Corporation shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 15.01(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(f) Any indemnification pursuant to this Section 15.01 shall be made only out of the assets of the Corporation. In no event may an Indemnitee subject any other stockholders of the Corporation to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(g) To the fullest extent permitted by law, an Indemnitee shall not be denied indemnification in whole or in part under this Section 15.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(h) The provisions of this Section 15.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 15.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnitee under and in accordance with the provisions of this Section 15.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 15.01 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

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(k) This Section 15.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 15.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, to the extent and in the manner permitted by law, no Indemnitee shall be liable to the Corporation, the stockholders of the Corporation or any other Persons who have acquired interests in stock of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct. The Corporation, the stockholders of the Corporation and any other Person who acquires an interest in a share of stock of the Corporation, each on their own behalf and on behalf of the Corporation, waives, to the fullest extent permitted by law, any and all rights to seek punitive damages or damages based upon any federal, state or other income (or similar) taxes paid or payable by any such stockholder or other Person.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Corporation, the stockholders of the Corporation, the Record Holders or any Person who acquires an interest in a share of stock of the Corporation, any Indemnitee acting in connection with the Corporation’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Corporation, to any stockholder of the Corporation, to any Record Holder or to any other Person who acquires an interest in a share of stock of the Corporation for such Indemnitee’s reliance on the provisions of this Certificate of Incorporation.

(c) Any amendment, modification or repeal of this Section 15.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 15.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(d) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(e) To the fullest extent permitted by law, (i) any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and (ii) any Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and, to the fullest extent permitted by law, any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that such Indemnitee believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

ARTICLE XVI

MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section 16.01 Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors or (ii) stockholders of the Corporation representing 50% or more of the voting power of the Outstanding stock of the Corporation of the class or classes for which a meeting is proposed. Such stockholders of the Corporation shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing stockholders wish to call a special meeting and indicating the purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from stockholders or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL.

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Except as otherwise required by applicable law, a special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

Section 16.02 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new Record Date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the Record Date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the Record Date so fixed for notice of such adjourned meeting.

Section 16.03 Quorum. Except as otherwise expressly provided in this Certificate of Incorporation, the stockholders of the Corporation holding a majority of the voting power of the Outstanding stock of the class, classes or series entitled to vote at a meeting represented in person or by proxy shall constitute a quorum at a meeting of stockholders of such class, classes or series unless any such action by the stockholders of the Corporation requires approval by stockholders holding a greater percentage of the voting power of such stock, in which case the quorum shall be such greater percentage. At any meeting of the stockholders of the Corporation duly called and held in accordance with this Certificate of Incorporation at which a quorum is present, the act of stockholders of the class, classes or series for which a meeting has been called holding a majority of the votes cast of such class, classes or series shall be deemed to constitute the act of all stockholders, unless a greater or different percentage is required with respect to such action under this Certificate of Incorporation or applicable law, in which case the act of the stockholders holding Outstanding stock of such class, classes or series that in the aggregate represents at least such greater or lesser percentage of the voting power shall be required. The stockholders of the class, classes or series for which a meeting has been called present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding stock of such class, classes or series of the Corporation specified in this Certificate of Incorporation or the DGCL. In the absence of a quorum any meeting of stockholders may be adjourned from time to time by the affirmative vote of stockholders of the class, classes or series for which a meeting has been called holding at least a majority of the voting power of the Outstanding stock of such class, classes or series of the Corporation present and entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 16.02.

Section 16.04 Conduct of a Meeting. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the stockholders of the Corporation or solicitation of stockholder action by written consent in lieu of a meeting, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 16.01, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting, who, to the fullest extent permitted by law, shall, among other things, be entitled to exercise the powers of the Board of Directors set forth in this Section 16.04, and the Board of Directors shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Corporation. The Board of Directors may make such other regulations consistent with applicable law and this Certificate of Incorporation as it may deem necessary or advisable concerning the conduct of any meeting of the stockholders or solicitation of stockholder action by written consent in lieu of a meeting, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of ballots, proxies and written consents. Unless the Bylaws provide otherwise, elections of directors need not be by written ballot.

Section 16.05 Action Without a Meeting. Except as otherwise provided in this Certificate of Incorporation, including any certificate of designation relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders may only be taken at a meeting of stockholders and may not be taken by written consent. Notwithstanding the foregoing, if consented to by the Board of Directors in writing or by electronic transmission, any action that may be taken at a meeting of the stockholders may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing or by electronic transmission by stockholders owning not less than the minimum percentage of the voting power of the Outstanding stock of the Corporation that would be necessary to authorize or take such action at a meeting at which all the stockholders entitled to vote were present and voted and such consent or consents are delivered in the manner contemplated by Section 228 of the DGCL (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the stock of the Corporation or a class thereof are listed for trading, in which case the rule, regulation, guideline or

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requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the stockholders of the Corporation entitled thereto pursuant to the DGCL.

Section 16.06 Record Date. For purposes of determining the stockholders of the Corporation entitled to notice of or to vote at a meeting of the stockholders of the Corporation, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the shares of stock of the Corporation are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern, subject to the requirements of the DGCL). For purposes of determining the stockholders of the Corporation entitled to consent to corporate action in writing without a meeting, the Board of Directors may set a Record Date, which date shall not be more than 10 days after the date upon which the resolutions of the Board of Directors fixing the Record Date is adopted. If no Record Date is fixed by the Board of Directors, then (i) the Record Date for determining stockholders of the Corporation entitled to notice of or to vote at a meeting of stockholders of the Corporation shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (ii) the Record Date for determining the stockholders of the Corporation entitled to consent to corporate action in writing without a meeting shall be (x) when no prior action by the Board of Directors is required by the DGCL, the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with the DGCL, or (y) when prior action by the Board of Directors is required by the DGCL, the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. A determination of stockholders of the Corporation of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new Record Date for the adjourned meeting.

Section 16.07 Voting and Other Rights. Subject to any certificate of designation with respect to any series of Preferred Stock relating to Preferred Stock Directors, only those Record Holders of Outstanding stock entitled to vote at any meeting of stockholders on the Record Date set pursuant to Section 16.06 (and also subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 10.01(g)) shall be entitled to notice of, and to vote at, a meeting of stockholders or to act with respect to matters as to which the holders of the applicable class, classes or series of Outstanding stock have the right to vote or to act. All references in this Certificate of Incorporation to votes of, or other acts that may be taken by, the holders of Outstanding stock shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding stock.

ARTICLE XVII

BOOKS, RECORDS, ACCOUNTING

Section 17.01 Records and Accounting. The Corporation shall keep or cause to be kept at the principal office of the Corporation or any other place designated by the Board of Directors appropriate books and records with respect to the Corporation’s business. Any books and records maintained by or on behalf of the Corporation in the regular course of its business, including the record of the Record Holders of stock of the Corporation and holders of options, rights, warrants or appreciation rights relating to stock of the Corporation, books of account and records of Corporation proceedings, may be kept on, or by means of, or be in the form of, any information storage device, method, or 1 or more electronic networks or databases (including 1 or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The books of the Corporation shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

ARTICLE XVIII

NOTICE AND WAIVER OF NOTICE

Section 18.01 Notice.

(a) Any notice, demand, request, report, document or proxy materials required or permitted to be given or made to a stockholder pursuant to this Certificate of Incorporation shall be in writing and shall be deemed given or made when delivered in person, when sent by first class United States mail or by other means of written communication to the stockholder at the address in Section 18.01(b), or when made in any other manner, including by press release, if permitted by applicable law.

(b) Except as otherwise provided by law, any payment, distribution or other matter to be given or made to a stockholder hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, when delivered in person or upon sending of such payment, distribution or other matter to the Record Holder of such shares of stock of the

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Corporation at his or her address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Corporation, regardless of any claim of any Person who may have an interest in such shares by reason of any assignment or otherwise.

(c) Notwithstanding the foregoing, if (i) applicable law shall permit the Corporation to give notices, demands, requests, reports, documents or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made in accordance with Section 232 of the DGCL, as applicable, or otherwise when delivered or made available via such mode of delivery.

(d) An affidavit or certificate of making of any notice, demand, request, report, document, proxy material, payment, distribution or other matter in accordance with the provisions of this Section 18.01 executed by the Corporation, the Transfer Agent, their agents or the mailing organization shall be prima facie evidence of the giving or making of such notice, demand, request, report, document, proxy material, payment, distribution or other matter. Any notice to the Corporation shall be deemed given if received in writing by the Corporation at its principal office. To the fullest extent permitted by law, the Corporation may rely and shall be protected in relying on any notice or other document from a stockholder if believed by it to be genuine.

Section 18.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such Person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such Person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE XIX

FORUM SELECTION

The Corporation, each stockholder of the Corporation, each other Person who acquires an interest in any stock of the Corporation and each other Person who is bound by this Certificate of Incorporation (collectively, the “Consenting Parties” and each a “Consenting Party”), to the fullest extent permitted by applicable law (i) irrevocably agrees that, unless the Corporation shall otherwise agree in writing, (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or (D) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware (a “Dispute”), to the fullest extent permitted by law, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Certificate of Incorporation would be difficult to calculate and that remedies at law would be inadequate and (viii) agrees that if a Dispute that would be subject to this Article XIX if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Article XIX.

CARLYLE Proxy Statement 2023	B-16

Appendix B: Amended and Restated Certificate of Incorporation
ARTICLE XX
DEFINITIONS

Section 20.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“beneficial owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act (and “beneficially own” and “beneficial ownership” shall each have a correlative meaning).

“Board of Directors” has the meaning assigned to such term in Section 4.02.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Carlyle Holdings I” means Carlyle Holdings I L.P., a Delaware limited partnership, and any successors thereto.

“Carlyle Holdings II” means Carlyle Holdings II L.P., a Québec société en commandite, and any successors thereto.

“Carlyle Holdings III” means Carlyle Holdings III L.P., a Québec société en commandite, and any successors thereto.

“Carlyle Holdings Group” means, collectively, the Carlyle Holdings Partnerships and their respective Subsidiaries.

“Carlyle Holdings Partnerships” means, collectively, Carlyle Holdings I, Carlyle Holdings II and Carlyle Holdings III and any future partnership designated by the Board of Directors in its sole discretion as a Carlyle Holdings Partnership for purposes of this Certificate of Incorporation.

“Certificate” means a certificate issued in global form in accordance with the rules and regulations of the Depositary or in such other form as may be adopted by the Board of Directors, issued by the Corporation evidencing ownership of one or more shares of stock of the Corporation or a certificate, in such form as may be adopted by the Board of Directors, issued by the Corporation evidencing ownership of one or more other classes of stock of the Corporation.

“Certificate of Incorporation” has the meaning assigned to such term in Section 4.01(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Common Unit” means a Limited Partner Interest representing a fractional part of the Limited Partner Interests of all limited partners of the Partnership and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

“Consenting Parties” has the meaning assigned to such term in Article XIX.

“Conversion” has the meaning assigned to such term in Article III.

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Appendix B: Amended and Restated Certificate of Incorporation
“Corporate Group” means the Corporation and its Subsidiaries treated as a single consolidated entity.

“Corporation” has the meaning assigned to such term in Article I.

“Depositary” means, with respect to any shares of stock issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Directors” means the members of the Board of Directors.

“Dispute” has the meaning assigned to such term in Article XIX.

“DGCL” means the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

“Dissolution Event” means an event resulting in the dissolution, liquidation or winding up of the Corporation.

“Effective Time” means 12:02 a.m. (Eastern Time) on January 1, 2020.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Fiscal Year” has the meaning assigned to such term in Article XIV.

“Former General Partner” means Carlyle Group Management L.L.C., a Delaware limited liability company, in its capacity as the former general partner of the Partnership.

“Fund”, for purposes of Section 15.01(a), has the meaning assigned to such term in Section 15.01(a).

“General Partner Interest” means the management and ownership interest of the Former General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which takes the form of General Partner Units, and includes any and all benefits to which the Former General Partner is entitled as provided in the Partnership Agreement, together with all obligations of the Former General Partner to comply with the terms and provisions of the Partnership Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any stock of the Corporation with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, stock of the Corporation.

“Group Member” means a member of the Corporate Group.

“Indemnitee” means, to the fullest extent permitted by law, (a) the Former General Partner, (b) any Person who is or was a “tax matters partner” (as defined in the Code as in effect prior to 2018) or “partnership representative” (as defined in the Code), as applicable, officer or director of the Corporation or the Former General Partner, (c) any officer or director of the Corporation or the Former General Partner who is or was serving at the request of the Corporation or the Former General Partner as an officer, director, employee, member, partner, “tax matters partner” (as defined in the Code as in effect prior to 2018) or “partnership representative” (as defined in the Code), as applicable, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee for services basis, trustee, fiduciary or custodial services, (d) any Person who controls the Former General Partner, and (e) any Person the Corporation in its sole discretion designates as an “Indemnitee” as permitted by applicable law.

“Initial Annual Meeting” means the first annual meeting of stockholders held following the Effective Time.

“Limited Partner Interest” means the ownership interest of a limited partner of the Partnership in the Partnership, which may be evidenced by Common Units, Special Voting Units, or other equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Special Voting Units and General Partner Units, or a combination thereof or interest therein, and includes any and all benefits to which such limited partner of the Partnership is entitled as provided in the Partnership Agreement.

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Appendix B: Amended and Restated Certificate of Incorporation
“Merger Agreement” has the meaning assigned to such term in Section 8.01.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Exchange Act) that the Board of Directors shall designate as a National Securities Exchange for purposes of this Certificate of Incorporation and the Bylaws.

“Opinion of Counsel” means a written opinion of counsel or, in the case of tax matters, a qualified tax adviser (who may be regular counsel or tax adviser, as the case may be, to the Corporation) acceptable to the Board of Directors in its discretion.

“Outstanding” means, with respect to stock of the Corporation, all shares of stock that are issued by the Corporation and reflected as outstanding on the Corporation’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Former General Partner or its Affiliates) beneficially owns 20% or more of any class of Outstanding stock, all such shares of stock owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of stockholders of the Corporation to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Certificate of Incorporation or the DGCL (such shares of stock shall not, however, be treated as a separate class of stock for purposes of this Certificate of Incorporation or the DGCL); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any shares of stock of any class then Outstanding directly from the Former General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any shares of stock of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any shares of any class of stock issued by the Corporation with the prior approval of the Board of Directors or the Former General Partner. The determinations of the matters described in clauses (i), (ii) and (iii) of the foregoing sentence shall be conclusively determined by the Board of Directors, which determination shall be final and binding on all stockholders of the Corporation.

“Partnership” has the meaning assigned to such term in Article III.

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 13, 2017, as amended, supplemented or restated from time to time.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Preferred Stock” has the meaning set forth in Section 4.01(a)(ii).

“Record Date” means the date and time established by the Board of Directors pursuant to this Certificate of Incorporation. The Record Date for distributions on any Preferred Stock is as set forth in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

“Record Holder” means the Person in whose name a share of stock of the Corporation is registered on the books of the Corporation or, if such books are maintained by the Transfer Agent, on the books of the Transfer Agent, in each case, to the extent applicable, as of the Record Date.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Voting Unit” means a partnership interest in the Partnership having the rights and obligations specified with respect to Special Voting Units in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination

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Appendix B: Amended and Restated Certificate of Incorporation
thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP. For the avoidance of doubt, the Carlyle Holdings Partnerships are Subsidiaries of the Corporation.
“transfer”, when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, has the meaning assigned to such term in Section 6.04(a).

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Board of Directors to act as registrar and transfer agent for the Common Stock and the Preferred Stock.

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

ARTICLE XXI

INCORPORATOR

The incorporator of the Corporation is Carlyle Group Management L.L.C., a Delaware limited liability company, whose mailing address is 1001 Pennsylvania Avenue, NW, Washington, DC 20004.

ARTICLE XXII

MISCELLANEOUS

Section 22.01 Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If a provision is held to be invalid as written, then it is the intent of the Persons bound by this Certificate of Incorporation that the court making such a determination interpret such provision as having been modified to the least extent possible to find it to be binding, it being the objective of the Persons bound by this Certificate of Incorporation to give the fullest effect possible to the intent of the words of this Certificate of Incorporation.

Section 22.02 Construction; Section Headings. For purposes of this Certificate of Incorporation, unless the context requires otherwise, (a) any pronoun used in this Certificate of Incorporation shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Certificate of Incorporation; and (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Certificate of Incorporation as a whole and not to any particular provision of this Certificate of Incorporation. The headings contained in this Certificate of Incorporation are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Certificate of Incorporation.

****

This Certificate of Incorporation shall become effective at 12:02 a.m. (Eastern Time) on ~~January 1~~[●], ~~2020~~2023.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is its act and deed on this ~~31st~~[●] day of ~~December~~[●] ~~2020~~2023.

~~CARLYLE GROUP MANAGEMENT~~
~~L.L.C.~~THE CARLYLE GROUP INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

CARLYLE Proxy Statement 2023	B-20

(as amended through ~~June 1, 2021~~May 30, 2023)
1.    Purpose of the Plan
The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (as amended through ~~June 1, 2021~~May 30. 2023) (the “Plan”) is designed to promote the long term financial interests and growth of The Carlyle Group Inc., a Delaware corporation and its Affiliates by (i) attracting and retaining senior professionals, employees, consultants, directors, members, partners and other service providers of the Company or any of its Affiliates and (ii) aligning the interests of such individuals with those of the Company and its Affiliates by providing them with equity-based awards based on the Company’s shares of common stock, par value $0.01 per share (the “Shares”).
2.    Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)    Administrator: The Compensation Committee of the Board, or a subcommittee thereof, or, if the Board shall so determine, the Board or other such committee thereof, to whom authority to administer the Plan has been delegated pursuant to Section 4 of the Plan.
(c)    Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(d)    Award: Individually or collectively, any Option, Share Appreciation Right, or Other Share-Based Awards based on or relating to the Shares issuable under the Plan.
(e)    Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(f)    Board: The board of directors of the Company.
(g)    Change in Control: (i) The occurrence of any Person, other than an Affiliate of the Company, becoming the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Act), directly or indirectly, of 50% or more of the total voting power of Shares, including by way of merger, consolidation or otherwise; or (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the directors serving on the Board. For purposes of this definition, “Continuing Director” means any member of the Board (a) serving on the Board at the beginning of the relevant period of two consecutive years referred to in the immediately preceding sentence, (b) appointed or elected to the Board by the members of the Board or (c) whose appointment or election to the Board by such Board, or nomination for election to the Board by the Company’s shareholders, was approved by a majority of the directors of the Board then still serving at the time of such approval who were so serving at the beginning of the

C-1	CARLYLE Proxy Statement 2023

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
relevant period of two consecutive years, were so appointed or elected by the members of the Board or whose appointment or election or nomination for election was so approved.
(h)    Code: The U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.
(i)    Company: The Carlyle Group Inc., a Delaware corporation, and any successor corporation thereto.
(j)    Disability: The term “Disability” shall have the meaning as provided under Section 409A(a)(2)(C)(i) of the Code. Notwithstanding the foregoing or any other provision of this Plan, the definition of Disability (or any analogous term) in an Award agreement shall supersede the foregoing definition; provided, however, that if no definition of Disability or any analogous term is set forth in such agreement, the foregoing definition shall apply.
(k)    Effective Date: May 2, 2012.
(l)    Fair Market Value: Of a Share on any given date means (i) the closing sale price per Share as quoted on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Shares are not listed for trading on Nasdaq, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Act on which the Shares are listed, (iii) if the Shares are not so listed on a national securities exchange, the last quoted bid price for the Shares on that date in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or (iv) if the Shares are not so quoted by OTC Markets Group Inc. or a similar organization, the average of the mid-point of the last bid and ask prices for the Shares on that date from a nationally recognized independent investment banking firm selected by the Administrator for this purpose.
(m)    Minimum Vesting Condition: The requirement, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first anniversary of the grant date for such Award (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change in Control or (ii) as a result of a Participant’s death or Disability; provided, that such Minimum Vesting Condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the Absolute Share Limit, as defined in Section 3.
(~~m~~n)    Option: A nonqualified option to purchase Shares granted pursuant to Section 6 of the Plan.
(~~n~~o)    Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.
(~~o~~p)    Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.
(~~p~~q)    Participant: A senior professional, employee, consultant, director, member, partner or other service provider of the Company or of any of its Affiliates who is selected by the Administrator to participate in the Plan.
(~~q~~r)    Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
(~~r~~s)    Plan: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan.
(~~s~~t)    Services: Shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, member or partner, if the Participant is consultant to, or partner of, the Company or of any of its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board; provided, however, that with respect to any Award subject to Section 409A of the Code, a Participant’s termination of Services shall be deemed to occur upon the date of the Participant’s separation from service within the meaning of Section 409A of the Code.
(~~t~~u)    Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.

CARLYLE Proxy Statement 2023	C-2

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
(~~u~~v)    2021 Restatement Date: ~~The~~ June 1, 2021 ~~effective date of the Plan’s amendment and restatement~~.
3.    Shares Subject to the Plan
(a)    Subject to Section 9 of the Plan, the total number of Shares which may be issued pursuant to Awards granted under the Plan on or after the 2021 Restatement Date shall be ~~16,000,000~~39,800,000 (the “Absolute Share Limit”). The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or payment of cash upon the exercise, vesting or settlement of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Share Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Share Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Share Appreciation Right. No Shares will be added back to the Share reserve under the Plan with respect to exercised Share Appreciation Rights granted under the Plan (regardless of whether the Share Appreciation Rights are cash settled or stock settled). Additionally, no Shares will be added back to the Share reserve under the Plan in the event that (i) a portion of the Shares covered by an Option are tendered to the Company or “net settled” to cover payment of the Option exercise price or (ii) the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise.
(b)    In the event that any Awards under the Plan (regardless of whether granted prior to, on or after the 2021 Restatement Date) terminate or lapse for any reason (in whole or in part), including, without limitation, due to failure to achieve performance-vesting or service-vesting criteria, on or after the 2021 Restatement Date without payment of consideration, the number of Shares subject to such terminated or lapsed portion of Awards shall be available for future Award grants under the Plan.
(c)    The maximum number of Shares subject to Awards granted during a calendar year to any non-employee director serving on the Board, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
4.    Administration
(a)    The Plan shall be administered by the Administrator. The Administrator may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or of any Affiliate of the Company; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. Awards may, in the discretion of the Administrator, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, any Affiliate of the Company or any entity acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.
(b)    The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
(c)    The Administrator shall have the full power and authority to establish the terms and conditions of any Award subject to the Minimum Vesting Condition and consistent with the provisions of the Plan. The Administrator shall also be authorized ~~and~~ to waive any such terms and conditions applicable to an Award at any time (including, without limitation, accelerating or waiving any vesting conditions).

C-3	CARLYLE Proxy Statement 2023

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
(d)    The Administrator may require payment of any amount it may determine to be necessary to withhold for U.S. federal, state, local, foreign or other taxes or social insurance contributions as a result of the exercise, grant or vesting of an Award (or such other taxable that may be applicable). In connection therewith, the Company or any Affiliate shall have the right to withhold from any compensation or other amount owing to the Participant, applicable withholding taxes or social insurance contributions with respect to any issuance or transfer under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes or social insurance contributions. Additionally, the Administrator may permit or require a Participant to publicly sell, in a manner prescribed by the Administrator, a sufficient number of Shares in connection with the settlement of an Award (with a remittance of the sale proceeds to the Company) to cover applicable tax withholdings or social insurance contributions.
5.    Limitations
No Award may be granted under the Plan after ~~June 1, 2031~~May 30. 2033, but Awards theretofore granted may extend beyond that date.
6.    Terms and Conditions of Options
Options granted under the Plan shall be non‑qualified options for U.S. federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Administrator shall determine:
(a)    Option Price. The Option Price per Share shall be determined by the Administrator; provided that the Option Price per Share shall not be less than the Fair Market Value of a Share on the applicable date the Option is granted unless the Participant is not subject to Section 409A of the Code or the Option is otherwise designed to be compliant with Section 409A of the Code.
(b)    Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Administrator, but in no event shall an Option be exercisable more than ten years after the date it is granted.
(c)    Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the relevant clauses in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, and in the manner designated by the Administrator, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Administrator, (iii) partly in cash and partly in such Shares, (iv) if the Option relates to Shares and if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased, or (v) to the extent permitted by the Administrator, through net settlement in Shares. No Participant shall have any rights to dividends, dividend equivalents or distributions or other rights of a holder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.
(d)    Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

CARLYLE Proxy Statement 2023	C-4

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
(e)    Service Recipient Stock. No Option may be granted to a Participant subject to Section 409A of the Code unless (i) the Shares constitute “service recipient stock” with respect to such Participant (as defined in Section 1.409A-1(b)(5)(iii)) or (ii) the Option is otherwise designed to be compliant with Section 409A of the Code.
(f)    Repricing of Options. Notwithstanding any other provisions under the Plan, no action shall be taken under the Plan without shareholder approval to (i) lower the exercise prices of any Options after they are granted, (ii) exchange Options for Options with lower exercise prices or cancel an Option when the Option Price exceeds the Fair Market Value in exchange for cash or other Awards (other than pursuant to Section 9 hereof) or (iii) take any other action that is treated as a “repricing” of stock options under generally accepted accounting principles.
7.    Terms and Conditions of Share Appreciation Rights
(a)    Grants. The Administrator may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Administrator may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).
(b)    Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Administrator; provided, however, that (y) the exercise price per Share shall not be less than the Fair Market Value of a Share on the applicable date the Share Appreciation Right is granted unless the Participant is not subject to Section 409A of the Code or the Share Appreciation Right is otherwise designed to be compliant with Section 409A of the Code and (z) in the case of a Share Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Administrator. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. The Administrator, in its sole discretion, may determine that no fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends, dividend equivalents or distributions or other rights of a holder with respect to Shares subject to a Share Appreciation Right until the Participant has been issued Shares in settlement of such Share Appreciation Rights and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.
(c)    Limitations. The Administrator may impose, in its discretion, such conditions upon the exercisability of Share Appreciation Rights as it may deem fit, but in no event shall a Share Appreciation Right be exercisable more than ten years after the date it is granted.
(d)    Service Recipient Stock. No Share Appreciation Right may be granted to a Participant subject to Section 409A of the Code unless (i) the Shares constitute “service recipient stock” with respect to such Participant (as defined in Section 1.409A-1(b)(5)(iii)) or (ii) the Share Appreciation Right is otherwise designed to be compliant with Section 409A of the Code.
(e)    Repricing of Share Appreciation Rights. Notwithstanding any other provisions under the Plan, no action shall be taken under the Plan without shareholder approval to (i) lower the exercise prices of any Share Appreciation Rights after they are granted, (ii) exchange Share Appreciation Rights

C-5	CARLYLE Proxy Statement 2023

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
for Share Appreciation Rights with lower exercise prices or cancel a Share Appreciation Right when the exercise price exceeds the Fair Market Value in exchange for cash or other Awards (other than pursuant to Section 9 hereof) or (iii) take any other action that is treated as a “repricing” of Share Appreciation Rights under generally accepted accounting principles.
8.    Other Share-Based Awards
The Administrator, in its sole discretion, may grant or sell Awards of Shares, restricted Shares, deferred restricted Shares, phantom restricted Shares or other share-based awards based in whole or in part on the Fair Market Value of the Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Administrator shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Administrator shall determine to whom and when Other Share-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, any vesting provisions thereof). To the extent that any dividends or dividend equivalent payments may be paid with respect to any Other Share-Based Award, no such dividend or dividend equivalent payments will be made unless and until the corresponding portion of the underlying Other Share-Based Award becomes earned and vested in accordance with its terms.
9.    Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)    Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share distribution or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to holders of Shares other than regular cash distributions or any transaction similar to the foregoing, the Administrator shall make an equitable substitution or adjustment (subject to Section 17 of the Plan) as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or exercise price of any Option or Share Appreciation Right and/or (iii) any other affected terms of such Awards, in each case, to the extent determined by the Administrator to be necessary to preserve (and not to enlarge) Participants’ rights with respect to Awards outstanding under the Plan; provided, however, that the manner and form of any such equitable adjustments shall be determined by the Administrator in its sole discretion and without liability to any person.
(b)    Change in Control. In the event of a Change in Control after the Effective Date, the Administrator may (subject to Section 17 of the Plan), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (ii) cancel such Awards for fair value (as determined in the sole discretion of the Administrator) which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Share Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights) over the aggregate exercise price of such Options or Share Appreciation Rights, (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion or (iv) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect. The provisions of this Section 9(b) shall not limit a Participant’s rights, if any, to accelerated vesting of an Award upon a Change in Control to the extent provided under the terms of any applicable Award agreement.

CARLYLE Proxy Statement 2023	C-6

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
10.    No Right to Continued Service, Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Services of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Services of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
11.    Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
12.    Non-transferability of Awards
Unless otherwise determined or approved by the Administrator, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the applicable laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
13.    Amendments or Termination
The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Administrator may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants). No amendments shall be made to Sections 6(f) or 7(e) of the Plan (regarding repricing of Options or Share Appreciation Rights) without shareholder approval.
Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related U.S. Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.
14.    International Participants
With respect to Participants who reside or work outside the United States of America, the Administrator may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants (or establish a sub-plan operating under the Plan) in order to permit or facilitate participation in the Plan, to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.
15.    Choice of Law
The Plan shall be governed by and construed in accordance with the law of the State of New York, without regard to its conflict of law provisions.

C-7	CARLYLE Proxy Statement 2023

Appendix C: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
16.    Effectiveness of the Plan
The Plan shall be effective as of the Effective Date.
17.    Section 409A
To the extent applicable, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Plan and Award agreement from the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of Services. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Administrator nor any employee, director or representative of the Company or of any of its Affiliates shall have any liability to Participants with respect to this Section 17.
18.    Fractional Shares
Notwithstanding other provisions of the Plan or any Award agreements thereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to the Plan or any Award and the Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.

CARLYLE Proxy Statement 2023	C-8

CARLYLE

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 29, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V02053-P89198

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CARLYLE GROUP INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William E. Conway, Jr.
02) Lawton W. Fitt
03) Mark S. Ordan
04) Anthony Welters

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for The Carlyle Group Inc.
2023 Annual Meeting of Shareholders:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V02054-P89198

THE CARLYLE GROUP INC.
Annual Meeting of Shareholders
May 30, 2023 9:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder of The Carlyle Group Inc. (the "Company") acknowledges receipt of the Notice of the 2023 Annual Meeting of Shareholders of the Company and the Proxy Statement and hereby appoints: Harvey Schwartz, Curt Buser, and Jeffrey Ferguson and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the 2023 Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/CG2023 on May 30, 2023 at 9:00 a.m. EDT, and at any postponements or adjournments thereof, as indicated on this proxy (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, AND THE PROPOSALS (SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD) HAVE BEEN APPROVED BY THE BOARD OF DIRECTORS AND RECOMMENDED FOR APPROVAL BY THE SHAREHOLDERS.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS MADE IN REGARD TO A PROPOSAL INCLUDED IN THE PROXY STATEMENT, SUCH VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE ELECTION OF ALL THE NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE REFER TO THE COMPANY'S PROXY STATEMENT FOR A DISCUSSION OF EACH PROPOSAL.